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EXHIBIT 4.2

CREDIT AGREEMENT

Dated as of October 3, 2001

among

PLUM CREEK TIMBERLANDS, L.P.,

BANK OF AMERICA, N.A.,
as Administrative Agent,

FIRST UNION NATIONAL BANK

and

THE BANK OF TOKYO-MITSUBISHI, LTD.,
PORTLAND BRANCH,
as Syndication Agents,

SUNTRUST BANK,

SCOTIABANC INC.,

and

NORTHWEST FARM CREDIT SERVICES, PCA,
as Documentation Agents,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY
HERETO

BANC OF AMERICA SECURITIES LLC

and

FIRST UNION SECURITIES, INC.,
as Arrangers

i

ARTICLE IV Taxes, Yield Protection And Illegality		49
4.1	Taxes	49
4.2	Illegality	52
4.3	Increased Costs and Reduction of Return	52
4.4	Funding Losses	53
4.5	Inability to Determine Rates	53
4.6	Certificate of Bank	54
4.7	Survival	54
ARTICLE V Conditions Precedent		54
5.1	Conditions of Initial Credit Extensions	54
5.2	Conditions to All Credit Extensions	58
ARTICLE VI Representations And Warranties		59
6.1	Corporate Existence and Power	59
6.2	Authorization; No Contravention	59
6.3	Governmental and Third Party Authorization	60
6.4	Binding Effect	60
6.5	Litigation	60
6.6	No Default	60
6.7	ERISA Compliance	60
6.8	Use of Proceeds; Margin Regulations	62
6.9	Title to Properties	62
6.10	Taxes	62
6.11	Financial Condition	62
6.12	Environmental Matters	63
6.13	Regulated Entities	63
6.14	No Burdensome Restrictions	63
6.15	Solvency	63
6.16	Labor Relations	64
6.17	Copyrights, Patents, Trademarks and Licenses, Etc.	64
6.18	Subsidiaries	64
6.19	Partnership Interest	64
6.20	Insurance	64
6.21	Full Disclosure	64
6.22	Acquisition Documents	65

6.23	Changes, etc.	65
6.24	Tax Matters Agreement; Tax Opinion Insurance Policy	65
ARTICLE VII Affirmative Covenants		65
7.1	Financial Statements	66
7.2	Certificates; Other Information	67
7.3	Notices	67
7.4	Preservation of Partnership Existence, Etc.	69
7.5	Maintenance of Property	69
7.6	Insurance	69
7.7	Payment of Obligations	70
7.8	Compliance with Laws	70
7.9	Inspection of Property and Books and Records	70
7.10	Environmental Laws	70
7.11	Use of Proceeds	70
7.12	Solvency	71
7.13	Notices and Information Relating to Specified Tax Liabilities and Tax Claims	71
ARTICLE VIII Negative Covenants		71
8.1	Limitation on Liens	71
8.2	Merger; Disposition of Assets	73
8.3	Harvesting Restrictions	74
8.4	Loans and Investments	75
8.5	Limitation on Indebtedness	76
8.6	Transactions with Affiliates	78
8.7	Use of Proceeds	78
8.8	Sale of Stock and Indebtedness of Subsidiaries	79
8.9	Certain Contracts	79
8.10	Joint Ventures	80
8.11	Compliance with ERISA	80
8.12	Sale and Leaseback	80
8.13	Restricted Payments	81
8.14	Change in Business	81
8.15	Issuance of Stock by Subsidiaries	82
8.16	Amendments	82
8.17	Available Cash	82

8.18	Interest Coverage Ratio	82
8.19	Maximum Leverage Ratio	83
8.20	Tax Matters Agreement	83
ARTICLE IX Events Of Default		83
9.1	Event of Default	83
9.2	Remedies	86
9.3	Rights Not Exclusive	86
ARTICLE X The Administrative Agent		86
10.1	Appointment and Authorization	86
10.2	Delegation of Duties	87
10.3	Liability of Administrative Agent	87
10.4	Reliance by Administrative Agent	87
10.5	Notice of Default	88
10.6	Credit Decision	88
10.7	Indemnification of Administrative Agent	89
10.8	Each Agent in Individual Capacity	90
10.9	Successor Administrative Agent	90
10.10	Syndication Agents, Documentation Agents and Arrangers	91
ARTICLE XI Miscellaneous		91
11.1	Amendments and Waivers	91
11.2	Notices	92
11.3	No Waiver; Cumulative Remedies	92
11.4	Costs and Expenses	93
11.5	Indemnity	93
11.6	Marshalling; Payments Set Aside	94
11.7	Successors and Assigns	94
11.8	Assignments, Participations, Etc.	94
11.9	Confidentiality	97
11.10	Set-off	97
11.11	Automatic Debits of Fees	98
11.12	Notification of Addresses, Lending Offices, Etc.	98
11.13	Counterparts	98
11.14	Severability	98
11.15	No Third Parties Benefited	98

11.16	Survival of Representations and Warranties	98
11.17	Governing Law and Jurisdiction	99
11.18	Service of Process	99
11.19	Waiver of Jury Trial	99
11.20	Entire Agreement	99

v

TABLE OF SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1—Corporate Investment Policy

Schedule 1.2—Existing Letters of Credit

Schedule 2.1—Commitments

Schedule 6.7—Plans

Schedule 6.12—Environmental Matters

Schedule 6.18—Subsidiaries

Schedule 6.23—Changes, Etc.

Schedule 8.1—Permitted Liens

Schedule 8.4—Permitted Investments

Schedule 11.2—Addresses for Notices

Exhibits

Exhibit A—Notice of Borrowing

Exhibit B—Notice of Conversion/Continuation

Exhibit C—Legal Opinion of Counsel for the Company

Exhibit D—Compliance Certificate

Exhibit E—Form of Cash Collateral Account Agreement

Exhibit F—Form of Assignment and Assumption Agreement

Exhibit G—Form of Term Credit Promissory Note

Exhibit H—Form of Revolving Credit Promissory Note

Exhibit I—Form of Conditions Precedent Letter from Purchasers of 2001 Notes

CREDIT AGREEMENT

    This Credit Agreement is dated as of October 3, 2001, and entered into among PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), FIRST UNION NATIONAL BANK and THE BANK OF TOKYO-MITSUBISHI, LTD., PORTLAND BRANCH, as syndication agents for the Banks (collectively, the "Syndication Agents"; individually, a "Syndication Agent"), SUNTRUST BANK, SCOTIABANC INC. AND NORTHWEST FARM CREDIT SERVICES, PCA, as documentation agents for the Banks (collectively, the "Documentation Agents"; individually, a "Documentation Agent"), and BANK OF AMERICA, N.A., as a letter of credit issuing bank, as a swingline bank, and as administrative agent for the Banks.

    WHEREAS, the Banks have agreed to make available to the Company a revolving credit facility with a letter of credit subfacility and a swingline loan subfacility, and a term credit facility, all of the foregoing upon the terms and conditions set forth in this Agreement;

    NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

    1.1 Defined Terms

    In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

    "Acquisition Documents" means, collectively, the Separation Documents, the Merger Documents, the Asset Transfer Documents, the Tax Matters Agreement, and the Tax Opinion Insurance Policy.

    "Acquisition Transactions" means, collectively, the Redemption Transaction, the Separation Transaction, the Merger and the Asset Transfer Transaction.

    "Administrative Agent" means BofA in its capacity as administrative agent for the Banks hereunder, and any successor administrative agent.

    "Administrative Agent's Payment Office" means the address for payments set forth on Schedule 11.2 in relation to the Administrative Agent or such other address as the Administrative Agent may from time to time specify to the Company and the Banks in accordance with Section 11.2.

    "Administrative Agent-Related Persons" means BofA, BofA Securities, and any successor administrative agent arising under Section 10.9 and any successor to BofA as letter of credit issuing bank or swingline bank hereunder, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

    "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of 5% or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, no Bank shall be deemed an "Affiliate" of the Company or of any Subsidiary of the Company.

    "Aggregate Commitment Percentage" means, at any time, with respect to each Bank, the percentage (carried out to the ninth decimal place) equivalent of (a) an amount equal to the sum of (i) the aggregate amount of such Bank's Revolving Credit Commitment at such time (or, if such Bank's

Revolving Credit Commitment shall have terminated, the aggregate Effective Amount of such Bank's Revolving Loans at such time) plus (ii) the aggregate amount of such Bank's Term Credit Commitment at such time (or, if such Bank's Term Credit Commitment shall have terminated, the aggregate Effective Amount of such Bank's Term Loans at such time) divided by (b) the Aggregate Commitments.

    "Aggregate Commitments" means, at any time, an amount equal to the sum of (a) the Aggregate Revolving Credit Commitment in effect at such time (or, if the Aggregate Revolving Credit Commitment shall have terminated, the aggregate Effective Amount of the Revolving Loans at such time) plus (b) the Aggregate Term Credit Commitment in effect at such time (or, if the Aggregate Term Credit Commitment shall have terminated, the aggregate Effective Amount of the Term Loans at such time).

    "Aggregate Revolving Credit Commitment" means the combined Revolving Credit Commitments of the Revolving Credit Banks, in the initial amount of six hundred million Dollars ($600,000,000), as such amount may be terminated or reduced from time to time pursuant to this Agreement.

    "Aggregate Term Credit Commitment" means the combined Term Credit Commitments of the Term Credit Banks, in the amount of one hundred million Dollars ($100,000,000), as such amount shall be terminated pursuant to this Agreement.

    "Agreement" means this Credit Agreement, as amended from time to time in accordance with the terms hereof.

    "Applicable Margin" means, in respect of all Loans outstanding on any date (A) for the period from the Closing Date through March 31, 2002, 1.175% for Eurodollar Rate Loans and 0.1750% for Base Rate Loans, and (B) from April 1, 2002, the percentage specified below opposite the Pricing Leverage Ratio (which ratio shall be calculated on a four quarter rolling basis for the relevant fiscal quarter) calculated for the periods described below.

PRICING LEVERAGE RATIO AT END OF FISCAL QUARTER	APPLICABLE MARGIN
	Eurodollar Rate	Base Rate
Greater than or equal to 3.75	1.3500%	0.3500%
Less than 3.75 but greater than or equal to 3.00	1.1750%	0.1750%
Less than 3.00 but greater than or equal to 2.50	1.0000%	0.0000%
Less than 2.50 but greater than or equal to 2.00	0.8000%	0.0000%
Less than 2.00	0.6000%	0.0000%

    The Applicable Margin for each fiscal quarter commencing on and after April 1, 2002 shall be calculated in reliance on the financial reports delivered pursuant to subsections 7.1(a) and 7.1(c) and the certificate delivered pursuant to subsection 7.2(b) with respect to the fiscal quarter ending one fiscal quarter before the fiscal quarter in question (e.g., June 30 financials determine the Applicable Margin for the fiscal quarter beginning October 1). If the Company fails to deliver such financial reports and certificate to the Administrative Agent for any fiscal quarter by the beginning of the second succeeding fiscal quarter (e.g., by October 1 for the fiscal quarter ending June 30), then the Applicable Margin for the following fiscal quarter (e.g., October 1 through December 31) shall equal the next higher Applicable Margin as set forth in the chart above immediately above the previously effective Applicable Margin; thus, for example, if the Applicable Margin had previously been 1.0000% for Eurodollar Rate Loans and 0.0000% for Base Rate Loans, a failure to deliver quarterly financials by the first day of the next fiscal quarter would cause the Applicable Margin to be 1.1750% and 0.1750%, respectively, for the duration of that quarter. In addition, if such financial reports and certificate when delivered indicate that the Applicable Margin for such period should have been higher than the Applicable Margin provided for in the previous sentence, then the Company shall pay on the date of delivery of such financial reports and certificate an amount equal to the positive difference, if any, between the interest that the Company should have paid hereunder had the financial reports and certificate been delivered on a timely basis over what the Company actually paid. The Applicable Margin shall be adjusted automatically as to all Loans then outstanding (without regard to the timing of Interest Periods) as of the effective date of any change in the Applicable Margin.

    "Approved Fund" has the meaning specified in Section 11.8(g).

    "Arrangers" means, collectively, Banc of America Securities LLC, and First Union Securities, Inc.; and individually, an "Arranger".

    "Assessment Rate" has the meaning specified in Section 4.3(a).

    "Asset Transfer Date" means the date on which the Asset Transfer Transaction shall have been fully consummated in accordance with the Asset Transfer Documents.

    "Asset Transfer Documents" means, collectively, the REIT Contribution Agreements and the Real Property Deeds.

    "Asset Transfer Transaction" means the transfer by the REIT to the Company (or, in the case of certain Spinco Assets constituting real property, to a Restricted Subsidiary) of all the REIT's right, title and interest in and to the Spinco Assets as specified in, and in accordance with, the applicable REIT Contribution Agreements.

    "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit F.

    "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

    "Available Cash" means, with respect to any calendar quarter, (i) the sum of:

      (a) the Company's net income (or net loss) (excluding gain on the sale of any Capital Asset) for such quarter,

      (b) the amount of depletion, depreciation, amortization and other noncash charges utilized in determining net income of the Company for such quarter,

      (c) the amount of any reduction in reserves of the Company of the types referred to in clause (ii)(d) below,

      (d) proceeds received by the Company from the sale of Designated Acres,

      (e) any Cash from Capital Transactions received by the Company during such quarter in specific contemplation that such Cash from Capital Transactions will be used to refund or refinance any payment of Indebtedness of the type specified in clause (ii)(a) below which was made in either of the two immediately preceding quarters, and

      (f)  with respect to the fiscal quarter ending September 30, 2001 only, $140,000,000;

less (ii) the sum of:

      (a) all payments of principal on Indebtedness made by the Company in such quarter (excluding any payments of principal on Indebtedness made with Cash from Capital Transactions received by the Company during such quarter or, to the extent such Cash from Capital Transactions remains available, received by the Company during the four immediately preceding quarters),

      (b) capital expenditures made by the Company during such quarter (excluding any capital expenditures for such quarter made with Cash from Capital Transactions received by the Company during such quarter or, to the extent such Cash from Capital Transactions remains available, received by the Company during the four immediately preceding quarters, and capital expenditures which the General Partner reasonably anticipates will be financed with Cash from Capital Transactions within 90 days from the end of such quarter),

      (c) the amount of any capital expenditures made by the Company in a prior quarter which was anticipated would be financed from Cash from Capital Transactions but which have not been financed from such source within 90 days from the end of such quarter,

      (d) the amount of any reserves of the Company established during such quarter which are necessary or appropriate (1) to provide funds for the future payment of items of the types specified in clauses (ii)(a) and (ii)(b) above, (2) to provide additional working capital, (3) to provide funds for cash distributions with respect to any one or more of the next four quarters, or (4) to provide funds for the future payment of interest in an amount equal to the interest to be accrued in the next quarter,

      (e) the amount of any noncash items of income utilized in determining net income of the Company for such quarter,

      (f)  the amount of any Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) made by the Company during such quarter pursuant to subsections 8.4(a), (h) or (i) (or in the case of any Subsidiary, Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) of similar type) to the extent not included in capital expenditures or payments on principal on Indebtedness made by the Company during such quarter (excluding (A) any such Investments for such quarter made with Cash from Capital Transactions received by the Company during such quarter or, to the extent such Cash from Capital Transactions remains available, received by the Company during the four immediately preceding quarters, and Investments which the General Partner reasonably anticipates will be financed with Cash from Capital Transactions within 90 days from the end of such quarter and (B) the Investments made pursuant to the Merger-Related Contributions), and

      (g) the amount of any Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) made by the Company in a prior quarter pursuant to subsections 8.4(a), (h) or (i) (or in the case of any Subsidiary, Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) of similar type) to the extent not included in capital expenditures made by the Company during such quarter which was anticipated would be financed from Cash from Capital Transactions but which have not been financed from such source within 90 days from the end of such quarter, other than any Investments made pursuant to the Merger-Related Contributions.

    Notwithstanding the foregoing, "Available Cash" shall not take into account any reductions in reserves or disbursements made or reserves established after commencement of the dissolution and liquidation of the Company. In determining "Available Cash," (i) all items under clauses (i)(a), (b), (c), (d), (e) and (f) above and all items under clauses (ii)(a), (b), (c), (d), (e), (f) and (g) above shall be calculated on a consolidated basis with any Subsidiary of the Company whose income is accounted for on a consolidated basis with the Company and, in accordance therewith, "Available Cash" shall include a percentage of each such item of each such Subsidiary equal to the Company's percentage ownership interest in such Subsidiary, provided, however, that the items under clauses (i)(a), (b), (c), (d), (e) and (f) above shall only be included in Available Cash to the extent that the General Partner determines such amount to be legally available for dividends or distributions to the Company by such Subsidiary;

(ii) the amount of net income and the amount of depletion, depreciation, amortization and other noncash charges utilized in determining net income shall be determined, with respect to the Company, by the General Partner in accordance with generally accepted accounting principals and, with respect to any Subsidiary, by its Board of Directors (or by such other body or person which has the ultimate management authority of such Subsidiary) in accordance with generally accepted accounting principles; (iii) the net income of any Subsidiary shall be determined on an after-tax basis; (iv) the amount of any reductions in, or additions to, reserves for purposes of clauses (i)(c) and (ii)(d) above shall be determined, with respect to the Company, by the General Partner in its reasonable good faith judgment and, with respect to any Subsidiary, by its Board of Directors (or by such other body or person which has the ultimate management authority of such Subsidiary) in its reasonable good faith judgment; and (v) any determination of whether any capital expenditures or Investments are financed, or anticipated to be financed, with Cash from Capital Transactions for purposes of clause (ii)(b) or (ii)(f) above shall be made, with respect to the Company, by the General Partner in its reasonable good faith judgment and, with respect to any Subsidiary, by its Board of Directors (or by such other body or person which has the ultimate management authority of such Subsidiary) in its reasonable good faith judgment.

    "Bank" has the meaning specified in the introductory clause hereto. References to the "Banks" shall include BofA in its capacity as the Swingline Bank and the Issuing Bank, for purposes of clarification only, to the extent that BofA may have any rights or obligations in addition to those of the Banks due to its status as the Swingline Bank or the Issuing Bank, its status as such will be specifically referenced.

    "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

    "Base Rate" means, for any day, the higher of:

      (a) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate". It is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and

      (b) 0.50% per annum above the latest Federal Funds Rate.

Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

    "Base Rate Loan" means a Loan or an L/C Advance that bears interest based on the Base Rate.

    "Base Rate Revolving Loan" mean a Revolving Loan or a L/C Advance that bears interest based on the Base Rate.

    "Board Foot" means a unit of measurement one foot square and one inch thick.

    "BofA" means Bank of America, N.A., a national banking association.

    "BofA Fee Letter" means the letter agreement dated July 30, 2001 among BofA, BofA Securities and the Company.

    "BofA Securities" means Banc of America Securities LLC.

    "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Banks, or a Swingline Loan or Loans made to the Company on the same day by the Swingline Bank, in each case pursuant to Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

    "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

    "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

    "Capital Asset" means any asset on the Company's or any Subsidiary's balance sheet, as the case may be, other than inventory, accounts receivable or any other current asset and assets disposed of in connection with normal retirements or replacements.

    "Capital Expenditure Tranche" has the meaning specified in Section 2.16.

    "Capital Expenditure Tranche Loan" means a Loan allocated by the Company to the Capital Expenditure Tranche as provided in Section 2.16.

    "Capital Lease" has the meaning specified in the definition of "Capital Lease Obligations".

    "Capital Lease Obligations" means all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease ("Capital Lease").

    "Capital Stock" means any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person other than a corporation.

    "Capital Transaction" means (i) borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Company, (ii) sales of equity interests by the REIT the proceeds of which are contributed to the Company, and (iii) sales or other voluntary or involuntary dispositions of any assets of the Company (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including receivables and accounts and (z) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Company, provided that in determining Cash from Capital Transactions, items (i), (ii) and (iii) above shall include, with respect to each Subsidiary of the Company whose income is accounted for on a consolidated basis with the Company, a percentage of each such item of such Subsidiary equal to the Company's percentage ownership interest in such Subsidiary.

    "Cash Collateral Account Agreement" means an agreement or agreements entered into between the Company and the Administrative Agent substantially in the form of Exhibit E.

    "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of (i) in the case of L/C Obligations, the Administrative Agent, the Issuing Bank and the Banks, (ii) in the case of Eurodollar Rate Loans, the Administrative Agent and the Banks, and (iii) in the case of Swingline Loans, the Administrative Agent, the Swingline Bank and the Banks, in each case as collateral for the L/C Obligations, the Loans or the Swingline Loans, as the case may be, cash or deposit account balances pursuant to a Cash Collateral Account Agreement. Derivatives of such term shall have corresponding meaning.

    "Cash from Capital Transactions" means at any date, such amounts of cash as are determined by the General Partner to be cash made available to the Company from or by reason of a Capital Transaction.

    "CERCLA" has the meaning specified in the definition of "Environmental Laws".

    "Certificates of Merger" has the meaning specified in the definition of "Merger Documents".

    "Change of Control" means, with respect to any Person, an event or series of events by which:

      (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person r its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all Capital Stock that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the Capital Stock of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a partially-diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

      (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

    "Closing Date" means the date on which all conditions precedent set forth in Section 5.1 are satisfied or waived by all Banks.

    "Code" means the Internal Revenue Code of 1986, as amended from time, and regulations promulgated thereunder.

    "Commitment" means, as to each Bank, such Bank's Revolving Credit Commitment or Term Credit Commitment, or both of them, as applicable.

    "Company's Knowledge" or "Knowledge of the Company" shall mean the actual knowledge of any person holding any of the following offices as of the date of determination: (i) President, Chief Executive Officer, any Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Vice President-Human Resources, and Environmental Engineer, and any successor to those offices, such persons being the principal persons employed by the Company ultimately responsible for environmental operations and compliance, ERISA and legal matters relating to the Company or (ii) the Treasurer or any other person having the primary responsibility for the day-to-day administration of, and dealings with the Administrative Agent and the Banks in connection with, this Agreement.

    "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

    "Controlled Group" means the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.

    "Conversion/Continuation Date" means any date on which, under Section 2.4, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

    "Credit Extension" means and includes (a) the making of any Loan hereunder, including any conversion or continuation thereof, and (b) the Issuance of any Letter of Credit hereunder.

    "Cunit" means 100 cubic feet of wood.

    "Debt Issuance" means any issuance or sale or other incurrence of any Indebtedness for borrowed money by the Company or any of its Subsidiaries.

    "Debt Proceeds" means the proceeds of Indebtedness permitted by subsection 8.5(i), net of customary expenses payable to Persons that are not Affiliates of the Company.

    "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

    "Defaulting Bank" means any Bank who has failed to fund any portion of its Commitments, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder, during such failure.

    "Designated Acres" means up to an aggregate of 400,000 acres owned by the Company which (based on the good faith determination of the Responsible Representatives that such acres have at the time such determination is made a higher value as recreational, residential, grazing or agricultural property than for timber production) may be reasonably designated by the General Partner at the time of the sale thereof as constituting Designated Acres (such aggregate number of acres to be determined over the term of existence of the 1989 Senior Note Agreement).

    "Designated Immaterial Subsidiary" means any entity which would otherwise be a Restricted Subsidiary and which at any time is designated by the Company as a Designated Immaterial Subsidiary, provided that no such designation of any entity as a Designated Immaterial Subsidiary shall be effective unless (i) at the time of such designation, such entity does not own any shares of stock or Indebtedness of any Restricted Subsidiary which is not simultaneously being designated as a Designated Immaterial Subsidiary, (ii) immediately after giving effect to such designation, (a) the Company could incur at least $1 of additional Funded Debt pursuant to subsection 8.5(i), and (b) no condition or event shall exist which constitutes an Event of Default or Material Default, (iii) the Company is permitted to make the Investment in such entity resulting from such designation pursuant to, and within the limitations specified in, subsection 8.4(i), treating the aggregate book value (including equity in retained earnings) of the Investments of the Company and its Subsidiaries in such entity immediately prior to such designation as the cost of such Investment, and provided, further, that if at any time all Designated Immaterial Subsidiaries on a consolidated basis would be a "significant subsidiary" (assuming the Company is the registrant) within the meaning of Regulation S-X (17 C.F.R. Part 210) the Company shall designate one or more Designated Immaterial Subsidiaries which are directly owned by the Company and its Restricted Subsidiaries as Restricted Subsidiaries such that the condition in this proviso is no longer applicable and the entities so designated shall no longer be Designated Immaterial Subsidiaries. Any entity which has been designated a Designated Immaterial Subsidiary shall not thereafter become a Restricted Subsidiary except pursuant to a designation required by the last proviso in the preceding sentence, and any Designated Immaterial Subsidiary which has been designated a Restricted Subsidiary pursuant to the last proviso of the preceding sentence shall not thereafter be redesignated as a Designated Immaterial Subsidiary.

    "Documentation Agent" or "Documentation Agents" has the meaning specified in the introductory paragraph of this Agreement.

    "Dollars," "dollars" and "$" each mean lawful money of the United States.

    "Domestic Lending Office" means, with respect to each Bank and the Swingline Bank, the office of that Bank and the Swingline Bank designated as such in Schedule 11.2 or such other office of the Bank and the Swingline Bank as it may from time to time specify to the Company and the Administrative Agent.

    "EBITDA" means, for any period, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of (a) the net income (or net loss) for such period, plus (b) all amounts treated as expenses for depreciation, depletion and interest and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) the cost basis for Designated Acres disposed of during such period to the extent such aggregate cost basis, when added to the net income for such period arising from the sale of Designated Acres, does not exceed $80,000,000 for the four quarters then ending, plus (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss), plus or minus, as applicable, (e) in connection with any Timber previously acquired within such period, an amount equal to a good faith estimate of such additional amounts as would be included in clauses (a), (b), (c), or (d) above had such Timber been owned by the Company or one of its Subsidiaries for the entirety of such period, as certified (in a certificate containing such detail as the Administrative Agent or the Majority Banks may reasonably request) by a Responsible Officer based upon such Responsible Officer's good faith estimates of applicable revenues and expenses arising from such Timber and assuming aggregate timber harvests in an amount that does not require application of the proceeds thereof to the purchase of Timber or the repayment of Qualified Debt under Section 8.3; provided, however, that net income (or loss) shall be computed for purposes of computing EBITDA without giving effect to extraordinary losses or extraordinary gains.

    "Effective Amount" means (i) with respect to any Loans or Swingline Loans, as the case may be, on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments thereof occurring on such date; and (ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

    "Eligible Assignee" has the meaning specified in Section 11.8(g).

    "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by such person, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

    "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety, land use, conservation, and timber harvesting matters; including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act.

    "Equity Issuance" means any issuance or sale by the REIT, the Company or any of their respective Subsidiaries of any of their respective Capital Stock, as the case may be.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

    "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or 414(c) of the Code.

    "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by the Company or any ERISA Affiliate to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Company may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Company may be directly or indirectly liable.

    "Eurocurrency Liabilities" has the meaning specified in the definition of "Eurodollar Rate".

    "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate
1.00 — Eurodollar Reserve Percentage

        Where,

        "Eurodollar Base Rate" means, for such Interest Period:

      (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

      (b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

      (c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by BofA and with a term equivalent to such Interest Period would be offered by Bank of America's London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period;

        and where,

      "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded unpaid to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the U.S. for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency Liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

    "Eurodollar Base Rate" has the meaning specified in the definition of "Eurodollar Rate".

    "Eurodollar Lending Office" means, with respect to each Bank, the office of such Bank designated as such in Schedule 11.2 or such other office of such Bank as such Bank may from time to time specify to the Company and the Administrative Agent.

    "Eurodollar Rate Loan" means any Loan that bears interest based on the Eurodollar Rate.

    "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Eurodollar Rate".

    "Event of Default" means any of the events or circumstances specified in Section 9.1.

    "Exchange Act" means the Securities and Exchange Act of 1934, as amended from time to time, and regulations promulgated thereunder.

    "Existing Credit Agreement" means the Amended and Restated Revolving Credit Agreement dated as of December 13, 1996 among the Plum Creek Acquisition Partners, L.P. (successor to Plum Creek Timber Company, L.P.), the financials institutions from time to time party thereto, ABN AMRO Bank N.V. and U.S. Bank National Association, as senior co-agents, and Bank of America National Trust and Savings Association, as a letter of credit issuing bank and as agent, as amended by the Consent and First Amendment To Amended and Restated Revolving Credit Agreement dated as of April 2, 1999.

    "Existing Letters of Credit" means those letters of credit described in Schedule 1.2.

    "Facilities Operating Subsidiaries" means, collectively, Plum Creek Marketing, Inc., a Delaware corporation, Holding, and the New Subsidiaries and a "Facilities Operating Subsidiary" shall mean any one of them.

    "Facilities Subsidiary" means, collectively, Plum Creek Manufacturing, L.P., a Delaware limited partnership, Plum Creek Marketing, Inc., a Delaware corporation, Holding, the New Subsidiaries, and any other Subsidiary of Plum Creek Manufacturing, L.P. satisfying the requirements of clause (ii) of the definition of Wholly-Owned Subsidiary

    "Facilities Subsidiary's Facility" means any facility pursuant to which Plum Creek Manufacturing, L.P. may incur Indebtedness for purposes of making capital improvements, additions to, or expansions of, property, plant and equipment of the Facilities Subsidiary or its Subsidiaries which are Restricted Subsidiaries.

    "Facilities Subsidiary's Revolving Credit Facility" means any facility pursuant to which Plum Creek Manufacturing, L.P. or any of its Subsidiaries which is a Restricted Subsidiary may obtain revolving credit, take-down credit, the issuance of standby and payment letters of credit and backup for the issuance of commercial paper.

    "Facility Fee" has the meaning specified in Section 2.11(b).

    "Facility Fee Percentage" means (A) for the period from the Closing Date through March 31, 2002, 0.3250% and (B) from April 1, 2002, the percentage specified below opposite the Pricing Leverage Ratio (which ratio shall be calculated on a rolling four quarter basis for the relevant fiscal quarter) calculated for the periods described below.

PRICING LEVERAGE RATIO AT END OF FISCAL QUARTER	FACILITY FEE PERCENTAGE
Greater than or equal to 3.75	0.4000%
Less than 3.75 but greater than or equal to 3.00	0.3250%
Less than 3.00 but greater than or equal to 2.50	0.2500%
Less than 2.50 but greater than or equal to 2.00	0.2000%
Less than 2.00	0.1500%

    The Facility Fee Percentage for each fiscal quarter commencing on and after April 1, 2002 shall be calculated in reliance on the financial reports delivered pursuant to subsections 7.1(a) and 7.1(c) and the certificate delivered pursuant to subsection 7.2(b) with respect to the fiscal quarter before the fiscal quarter in question (e.g., June 30 financials determine the Facility Fee Percentage for the fiscal quarter beginning October 1). If the Company fails to deliver such financial reports and certificate to the Administrative Agent for any fiscal quarter by the beginning of the second succeeding fiscal quarter (e.g., by October 1 for the fiscal quarter ending June 30), then the Facility Fee Percentage for the following fiscal quarter (e.g., October 1 through December 31) shall equal the next higher Facility Fee Percentage as set forth in the chart above immediately above the previously effective Facility Fee Percentage; thus, for example, if the Facility Fee Percentage had previously been 0.2000%, a failure to deliver quarterly financials by the first day of the next fiscal quarter would cause the Facility Fee Percentage to be 0.2500% for the duration of that quarter. In addition, if such financial reports and certificate when delivered indicate that the Facility Fee Percentage for such period should have been higher than the Facility Fee Percentage provided for in the previous sentence, then the Company shall pay on the date of delivery of such financial reports and certificate an amount equal to the positive difference, if any, between the interest that the Company should have paid hereunder had the financial reports and certificate been delivered on a timely basis over what the Company actually paid.

    "FDIC" means the Federal Deposit Insurance Corporation, or any entity succeeding to any of its principal functions.

    "Federal Funds Rate" means, for any period, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

    "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

    "First Union Fee Letter" means the letter agreement dated July 30, 2001 among First Union National Bank, First Union Securities, Inc., and the Company.

    "Foreign Bank" means, with respect to a Bank, such a Person that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code.

    "Form W-8" has the meaning specified in subsection 4.1(g)(i)(A).

    "Form W-8BEN" has the meaning specified in subsection 4.1(g)(i)(B).

    "Form W-8ECI" has the meaning specified in subsection 4.1(g)(i)(A).

    "Fund" has the meaning specified in Section 11.8(g).

    "Funded Debt" means, without duplication, any Indebtedness, whether current or long-term, for borrowed money (including Obligations hereunder) and which Indebtedness bears interest.

    "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

    "General Partner" means Plum Creek Timber I, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware, and any successor managing general partner of the Company.

    "Georgia Pacific" means Georgia-Pacific Corporation, a Georgia corporation.

    "Georgia Pacific SEC Filings" has the meaning specified in the Merger Agreement.

    "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

    "Guarantee" means the guarantee in paragraph 7 of the Mortgage Note Agreement.

    "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

    "Holding" shall mean Plum Creek Manufacturing Holding Company, Inc., a Delaware corporation.

    "Honor Date" has the meaning specified in subsection 3.3(b).

    "ICC" has the meaning specified in Section 3.9.

    "Indebtedness" of any Person means, as of any date of determination, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds, banker's acceptances and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any Lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) lease obligations of such Person which, in accordance with GAAP, should be capitalized, (e) Synthetic Lease Obligations, (f) obligations payable out of the proceeds of production from property of such Person, even though such Person has not assumed or become liable for the payment thereof, (g) the Swap Termination Value with respect to Swap Contracts, and (h) any obligations of any other Person of the type described in the above clauses (a) through (g), inclusive, which are guaranteed or in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any property, securities, products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof or to otherwise assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any obligations of the type described in clause (h) of this definition shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such obligation is made or, if not stated or if not determinable, the maximum reasonably anticipated liability in respect thereof.

    "Indemnified Person" has the meaning specified in subsection 11.5.

    "Indemnified Liabilities" has the meaning specified in subsection 11.5.

    "Independent Auditor" has the meaning specified in subsection 7.1(a).

    "Ineligible Securities" has the meaning specified in Section 8.7(b).

    "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

    "Interest Coverage Ratio" means, as measured quarterly on the last day of each fiscal quarter for the four fiscal quarter period then ending, the ratio of

  (i)
  EBITDA;

  to

  (ii)
  the consolidated interest expense (including capitalized interest) of the Company and its Subsidiaries for the four fiscal quarter period then ending calculated in accordance with GAAP, plus interest expense that would have been payable during such four fiscal quarters had any Indebtedness incurred during such period for the purpose of acquiring Timber and related assets been incurred at the beginning of such period, based upon the interest rate applicable to such Indebtedness at the end of such period.

    "Interest Payment Date" means, (a) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan, (b) with respect to any Base Rate Loan, the last Business Day of each calendar quarter and each date a Base Rate Loan is converted into another Type of Loan, and (c) with respect to any Swingline Loan, the Business Day agreed upon by the Company and the Swingline Bank, which will not be later than the fourteenth Business Day following the Borrowing date thereof or, if sooner, the Revolving Credit Termination Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date which falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter shall also be an Interest Payment Date.

    "Interest Period" means, with respect to any Eurodollar Rate Loan, the period commencing on the Business Day the Loan is disbursed or on the Conversion/Continuation Date on which the Loan is converted into or continued as a Eurodollar Rate Loan, and ending on the date that is one week or one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be; provided that:

  (i)
  if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

  (ii)
  any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

  (iii)
  no Interest Period for any Revolving Loan shall extend beyond the Revolving Credit Termination Date.

    "Investment Policy" means the Corporate Investment Policy of the Company, as it existed on April 5, 1993 and as attached hereto as Schedule 1.1 (without giving effect to any later amendments thereto).

    "Investments" has the meaning specified in Section 8.4.

    "Issuance Date" has the meaning specified in subsection 3.1(a).

    "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

    "Issuing Bank" means BofA in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under subsection 10.1(b) or Section 10.9.

    "Joint Venture" means a partnership, joint venture or other similar legal arrangement (whether created pursuant to contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Restricted Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

    "L/C Advance" means each Bank's participation in any L/C Borrowing in accordance with its Revolving Credit Commitment Percentage.

    "L/C Amendment Application" means an application form for amendment of outstanding standby letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall require.

    "L/C Application" means an application form for issuances of standby letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall require.

    "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under subsection 3.3(c).

    "L/C Commitment" means the commitment of the Issuing Bank to Issue, and the commitment of the Banks severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date fifty million Dollars ($50,000,000), as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.5; provided that the L/C Commitment is a part of the Aggregate Revolving Credit Commitment, rather than a separate, independent commitment.

    "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

    "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including the Issuing Bank's standard form documents for letter of credit issuances.

    "Lending Office" means, with respect to any Bank and the Swingline Bank, the office or offices of the Bank and the Swingline Bank specified as its "Lending Office" or "Domestic Lending Office" or "Eurodollar Lending Office," as the case may be, opposite its name on Schedule 11.2, or such other office or offices of the Bank and the Swingline Bank as it may from time to time notify the Company and the Administrative Agent.

    "Letters of Credit" means any standby letters of credit Issued by the Issuing Bank pursuant to Article III and shall include the Existing Letters of Credit.

    "Letter of Credit Rate" means, for any period, a rate per annum equal to (A) for the period from the Closing Date through March 31, 2002, 1.1750% and (B) from April 1, 2002 the percentage specified below opposite the Pricing Leverage Ratio (which ratio shall be calculated on a rolling four quarter basis for the relevant fiscal quarter) calculated for the periods described below.

PRICING LEVERAGE RATIO AT END OF FISCAL QUARTER	LETTER OF CREDIT RATE
Greater than or equal to 3.75	1.3500%
Less than 3.75 but greater than or equal to 3.00	1.1750%
Less than 3.00 but greater than or equal to 2.50	1.0000%
Less than 2.50 but greater than or equal to 2.00	0.8000%
Less than 2.00	0.6000%

    The Letter of Credit Rate for each fiscal quarter commencing on and after April 1, 2002 shall be calculated in reliance on the financial reports delivered pursuant to subsections 7.1(a) and 7.1(c) and the certificate delivered pursuant to subsection 7.2(b) with respect to the fiscal quarter before the fiscal quarter in question (e.g., June 30 financials determine the Letter of Credit Rate for the fiscal quarter beginning October 1). If the Company fails to deliver such financial reports and certificate to the Administrative Agent for any fiscal quarter by the beginning of the second succeeding fiscal quarter (e.g., by October 1 for the fiscal quarter ending June 30), then the Letter of Credit Rate for the following fiscal quarter (e.g., October 1 through December 31) shall equal the next higher Letter of Credit Rate as set forth in the chart above immediately above the previously effective Letter of Credit Rate; thus, for example, if the Letter of Credit Rate had previously been 0.8000%, a failure to deliver quarterly financials by the first day of the next fiscal quarter would cause the Letter of Credit Rate to be 1.0000% for the duration of that quarter. In addition, if such financial reports and certificate when delivered indicate that the Letter of Credit Rate for such period should have been higher than the Letter of Credit Rate provided for in the previous sentence, then the Company shall pay on the date of delivery of such financial reports and certificate an amount equal to the positive difference, if any, between the interest that the Company should have paid hereunder had the financial reports and certificate been delivered on a timely basis over what the Company actually paid.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien, preference or priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

    "Loan" means an extension of credit by a Bank or the Swingline Bank, as the case may be, to the Company under Article II or Article III, and may be a Revolving Loan, a Term Loan, a Swingline Loan or an L/C Advance.

    "Loan Documents" means, collectively, this Agreement, the L/C-Related Documents, the Subsidiary Assumption Agreements, the REIT Undertaking Agreement, any Notes issued pursuant hereto, and all other documents delivered to the Administrative Agent in connection herewith and therewith.

    "Loan Parties" means, collectively, the Company, the REIT, and each of the Company's Subsidiaries which is a party to any Loan Document; and each, a "Loan Party".

    "Majority Banks" means, at any time, Non-Defaulting Banks holding 66 2/3% of the Aggregate Commitments at such time; provided, however, that for purposes of this definition, the Aggregate Commitments shall be recomputed without regard to each Defaulting Bank's Commitments and/or Loans held by it.

    "Manufacturing Entities" has the meaning specified in Section 8.14.

    "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.

    "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, any of the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company or any other Loan Party to perform under any Loan Document and avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

    "Material Default" means any continuing Default as to which a written notice of such Default (which notice has not been rescinded) shall have been received by the Company, the General Partner or the REIT from the Administrative Agent or any Bank, or any continuing Event of Default.

    "Maximum Leverage Ratio" has the meaning specified in Section 8.19.

    "Maximum Pro Forma Annual Interest Charges" means, as of any date, the highest total amount payable during any period of four consecutive fiscal quarters, commencing with the fiscal quarter in which such date occurs and ending with the fiscal quarter in which the Revolving Credit Termination Date occurs, by the Company and its Restricted Subsidiaries on a consolidated basis, after eliminating all intercompany transactions, in respect of interest charges ((a) including amortization of debt discount and expense and imputed interest on Capital Lease Obligations and on other obligations included in Indebtedness which do not have stated interest, (b) assuming, in the case of fluctuating interest rates which cannot be determined in advance, that the rate in effect on such date will remain in effect throughout such period, and (c) treating the principal amount of all Indebtedness outstanding as of such date under a revolving credit or similar agreement as maturing and becoming due and payable on the scheduled maturity date thereof, without regard to any provision permitting such maturity date to be extended) on all Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date (excluding the Guarantee and the guarantees of the Facilities Subsidiary's Facility and the Facilities Subsidiary's Revolving Credit Facility but including, to the extent not already included, all other Indebtedness outstanding on such date which is guaranteed or in effect guaranteed by the

Company or any Restricted Subsidiaries), after giving effect to any Indebtedness proposed to be created on such date and to the concurrent retirement of any other Indebtedness.

    "MCCF" means one thousand Cunits.

    "Measurement Period" has the meaning specified in the definition of "Pro Forma Free Cash Flow".

    "Member" has the meaning specified in the Tax Matters Agreement.

    "Merger" means, collectively, the merger of each Spinco with and into the REIT as provided in the Merger Agreement.

    "Merger Agreement" means the Agreement and Plan of Merger dated as of July 18, 2000, among Georgia-Pacific, each of the Spincos, and the REIT, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 12, 2001.

    "Merger Date" means the date on which the Merger shall have been consummated and effective in accordance with the Merger Documents.

    "Merger Documents" means, collectively, (i) the Merger Agreement and (ii) the six certificates of Merger to be filed or filed, as the case may be, with the Secretary of State of the State of Delaware in connection with the Merger (collectively, the "Certificates of Merger").

    "Merger-Related Contributions" means, collectively, (a) the contributions by the Company to a Facilities Subsidiary of (i) the stock of Plum Creek Investment Company (prior to the Merger such Person was known as Georgia-Pacific Investment Company) and the stock of Highland Resources Inc. and (ii) all harvesting-related personal property of the Spincos (including certain contracts, machinery and equipment but excluding any and all real property), as provided in, and in accordance with, the applicable REIT Contribution Agreement, and (b) the contributions by the Company to Plum Creek Southern and Plum Creek South Central of certain timberlands, which shall not exceed 1.1 million acres in the aggregate, as provided in, and in accordance with, the applicable REIT Contribution Agreements.

    "MMBF" means one million Board Feet.

    "Mortgage Note Agreement" means the Mortgage Note Agreement, dated as of May 31, 1989, providing for the issuance and sale by Plum Creek Manufacturing, L.P. of its 11 1/8% First Mortgage Notes to the purchasers listed in the schedule of purchasers attached thereto, as amended by (a) the Mortgage Note Agreement Amendment, Consent and Waiver dated as of January 1, 1991, (b) the letter agreement dated April 22, 1993, (c) the Mortgage Note Agreement Amendment dated as of September 1, 1993, (d) the Mortgage Note Agreement Amendment dated as of May 20, 1994, (e) the Amendment to Mortgage Note Agreement dated as of June 15, 1995, (f) the Mortgage Note Agreements Amendment dated as of May 31, 1996, (g) the Mortgage Note Agreements Amendment dated as of April 15, 1997, (h) the Mortgage Note Agreements Amendment dated as of January 15, 1999, and (i) the Mortgage Note Agreements Amendment dated as of October 5, 2001.

    "Mortgage Notes" means the 11 1/8% First Mortgage Notes of the Plum Creek Manufacturing, L.P. issued and sold pursuant to the Mortgage Note Agreement.

    "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

    "NATC Credit Agreement" means the Credit Agreement (Timber Disposition Bridge Facility), dated as of November 3, 2000, among North American Timber Corp., the lenders party thereto, Bank of America, N.A., as agent, and Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding Inc., as co-syndication agents, as amended by (a) the First Amendment To Credit Agreement dated as of May 25, 2001, and (b) the Second Amendment To Credit Agreement dated as of October 1, 2001.

    "Net Proceeds" means proceeds in cash as and when received by the Person making a sale of Property, net of: (a) the direct costs relating to such sale excluding amounts payable to the Company or any Affiliate of the Company, (b) sale, use or other transaction taxes paid or payable as a result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such disposition.

    "New Subsidiaries" shall mean Plum Creek Northwest Lumber, Inc., a Delaware corporation, Plum Creek Northwest Plywood, Inc., a Delaware corporation, Plum Creek MDF, Inc., a Delaware corporation, and Plum Creek Southern Lumber, Inc., a Delaware corporation, and "New Subsidiary" shall mean any one of them.

    "1989 Notes" means the senior promissory notes in the aggregate principal amount of $165,000,000 issued and sold pursuant to the 1989 Senior Note Agreement.

    "1989 Senior Note Agreement" means the Senior Note Agreement dated as of May 31, 1989, providing for the issuance and sale by the Company of the 1989 Notes to the purchasers listed in the schedule of purchasers attached thereto, as amended by (a) the Senior Note Agreement Amendment, Consent and Waiver dated as of January 1, 1991, (b) the letter agreement dated April 22, 1993, (c) the Senior Note Agreement Amendment dated as of September 1, 1993 (d) the Senior Note Agreement Amendment dated as of May 20, 1994, (e) the Senior Note Agreements Amendment dated as of May 31, 1996, (f) the Senior Note Agreements Amendment dated as of April 15, 1997, (g) the Senior Note Agreements Amendment dated as of January 15, 1999, and (h) the Senior Note Agreement Amendment dated as of October 5, 2001.

    "1994 Notes" means the 8.73% Senior Notes due August 1, 2009 in the aggregate principal amount of $150,000,000 issued and sold pursuant to the 1994 Senior Note Agreement.

    "1994 Senior Note Agreement" means the Senior Note Agreement dated as of August 1, 1994 providing for the issuance and sale by the Company of the 1994 Notes to the purchasers listed in the schedule of purchasers attached thereto, as amended by (a) the Senior Note Agreement Amendment dated as of October 15, 1995, (b) the Senior Note Agreements Amendment dated as of May 31, 1996, (c) the Senior Note Agreements Amendment dated as of April 15, 1997, (d) the Senior Note Agreements Amendment dated as of January 15, 1999, and (e) the Senior Note Agreement Amendment dated as of October 5, 2001.

    "1996 Notes" means the senior promissory notes in the aggregate principal amount of $200,000,000 issued and sold pursuant to the 1996 Senior Note Agreement.

    "1996 Senior Note Agreement" means the Senior Note Agreement dated as of November 13, 1996, providing for the issuance and sale by the Company of the 1996 Notes to the purchasers listed in the schedule of purchasers attached thereto, as amended by (i) the Senior Note Agreements Amendment dated as of January 15, 1999 and (ii) the Senior Note Agreement Amendment dated as of October 5, 2001.

    "1998 Notes" means the senior promissory notes in the aggregate principal amount of $171,375,000 issued and sold pursuant to the 1998 Senior Note Agreement.

    "1998 Senior Note Agreement" means the Senior Note Agreement dated as of November 12, 1998, providing for the issuance and sale by the Company of the 1998 Notes to SDW Timber 1, L.L.C., as amended by (i) the Senior Note Agreement dated as of April 1, 1999 and (ii) the Senior Note Agreement Amendment dated as of October 5, 2001.

    "Non-Defaulting Bank" means and includes each Bank other than a Defaulting Bank.

    "Note" means a Term Credit Promissory Note or a Revolving Credit Promissory Note.

    "Notice of Borrowing" means a notice given by the Company to the Administrative Agent pursuant to Sections 2.3, or 2.10, as the case may be, in substantially the form of Exhibit A.

    "Notice of Conversion/Continuation" means a notice given by the Company to the Administrative Agent pursuant to Section 2.4, in substantially the form of Exhibit B.

    "Notice of Lien" means any "notice of lien" or similar document intended to be filed or recorded with any court, registry, recorder's office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

    "Notice of Redemption" means the Notice of Redemption sent by Georgia-Pacific on or about August 15, 2001, to the holders of the "Timber Group Common Stock" (as defined in the Merger Agreement) regarding the Redemption Transaction, as supplemented by the Supplement to Notice of Redemption dated September 19, 2001.

    "Obligations" means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Company or any other Loan Party to any Bank, the Administrative Agent, the Syndication Agents, the Documentation Agents, the Arrangers, the Issuing Bank, the Swingline Bank, or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term "Obligations" includes all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sums chargeable to the Company or any other Loan Party under or in connection with this Agreement or any other Loan Document.

    "Operating Lease" means, as applied to any Person, any lease of Property which is not a Capital Lease.

    "Ordinary Course of Business" means, in respect of any transaction involving the Company or any Subsidiary of the Company, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

    "Organization Documents" means, (i) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; (ii) for any limited partnership, the certificate of limited partnership, the limited partnership agreement, and all applicable partnership resolutions; and (iii) for any limited liability company, the certificate of formation or articles of organization, the operating agreement or comparable document, and all other documents evidencing the authority and validity of actions taken by the limited liability company.

    "Other Senior Notes" means the Senior Notes other than the Mortgage Notes.

    "Other Taxes" has the meaning specified in subsection 4.1(b).

    "Participant" has the meaning specified in Section 11.8(c).

    "Partnership Agreement" means the Agreement of Limited Partnership of the Company, as in effect at the time of and after giving effect to the Merger, and as the same may, from time to time, be amended, modified or supplemented in accordance with the terms thereof.

    "Partner Entities" means, collectively, the REIT and the General Partner.

    "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

    "Permitted Business" means any business engaged in by the Company or the Facilities Subsidiary on the Closing Date, pulp and paper manufacturing, acquiring, selling and managing timberlands and related assets for a fee for third Persons, and any business substantially similar or related to any such business.

    "Permitted Liens" has the meaning specified in Section 8.1.

    "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, or Governmental Authority.

    "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains or to which the Company or any ERISA Affiliate makes, is making or is obligated to make contributions, and includes any Multiemployer Plan or Qualified Plan.

    "Plum Creek SEC Filings" has the meaning specified in the Merger Agreement.

    "Plum Creek South Central" means Plum Creek South Central Timberlands, L.L.C., a Delaware limited liability company.

    "Plum Creek South Central Assumption Agreement" means the Plum Creek South Central Timberlands, L.L.C. Assumption Agreement dated as of the date hereof and executed and delivered by Plum Creek South Central.

    "Plum Creek Southern" means Plum Creek Southern Timber, L.L.C., a Delaware limited liability company.

    "Plum Creek Southern Timber Assumption Agreement"  means the Amended and Restated Plum Creek Southern Timber, L.L.C. Assumption Agreement dated as of the date hereof and executed and delivered by Plum Creek Southern.

    "Plum Creek Timber I" means Plum Creek Timber I, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware.

    "Portfolio Interest Exemption Certificate" has the meaning specified in Section 4.1(g)(i)(B).

    "Pricing Leverage Ratio" means, as measured quarterly on the last day of each fiscal quarter, the ratio of (a) an amount equal to (i) all Funded Debt of the Company and its Subsidiaries on a consolidated basis as of such day less (ii) the amount, if any, by which (A) the sum of the Company's and its Subsidiaries' cash balances and cash equivalents on a consolidated basis as of such date exceeds (B) $75,000,000 to (b) EBITDA for the period of four fiscal quarters ending on such day. The Pricing Leverage Ratio shall be computed without giving effect to any write-up or write-down of the Funded Debt, or corresponding adjustments to interest expense in connection with such write-up or write-down, required under GAAP by virtue of the Merger.

    "Principal Repayment Proviso" means that for any period of calculation, the aggregate amount of scheduled principal repayment on Indebtedness (x) shall not include voluntary prepayments of Indebtedness except to the extent such voluntary prepayments includes any amounts that would have been scheduled principal repayments during such period, and (y) shall not include the amount of any scheduled principal repayment to the extent the Company refinanced or rescheduled such scheduled repayments and the scheduled principal repayments due before the Revolving Credit Termination Date under the refinancing or rescheduling have been or will be included in the calculation of the aggregate amount of scheduled principal repayments for the periods in which they are due.

    "Pro Forma Free Cash Flow" as of any date means (i) net income of the Company and its Restricted Subsidiaries on a pro forma consolidated basis (excluding (a) gain on the sale of any Capital Asset, (b) noncash items of income, and (c) any distributions or other income received from, or equity of the Company or any Restricted Subsidiary in the earnings of, any entity which is not a Restricted Subsidiary) for the period of four consecutive fiscal quarters immediately prior to such date (such period of four consecutive fiscal quarters being the "Measurement Period"), determined in accordance with GAAP plus depreciation, depletion, amortization and other noncash charges, interest expense on Indebtedness and provision for income taxes and up to $80,000,000 in net cash proceeds received during the Measurement Period by the Company and its Restricted Subsidiaries from the sale of Designated Acres, minus (ii) capital expenditures made by the Company and its Restricted Subsidiaries during the Measurement Period, to maintain their respective operations; provided, however, if (A) the Company or a Restricted Subsidiary is acquiring a Restricted Subsidiary or assets and (B) Pro Forma Free Cash Flow is being determined in connection therewith, such Restricted Subsidiary shall be considered to have been a Restricted Subsidiary during the entire Measurement Period and such assets shall be considered to have been owned by the Company during the entire Measurement Period if net income attributable to such Restricted Subsidiary or such assets (as the case may be) for the entire Measurement Period is readily determinable and confirmed pursuant to an audit or a certification prepared in good faith by the Company's chief financial officer; further provided, however, that portion of Pro Forma Free Cash Flow allocable to such Restricted Subsidiary or assets shall be reduced on a pro rata basis to the extent Timber has been harvested by such Restricted Subsidiary or from such assets during the Measurement Period at a rate greater than the rate at which the Company has harvested Timber from its Timberlands during the Measurement Period, as certified in good faith by the chief financial officer of the Company; and finally provided, however, if Pro Forma Free Cash Flow is being determined for any Measurement Period and a Restricted Subsidiary or assets have been sold or otherwise disposed of at any time during such Measurement Period by the Company or any Restricted Subsidiary, such Restricted Subsidiary shall not be considered to have been a Restricted Subsidiary during any part of such Measurement Period and such assets shall not be considered to have been owned by the Company during any part of such Measurement Period, and the net income that otherwise would have been attributable to such Restricted Subsidiary or asset during such Measurement Period shall be certified in good faith by the chief financial officer of the Company.

    "Property" means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

    "Proxy Statement/Prospectus" means the REIT's Joint Proxy Statement/Prospectus dated July 13, 2000 as filed with the SEC on October 11, 2000 on Form S-4 under the Securities Act of 1933, as amended, Registration No. 333-47708, as amended by Amendment No. 1 filed with the SEC on June 21, 2001, and as further amended by Amendment No. 2 filed with the SEC on July 13, 2001.

    "Qualified Debt" means, as to the Company, as of any date of determination, without duplication, all outstanding indebtedness of the Company for borrowed money, including Indebtedness represented by the Senior Notes and this Agreement (including L/C Borrowings and Loans used to repay L/C Borrowings, but excluding L/C Obligations with respect to undrawn Letters of Credit).

    "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any ERISA Affiliate sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

    "Real Property Deeds" means, with respect to each Spinco Asset constituting real property, collectively, each deed conveying all the right, title and interest of the REIT (as successor to the related Spinco as a result of the Merger) in and to such Spinco Asset to the Company or a Restricted Subsidiary as specified in, and in accordance with, the applicable REIT Contribution Agreement.

    "Redemption Transaction" means the redemption of the "Timber Group Common Stock" (as defined in the Merger Agreement) in exchange for units representing interests in the common stock of each of the Spincos as provided in the Separation Documents.

    "Register" has the meaning specified in Section 11.8(b).

    "REIT" means Plum Creek Timber Company, Inc., a Delaware corporation.

    "REIT Contribution Agreements"  means, collectively, (a) the Assignment and Contribution and Assumption Agreement, dated as of October 6, 2001, among the REIT, the General Partner and the Company; (b) the Assignment and Contribution and Assumption Agreement, dated as of October 6, 2001, among the REIT, the General Partner, the Company and Plum Creek South Central; (c) the Assignment and Contribution and Assumption Agreement, dated as of October 6, 2001, among the REIT, the General Partner, the Company and Plum Creek Southern; and (d) the Assignment and Contribution and Assumption Agreement, dated as of October 6, 2001, among the REIT, the General Partner, the Company, Plum Creek II, L.L.C, Plum Creek Manufacturing, L.P., and Holding.

    "REIT Undertaking Agreement" has the meaning specified in Section 5.1(a)(x).

    "Reportable Event" means, as to any Plan, (a) any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

    "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

    "Responsible Officer" means the chief executive officer, the president or any vice president of the REIT acting in its capacity as the sole member of the General Partner, as general partner of the Company, or any other officer thereof having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the REIT acting in its capacity as the sole member of the General Partner, as general partner of the Company, or any other officer having substantially the same authority and responsibility.

    "Responsible Representatives" means (a) in the case of any transaction in which the value of any assets disposed of or received have a value of less than $25,000,000 or in which payments made are less than $25,000,000, the chief executive officer, chief financial officer or chief operating officer of the REIT acting in its capacity as the sole member of the General Partner, as general partner of the Company, and (b) in the case of any other transaction, the Board of Directors of the REIT acting in its capacity as the sole member of the General Partner, as general partner of the Company.

    "Restricted Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of or other ownership interests in the Company, now or hereafter outstanding, except a dividend payable solely in shares of stock of or ownership interests in the Company, and (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of stock of or other ownership interests in the Company, now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares or interests, except to the extent that the consideration therefor consists of shares of stock of or other ownership interests in the Company.

    "Restricted Subsidiary" means any Wholly-Owned Subsidiary other than any Designated Immaterial Subsidiary.

    "Revolving Credit Bank" means each Bank with a Revolving Credit Commitment or with outstanding Revolving Loans.

    "Revolving Credit Commitment" means, with respect to each Revolving Credit Bank at any time, the amount set forth opposite such Revolving Credit Bank's name on Schedule 2.1 under the heading "Revolving Credit Commitment" or, if such Revolving Credit Bank has entered into one or more Assignment and Assumption Agreements, set forth for such Revolving Credit Bank in the Register maintained by the Administrative Agent pursuant to Section 11.8(b), as such amount may be terminated or reduced at or prior to such time pursuant to Section 2.5, 2.7 or 9.2.

    "Revolving Credit Commitment Percentage" means, as to any Revolving Credit Bank, the percentage equivalent of the aggregate of such Bank's Revolving Credit Commitment divided by the Aggregate Revolving Credit Commitment.

    "Revolving Credit Promissory Note" means a promissory note of the Company payable to the order of any Revolving Credit Bank, in substantially the form of Exhibit H, evidencing the aggregate indebtedness of the Company to such Revolving Credit Bank resulting from the Revolving Loans made by such Revolving Credit Bank.

    "Revolving Credit Pro Rata Share" means, as to any Revolving Credit Bank, with respect to the payment of principal or interest on account of Revolving Loans or L/C Advances, each Revolving Credit Bank's pro rata share of the outstanding principal balance of the Revolving Loans or L/C Advances with respect to which such payment is being made.

    "Revolving Credit Termination Date" means the earlier to occur of:

      (a) September 30, 2005; and

      (b) the date on which the Aggregate Revolving Credit Commitment shall terminate in accordance with the provisions of this Agreement.

    "Revolving Facility Tranche" has the meaning specified in Section 2.16.

    "Revolving Facility Tranche Loan" means a Loan allocated by the Company to the Revolving Facility Tranche as provided in Section 2.16.

    "Revolving Loan" has the meaning specified in Section 2.1, and may be a Eurodollar Rate Loan or a Base Rate Loan.

    "SEC" means the Securities and Exchange Commission, or any entity succeeding to any of its principal functions.

    "Section 20 Subsidiary" has the meaning specified in Section 8.7(b).

    "Senior Notes" means, collectively, the 2001 Notes, the 1998 Notes, the 1996 Notes, the 1994 Notes, the 1989 Notes, and the Mortgage Notes.

    "Senior Notes Agreements" means, collectively, the 2001 Senior Note Agreement, the 1998 Senior Note Agreement, the 1996 Senior Note Agreement, the 1994 Senior Note Agreement, the 1989 Senior Note Agreement, and the Mortgage Note Agreement.

    "Separation Agreement" means the Amended and Restated Separation Agreement, dated as of July 18, 2000, as amended and restated on June 12, 2001, among Georgia-Pacific and the Spincos, as the same shall, subject to Section 8.16, be amended and supplemented and in effect from time to time.

    "Separation Documents" means, collectively, the Separation Agreement and the Notice of Redemption.

    "Separation Transaction" means the "Separation" (as defined in the Merger Agreement) as provided in the Separation Agreement.

    "Series D Notes" means those 8.05% Senior Notes due November 13, 2016, Series D, in the original aggregate principal amount of $25,000,000 issued and sold pursuant to the 1996 Senior Note Agreement.

    "Solvent" means, as to any Person at any time, that (a) (i) in the case of a Person that is not a partnership, the fair value of the Property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities), and (ii) in the case of a Person that is a partnership, the sum of (A) the fair value of the Property of such Person plus (B) the sum of the excess of the fair value of each general partner's non-partnership Property over such partner's non-partnership debts (together, the "Applicable Property") is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities), as such value for purposes of both clauses (i) and (ii) is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person (or, in the case of a partnership, the Applicable Property for such Person) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's Property would constitute unreasonably small capital.

    "Specified Taxes"  means any tax liabilities specified in Section 4(a)(ii) of the Tax Matters Agreement.

    "Spinco Assets" means all of the assets and properties of the Spincos, which assets and properties the REIT acquired as a result of the Merger.

    "Spincos" has the meaning specified in the Merger Agreement; and each a "Spinco".

    "Standing Inventory" has the meaning specified in Section 8.3.

    "State Timberlands" has the meaning specified in Section 7.13.

    "Subsidiary" of a Person means any corporation, partnership, limited liability company or other entity a majority of (i) the total combined voting power of all classes of Voting Stock of which or (ii) the outstanding equity interests of which shall, at the time of which any determination is being made, be owned by the Company either directly or through Subsidiaries.

    "Subsidiary Assumption Agreements" means, collectively, the Plum Creek Southern Timber Assumption Agreement and the Plum Creek South Central Assumption Agreement.

    "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

    "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company (or, for purposes of subsection 9.1(e), by the Majority Banks) based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

    "Swingline Bank" means BofA or its assignee under Section 11.8.

    "Swingline Clean-Up Day" has the meaning specified in subsection 2.7(a)(v).

    "Swingline Commitment" has the meaning specified in Section 2.10.

    "Swingline Loan" has the meaning specified in Section 2.10.

    "Syndication Agent" or "Syndication Agents" has the meaning specified in the introduction paragraph of this Agreement.

    "Synthetic Lease Obligations" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

    "Tangible Assets" means assets that are considered to be tangible under GAAP.

    "Tax Authority" has the meaning specified in the Tax Matters Agreement.

    "Tax Claim" has the meaning specified in the Tax Matters Agreement.

    "Tax Matters Agreement" means the Tax Matters Agreement, dated as of June 12, 2001, among Georgia-Pacific, the REIT and the Spincos.

    "Taxes" has the meaning specified in subsection 4.1(a).

    "Tax Opinion Insurance Policy" means the "Insurance Binder" (as such term is defined in the Merger Agreement).

    "Term Credit Bank" means each Bank with a Term Credit Commitment or with outstanding Term Loans.

    "Term Credit Commitment" means, with respect to each Term Credit Bank, the amount set forth opposite such Term Credit Bank's name on Schedule 2.1 under the heading "Term Credit Commitment", as such Term Credit Commitment shall be terminated pursuant to Section 2.7(a)(iv) or Section 9.2.

    "Term Credit Commitment Percentage" means as to any Term Credit Bank, the percentage equivalent of the aggregate of such Term Credit Bank's Term Credit Commitment divided by the Aggregate Term Credit Commitment.

    "Term Credit Maturity Date" means the earlier to occur of:

      (a) September 30, 2002; and

      (b) the date on which the Term Loans become due and payable pursuant to Section 9.2.

    "Term Credit Promissory Note" means a promissory note of the Company payable to the order of any Term Credit Bank, in substantially the form of Exhibit G, evidencing the aggregate indebtedness of the Company to such Term Credit Bank resulting from the Term Loans made by such Term Credit Bank.

    "Term Credit Pro Rata Share" means as to any Term Credit Bank at any time, with respect to the payment of principal or interest on account of the Term Loans, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of the Effective Amount of such Term Credit Bank's Term Loans divided by the Effective Amount of all Term Loans at such time.

    "Term Loan" has the meaning specified in Section 2.1(a).

    "Timber" means standing trees not yet harvested.

    "Timberlands" means the timberlands owned by the Company as of the Closing Date and any timberlands acquired by the Company or any Subsidiary after the Closing Date.

    "Timber Proceeds" has the meaning specified in Section 8.14.

    "Timber Properties" has the meaning specified in Section 8.14.

    "Ton" means 2,000 pounds of green saw logs and pulpwood.

    "Transactions" means, collectively, the transactions contemplated by the Loan Documents and the Acquisition Transactions.

    "Transferee" has the meaning specified in subsection 11.9.

    "2001 Notes" means the senior promissory notes in the aggregate principal amount of $500,000,000 issued and sold pursuant to the 2001 Senior Note Agreement.

    "2001 Senior Note Agreement" means the Senior Note Agreement, to be dated as of October 9, 2001, providing for the issuance and sale by the Company of the 2001 Notes.

    "Type" means either a Eurodollar Rate Loan or a Base Rate Loan.

    "UCC" means the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

    "UCP" has the meaning specified in the Section 3.9.

    "Unfunded Pension Liabilities" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

    "United States" and "U.S." each means the United States of America.

    "Voting Stock" means, with respect to any corporation or other entity, any shares of capital stock or other ownership interests of such corporation or entity whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation or to manage any such other entity (irrespective of whether at the time stock or ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

    "Wholly-Owned Subsidiary" means any Subsidiary organized under the laws of any state of the United States which conducts the major portion of its business in the United States and (i) in the case of any Subsidiary, all of the stock or other ownership interests of which are owned by the Company either directly or through Wholly-Owned Subsidiaries (other than Plum Creek Manufacturing, L.P. or one or any of its Subsidiaries) and (ii) at such time as the Mortgage Notes shall have been paid in full and retired, (x) Plum Creek Manufacturing, L.P. provided that all the stock and other ownership interests thereof are owned by the Company either directly or indirectly through Wholly-Owned Subsidiaries (other than a Subsidiary of Plum Creek Manufacturing, L.P.), (y) Holding provided that

(1) Holding shall engage in no business except the ownership of its Subsidiaries and (2) all the outstanding stock and ownership interests thereof are owned by the Company either directly or indirectly through Plum Creek Manufacturing, L.P., and (z) any other Subsidiary of Plum Creek Manufacturing, L.P., provided that all the outstanding stock and ownership interests thereof are owned by the Company (either directly or indirectly through Wholly-Owned Subsidiaries of the type described in clause (i) above).

    "Withdrawal Liabilities" means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Company and all ERISA Affiliates made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

    1.2 Other Interpretive Provisions

      (a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC as in effect from time to time in the State of New York shall have the meanings therein described.

      (b) The Agreement. The words "hereof," "herein," "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified.

      (c) Certain Common Terms.

         (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

        (ii) The term "including" is not limiting and means "including without limitation."

      (d) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including". If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

      (e) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

      (f)  Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

      (g) Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

      (h) Independence of Provisions. The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

      (i)  Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to the Administrative Agent, the Company and other parties, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Banks, the Syndication Agents, the Documentation Agents, the Arrangers or the Administrative Agent merely because of the Administrative Agent's, the Syndication Agents', the Documentation Agents', the Arrangers' or Banks' involvement in the preparation of such documents and agreements.

    1.3 Accounting Principles

      (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

      (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

      (c) In preparing the financial statements, computations, and reports provided for herein, the Facilities Subsidiary and its Subsidiaries shall be considered as consolidated subsidiary entities of the Company (and not accounted for on the equity method of accounting or as an investment) notwithstanding that the Voting Stock thereof shall not be owned by the Company, either directly or indirectly, and without regard to whether they would be considered as such subsidiary entities under GAAP.

ARTICLE II
THE CREDITS

    2.1 Amounts and Terms of Commitments

      (a) The Term Credit. Each Term Credit Bank severally agrees, on the terms and conditions set forth herein, to make a loan to the Company (each such loan, a "Term Loan") on the Closing Date, in the amount of such Term Credit Bank's Term Credit Commitment. Amounts borrowed as Term Loans which are repaid or prepaid by the Company may not be reborrowed.

      (b) The Revolving Credit. Each Revolving Credit Bank severally agrees, on the terms and conditions hereinafter set forth, to make loans to the Company (each such loan, a "Revolving Loan") from time to time on any Business Day from the Closing Date to the Revolving Credit Termination Date, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Bank's Revolving Credit Commitment; provided, however, that, after giving effect to any Borrowings of Revolving Loans, the Effective Amount of all outstanding Revolving Loans, Swingline Loans, and L/C Obligations shall not at any time exceed the Aggregate Revolving Credit Commitment; and provided, further, that the Effective Amount of the Revolving Loans of such Revolving Credit Bank plus such Revolving Credit Bank's Revolving Credit Commitment Percentage of the Effective Amount of all L/C Obligations and Swingline Loans shall not at any time exceed such Revolving Credit Bank's Revolving Credit Commitment. Within the limits of each such Revolving Credit Bank's Revolving Credit Commitment, and subject to the other terms and conditions hereof, until the Revolving Credit Termination Date, the Company may borrow under this Section 2.1(b), prepay pursuant to Section 2.6 and reborrow pursuant to this Section 2.1(b).

      (c) Automatic Termination of Commitments. If the initial Credit Extension has not occurred by 1:00 p.m. (San Francisco time) on October 29, 2001, then the Commitments of all the Banks shall automatically terminate on such date.

    2.2 Evidence of Indebtedness

      (a) The Loans made by each Bank (including the Swingline Bank) and the Letters of Credit Issued by the Issuing Bank shall be evidenced by one or more loan accounts maintained by such Bank the Issuing Bank, as the case may be, in the ordinary course of business. The loan accounts or records maintained by the Administrative Agent, the Swingline Bank, the Issuing Bank and each such Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Company and the Letters of Credit issued for the account of the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

      (b) Notwithstanding the foregoing, if any Bank shall so request, the obligation to repay the Loans shall also be evidenced by a Term Credit Promissory Note or a Revolving Credit Promissory Note, or both, as the case may be.

    2.3 Procedure for Borrowing

      (a) Each Borrowing of the Term Loans or the Revolving Loans shall be made upon the Company's irrevocable written notice delivered to the Administrative Agent in accordance with Section 11.2 in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 9:00 a.m. (San Francisco time)) (i) three Business Days prior to the requested Borrowing date, in the case of Eurodollar Rate Loans; and (ii) on the requested Borrowing date, in the case of Base Rate Loans, specifying:

        (A) that the Borrowing comprises the Term Loans or Revolving Loans;

        (B) in the case of a Borrowing comprising Revolving Loans, the amount of the Borrowing, which shall be in an aggregate minimum principal amount of five million Dollars ($5,000,000) except in the case of Eurodollar Rate Loans with a proposed Interest Period of one week, in which case the aggregate minimum principal amount shall be twenty million Dollars ($20,000,000) or, in either case, any multiple of five hundred thousand Dollars ($500,000) in excess thereof;

        (C) the requested Borrowing date, which shall be a Business Day;

        (D) whether the Borrowing is to comprise Eurodollar Rate Loans or Base Rate Loans;

        (E) the duration of the Interest Period applicable to the Borrowing described in such notice. If the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Borrowing comprising Eurodollar Rate Loans, such Interest Period shall be 90 days or three months, respectively; and

        (F) with respect to any Borrowing of Revolving Loans after the date the Company gives the notice regarding allocation of such Revolving Loans pursuant to Section 2.16, whether the Borrowing shall be allocated to the Revolving Facility Tranche or the Capital Expenditure Tranche.

      (b) Upon receipt of the Notice of Borrowing, the Administrative Agent will promptly notify each Bank thereof and of the amount of such Bank's Revolving Credit Commitment Percentage or Term Credit Commitment Percentage, or both of them, as the case may be, of that Borrowing.

      (c) Each Bank will make the amount of its Revolving Credit Commitment Percentage or Term Credit Commitment Percentage, or both of them, as the case may be, of the Borrowing available to the Administrative Agent for the account of the Company at the Administrative Agent's Payment Office by 12:00 noon (San Francisco time) on the Borrowing date requested by the Company in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the Company by the Administrative Agent at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Administrative Agent by the Banks and in like funds as received by the Administrative Agent, unless on the date of the Borrowing all or any portion of the proceeds thereof shall then be required to be applied to the repayment of any outstanding Swingline Loans pursuant to Section 2.10 or the reimbursement of any outstanding drawings under Letters of Credit pursuant to Section 3.3, in which case such proceeds or portion thereof shall be applied to the repayment of such Swingline Loans or the reimbursement of such Letter of Credit drawings, as the case may be.

      (d) Unless the Majority Banks shall otherwise agree, the Company may not elect to have a Loan made as a Eurodollar Rate Loan during the existence of a Default or an Event of Default.

      (e) After giving effect to any Borrowing, there shall not be more than six different Interest Periods in effect in respect of all Eurodollar Rate Loans (other than Swingline Loans) then outstanding.

    2.4 Conversion and Continuation Elections for Borrowings

      (a) The Company may upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.4(b):

         (i) elect to convert on any Business Day, any Base Rate Loans other than Swingline Loans (or any part thereof in an amount not less than $5,000,000 except in the case of a conversion into a Eurodollar Rate Loan with a proposed Interest Period of one week, which shall be in an amount not less than $20,000,000, or that is in an integral multiple of $500,000 in excess thereof) into Eurodollar Rate Loans;

        (ii) elect to convert on the last day of the applicable Interest Period any Eurodollar Rate Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $500,000 in excess thereof) into Base Rate Loans;

        (iii) elect to continue on the last day of the applicable Interest Period any Eurodollar Rate Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $5,000,000 except in the case of a continuation of a Eurodollar Rate Loans with a proposed Interest Period of one week, which shall be in an amount not less than $20,000,000, or that is in an integral multiple of $500,000 in excess thereof);

  provided, that if the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Eurodollar Rate Loans shall terminate.

      (b) The Company shall deliver a Notice of Conversion/Continuation in accordance with Section 11.2 to be received by the Administrative Agent not later than 9:00 a.m. (San Francisco time) (i) at least three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurodollar Rate Loans; and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

        (A) the proposed Conversion/Continuation Date;

        (B) the aggregate amount of Loans to be converted or continued;

        (C) the nature of the proposed conversion or continuation; and

        (D) other than in the case of Base Rate Loans, the duration of the requested Interest Period.

      (c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Rate Loans or if any Default or Event of Default shall then exist, the Company shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

      (d) Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Bank thereof, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

      (e) Unless the Majority Banks shall otherwise agree, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued at the end of the applicable Interest Period as a Eurodollar Rate Loan.

      (f)  Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or continuation of any Loans, there shall not be more than six different Interest Periods in effect in respect of all Eurodollar Rate Loans (other than Swingline Loans) then outstanding.

  2.5 Voluntary Termination or Reduction of Commitments

    The Company may, upon not less than five Business Days prior notice to the Administrative Agent, terminate or permanently reduce the Aggregate Revolving Credit Commitment (and, to the extent provided in subsection 2.7(b), the L/C Commitment and the Swingline Commitment) by an aggregate minimum amount of $5,000,000 or any multiple of $5,000,000 in excess thereof; provided that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the aggregate Effective Amount of all Revolving Loans, Swingline Loans and L/C Obligations would exceed the Aggregate Revolving Credit Commitment then in effect. Once reduced in accordance with this Section 2.5, neither the Aggregate Revolving Credit Commitment, the L/C Commitment nor the Swingline Commitment may be increased. Any reduction of the Aggregate Revolving Credit Commitment shall be applied to each Revolving Credit Bank's Revolving Credit Commitment in accordance with such Revolving Credit Bank's Revolving Credit Commitment Percentage. All accrued commitment fees or Facility Fees to the effective date of any reduction or termination of the Aggregate Revolving Credit Commitment shall be paid on the effective date of such reduction or termination.

  2.6 Optional Prepayments

    Subject to Section 4.4, the Company may, at any time or from time to time, by written notice delivered to the Administrative Agent at least three Business Days prior to the proposed prepayment date in the case of Eurodollar Rate Loans, on the proposed prepayment date in the case of Base Rate Loans, and on the proposed prepayment date in the case of Swingline Loans (in each case with respect to each of the foregoing notices, such written notice must be received by the Administrative Agent not later than 9:00 a.m. (San Francisco time)), (i) ratably prepay Revolving Loans or the Term Loans, or both, in whole or in part, in minimum principal amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof, and (ii) prepay in whole or in part Swingline Loans in minimum principal amounts of $250,000 or any multiple of $100,000 in excess thereof, or in such other amounts with the consent of the Swingline Bank. Such notice of prepayment shall specify (i) the date and amount of such prepayment, (ii) whether such prepayment is of Base Rate Loans or Eurodollar Rate Loans, or any combination thereof, and whether such Loans constitute Swingline Loans, Revolving Loans or Term Loans, and (iii) if applicable, whether such prepayment is of a Revolving Facility Tranche Loan or a

Capital Expenditure Tranche Loan, or both. Such notice shall not thereafter be revocable by the Company and the Administrative Agent will promptly notify (i) in the case of Revolving Loans, each Revolving Credit Bank thereof and of such Revolving Credit Bank's Revolving Credit Pro Rata Share of such prepayment, (ii) in the case of Term Loans, each Term Credit Bank thereof and of such Term Credit Bank's Term Credit Pro Rata Share of such prepayment, and (iii) in the case of Swingline Loans, the Swingline Bank thereof and of the amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.4.

  2.7 Mandatory Prepayments of Loans; Mandatory Commitment Reductions

      (a) Mandatory Prepayments.

        (i)  Asset Dispositions. If the Company or any of its Restricted Subsidiaries shall at any time or from time to time make a sale of Properties permitted by subsection 8.2(i), then the Net Proceeds of such sale shall either be paid by the Company as a prepayment of the Qualified Debt in accordance with the immediately following sentence or be reinvested in accordance with subsection 8.2(i). Prepayments under this subsection 2.7(a)(i) shall be applied as follows: first, to repay the outstanding Term Loans and the 1989 Notes pro rata such that (A) there shall be applied to the 1989 Notes (until the 1989 Notes are repaid in full) an amount equal to the total amount of the prepayment multiplied by a fraction, the numerator of which is the outstanding balance of principal and interest on the 1989 Notes immediately preceding the prepayment, and the denominator of which is the total amount of Indebtedness of the Company immediately preceding the prepayment and (B) the balance of such prepayment shall be applied to the Term Loans until the Term Loans are repaid in full, and second, to repay any other outstanding Qualified Debt selected by the Company.

        (ii) Excess Harvesting. If the Company or any of its Restricted Subsidiaries shall at any time or from time to time harvest excess Timber permitted by Section 8.3, then the Net Proceeds from such excess harvest shall either be paid by the Company as a prepayment of the Qualified Debt in accordance with the immediately following sentence or be reinvested in accordance with Section 8.3. Prepayments under this subsection 2.7(a)(ii) shall be applied as follows: first, to repay the outstanding Term Loans and the 1989 Notes pro rata such that (A) there shall be applied to the 1989 Notes (until the 1989 Notes are repaid in full) an amount equal to the total amount of the prepayment multiplied by a fraction, the numerator of which is the outstanding balance of principal and interest on the 1989 Notes immediately preceding the prepayment, and the denominator of which is the total amount of Indebtedness of the Company immediately preceding the prepayment and (B) the balance of such prepayment shall be applied to the Term Loans until the Term Loans are repaid in full, and second, to repay any other outstanding Qualified Debt selected by the Company.

        (iii) Debt or Equity Issuance. Upon receipt by the Company or any of its Subsidiaries, the Company shall prepay the Term Loans in an amount equal to 100% of the cash proceeds (net of underwriting discounts and commissions or underwriting or placement fees, investment banking fees, legal fees, accounting fees, and other customary fees, commissions, expenses and costs associated therewith) of Debt Issuance by the Company or any of its Subsidiaries under subsection 8.5(i) or of any Equity Issuance by the REIT, the Company or any of their respective Subsidiaries; provided, however, that no such prepayment shall be required with respect to (A) any net cash proceeds received from any Capital Stock issued by the REIT pursuant to the employee stock or equity option plans of the REIT (including options assumed by the REIT pursuant to the Merger Agreement), (B) any net cash proceeds received from the Debt Issuance constituting the 2001 Notes, Indebtedness hereunder, or

    Indebtedness permitted under Section 8.5(h), and (C) any net cash proceeds from a Debt Issuance by the Company or any of its Subsidiaries or an Equity Issuance by the REIT, the Company or any of their respective Subsidiaries that are used by the Company for the acquisition of assets for use in the Company's or any Subsidiary's business, provided, that (1) such assets are owned by the Company or, if the Debt Issuance is by a Subsidiary of the Company, by the Company or such Subsidiary and (2) such acquisition is consummated within 60 days following receipt of such net proceeds. Such prepayment shall be applied to the Term Loans until the Term Loans are repaid in full.

        (iv) L/C Obligations. If on any date the Effective Amount of L/C Obligations exceeds the L/C Commitment, the Company shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the Effective Amount of L/C Obligations over the L/C Commitment. Subject to Section 4.4, if on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the aggregate Effective Amount of all Revolving Loans, Swingline Loans, and L/C Obligations exceeds the Aggregate Revolving Credit Commitment, the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans, Swingline Loans and L/C Advances by an amount equal to the applicable excess.

        (v) Swingline Loans. The Company shall be required to prepay Swingline Loans (A) if following any reduction of the Swingline Commitment pursuant to subsection 2.7(b) the Effective Amount of Swingline Loans would exceed the Swingline Commitment as reduced, the Company shall prepay on the reduction date the Swingline Loans in an amount equal to the amount of such excess, and (B) so that for one Business Day during each successive two calendar week period the aggregate principal amount of Swingline Loans shall be $0 (a "Swingline Clean-Up Day"), the Company shall prepay on the Swingline Clean-Up Day the outstanding principal amount of the Swingline Loans (which Swingline Loans may not be reborrowed until such Swingline Clean-Up Day has ended).

        (vi) Revolving Facility Tranche Loans. If the Company has given a notice pursuant to Section 2.16 allocating all or a portion of the Loans to the Revolving Facility Tranche, the Company shall cause, for a period of at least 45 consecutive days during the 12 calendar month period after the effective date of such notice and during each successive 12 calendar month period prior to the Revolving Credit Termination Date, no L/C Obligations to be outstanding and the aggregate principal amount of Revolving Facility Tranche Loans to be $0.

      (b) Mandatory Commitment Reductions.

        (i)  The Aggregate Revolving Credit Commitment shall be reduced from time to time by the amount of any prepayment of Revolving Loans undertaken by the Company pursuant to subsection 2.7(a)(i) or (a)(ii). Such reduction shall be applied pro rata among the respective Revolving Credit Commitments and shall be effective upon such prepayment. All accrued commitment fees or Facility Fees to the effective date of any reduction or termination of the Aggregate Revolving Credit Commitment shall be paid on the effective date of such reduction or termination.

        (ii) Any reduction in the Aggregate Revolving Credit Commitment which reduces the Aggregate Revolving Credit Commitment below the then current amount of the L/C Commitment shall result in an automatic corresponding reduction of the L/C Commitment to the amount of the Aggregate Revolving Credit Commitment as so reduced, without any action on the part of the Issuing Bank.

        (iii) Any reduction of the Aggregate Revolving Credit Commitment which reduces the Aggregate Revolving Commitment below the then current amount of the Swingline Commitment shall result in an automatic corresponding reduction of the Swingline

    Commitment to the amount of the Aggregate Revolving Credit Commitment, as so reduced, without any action on the part of the Swingline Bank.

        (iv) The Term Credit Commitments of all the Banks shall be automatically terminated on the Closing Date upon the Borrowing of the Term Loans on such date.

        (v) Once reduced in accordance with this Section 2.7(b), neither the Aggregate Revolving Credit Commitment, the L/C Commitment nor the Swingline Commitment may be increased.

      (c) General.

        (i)  Any prepayments of Term Loans pursuant to subsection 2.7(a) shall be applied first to any Base Rate Loans then outstanding and then to Eurodollar Rate Loans then outstanding.

        (ii) Any prepayments of any Loans (other than Term Loans) pursuant to subsection 2.7(a) shall be applied first to any Base Rate Loan then outstanding, second to Cash Collateralize or to prepay Swingline Loans as directed by the Swingline Bank in its sole discretion, and third, at the Company's option, to Cash Collateralize or to prepay in the inverse order of their stated maturity Eurodollar Rate Loans. Subject to the immediately preceding sentence and so long as no default or Event of Default shall then exist, if applicable, any such prepayments of any Loans (other than Term Loans) shall be applied to Revolving Facility Tranche Loans and Capital Expenditure Tranche Loans as directed by the Company.

        (iii) The Company shall pay, together with each prepayment under this Section 2.7, accrued interest on the amount prepaid and any amounts required pursuant to Section 4.4.

        (iv) No prepayment under Section 2.6 or 2.7 shall in any way affect the obligations of the Company or any of its Subsidiaries under any Swap Contract; unless otherwise provided in such Swap Contract.

  2.8 Repayment

      (a) The Company hereby promises to pay, and shall repay, to the Term Credit Banks in full on the Term Credit Maturity Date the Effective Amount of all Term Loans, together with all accrued and unpaid interest thereon and all other amounts owed hereunder with respect to such Term Loans.

      (b) The Company hereby promises to pay, and shall repay, to the Revolving Credit Banks in full on the Revolving Credit Termination Date the Effective Amount of all Loans (other than the Term Loans), together with all accrued and unpaid interest thereon and all other amounts owed hereunder with respect to such Loans.

      (c) The Company hereby promises to pay, and shall repay, to the Swingline Bank in full on the Revolving Credit Termination Date the Effective Amount of all Swingline Loans, together with all accrued and unpaid interest thereon and all other amounts owed hereunder with respect to such Swingline Loans.

  2.9 Interest

      (a) Subject to subsection 2.9(c): (i) each Loan (other than any Swingline Loan) shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to the Eurodollar Rate or the Base Rate, as the case may be, plus the Applicable Margin; and (ii) each Swingline Loan shall bear interest on the principal amount thereof from the date when made until it becomes due at a rate per annum equal to the Base

  Rate plus the Applicable Margin or any other rate agreed to between the Company and the Swingline Bank.

      (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date and in the case of a Swingline Loan bearing an interest rate other than the Base Rate, on the date agreed to by the Swingline Bank in its sole discretion. Interest shall also be paid on the date of any prepayment of Loans pursuant to Section 2.6 and 2.7 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Majority Banks.

      (c) While any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations due and unpaid, at a rate per annum that is determined, in the case of Loans other than Base Rate Loans, by adding 2% per annum to the Applicable Margin then in effect for such Loans and, in the case of other Obligations, at a rate equal to the Base Rate plus 2% per annum.

      (d) Anything herein to the contrary notwithstanding, the obligations of the Company hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

  2.10 Swingline Loans

      (a) Subject to the terms and conditions hereof, the Swingline Bank severally agrees to make a portion of the Aggregate Revolving Credit Commitment available to the Company by making swingline loans (individually, a "Swingline Loan"; collectively, the "Swingline Loans") to the Company on any Business Day during the period from the Closing Date to the Revolving Credit Termination Date in accordance with the procedures set forth in this Section in an aggregate principal amount at any one time outstanding not to exceed $25,000,000, notwithstanding the fact that such Swingline Loans, when aggregated with the Swingline Bank's outstanding Loans, may exceed the Swingline Bank's Revolving Credit Commitment (the amount of such commitment of the Swingline Bank to make Swingline Loans to the Company pursuant to this subsection 2.10(a), as the same shall be reduced pursuant to subsection 2.7(b) or as a result of any assignment pursuant to Section 11.8, the Swingline Bank's "Swingline Commitment"); provided, that at no time shall (i) the aggregate Effective Amount of all Revolving Loans, Swingline Loans and L/C Obligations exceed the Aggregate Revolving Credit Commitment, or (ii) the Effective Amount of all Swingline Loans exceed the Swingline Commitment. Additionally, no more than four Swingline Loans may be outstanding at any one time. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.10(a), prepay pursuant to subsection 2.6 and reborrow pursuant to this subsection 2.10(a).

      (b) The Company shall provide the Administrative Agent (with a copy to the Swingline Bank) irrevocable written notice (including notice via facsimile confirmed immediately by a telephone call) in the form of a Notice of Borrowing of any Swingline Loan requested hereunder (which notice must be received by the Swingline Bank and the Administrative Agent prior to 12:00 noon (San Francisco time) on the requested Borrowing date) specifying (i) the amount to be borrowed, (ii) the requested Borrowing date, which must be a Business Day, and (iii) with respect to any requested Swingline Loan after the date the Company gives the notice regarding allocation of

  Loans pursuant to Section 2.16, whether the requested Swingline Loan shall be allocated to the Revolving Facility Tranche or the Capital Expenditure Tranche. Upon receipt of the Notice of Borrowing, the Swingline Bank will immediately confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of the Notice of Borrowing from the Company and, if not, the Swingline Bank will provide the Administrative Agent with a copy thereof. Unless the Swingline Bank has received notice prior to 2:00 p.m. on such Borrowing date from the Administrative Agent (A) directing the Swingline Bank not to make the requested Swingline Loan as a result of the limitations set forth in the proviso set forth in the first sentence of subsection 2.10(a); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, the Swingline Bank will, not later than 3:00 p.m. (San Francisco time) on the Borrowing date specified in such Notice, make the amount of its Swingline Loan available to the Administrative Agent for the account of the Company at the Administrative Agent's Payment Office in funds immediately available to the Administrative Agent. The proceeds of such Swingline Loan will then promptly be made available to the Company by the Administrative Agent crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Administrative Agent by the Swingline Bank and in like funds as received by the Administrative Agent. Each Borrowing pursuant to this Section shall be in an aggregate principal amount equal to two hundred fifty thousand dollars ($250,000) or an integral multiple of one hundred thousand dollars ($100,000) in excess thereof, unless otherwise agreed by the Swingline Bank.

      (c) If (i) any Swingline Loans shall remain outstanding at 9:00 a.m. (San Francisco time) on the Business Day immediately prior to a Swingline Clean-Up Day and by such time on such Business Day the Administrative Agent shall have received neither (A) a Notice of Borrowing delivered pursuant to Section 2.3 requesting that Revolving Loans be made pursuant to Section 2.1 on the Swingline Clean-Up Day in an amount at least equal to the aggregate principal amount of such Swingline Loans, nor (B) any other notice indicating the Company's intent to repay such Swingline Loans with funds obtained from other sources, or (ii) any Swingline Loans shall remain outstanding during the existence of a Default or Event of Default and the Swingline Bank shall in its sole discretion notify the Administrative Agent that the Swingline Bank desires that such Swingline Loans be converted into Revolving Loans, then the Administrative Agent shall be deemed to have received a Notice of Borrowing from the Company pursuant to Section 2.3 requesting that Base Rate Revolving Loans be made pursuant to Section 2.1(b) on such Swingline Clean-Up Day (in the case of the circumstances described in clause (i) above) or on the first Business Day subsequent to the date of such notice from the Swingline Bank (in the case of the circumstances described in clause (ii) above) in an amount equal to the aggregate amount of such Swingline Loans, and the procedures set forth in subsections 2.3(b) and 2.3(c) shall be followed in making such Base Rate Revolving Loans; provided, that such Base Rate Revolving Loans shall be made notwithstanding the Company's failure to comply with subsections 5.2(b) and 5.2(c); and provided, further, that if a Borrowing of Revolving Loans becomes legally impracticable and if so required by the Swingline Bank at the time such Revolving Loans are required to be made by the Banks in accordance with this subsection 2.10(c), each Revolving Credit Bank agrees that in lieu of making Revolving Loans as described in this subsection 2.10(c), such Revolving Credit Bank shall purchase a participation from the Swingline Bank in the applicable Swingline Loans in an amount equal to such Revolving Credit Bank's Revolving Credit Commitment Percentage of such Swingline Loans, and the procedures set forth in subsections 11.8 shall be followed in connection with the purchases of such participations. Upon such purchases of participations, the prepayment requirements of subsection 2.7(a)(v) shall be deemed waived with respect to such Swingline Loans. The proceeds of such Base Rate Revolving Loans shall be applied to repay such Swingline Loans, and the proceeds of participations purchased shall be retained by the Swingline Bank as payment of the purchase price for such participations. A copy of each notice given by the Administrative

  Agent to the Revolving Credit Banks pursuant to this subsection 2.10(c) with respect to the making of Revolving Loans, or the purchases of participations, shall be promptly delivered by the Administrative Agent to the Company. Each Revolving Credit Bank's obligation in accordance with this Agreement to make the Revolving Loans, or purchase the participations, as contemplated by this subsection 2.10(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Bank may have against the Swingline Bank, the Company or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (3) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

  2.11 Fees

    In addition to certain fees described in Section 3.8:

      (a) Administrative Agent Fees. The Company shall pay to the Administrative Agent for the Administrative Agent's account administrative agent fees, as required by the BofA Fee Letter in the amounts and at the times set forth in the BofA Fee Letter. The foregoing fees shall be non-refundable for any reason whatsoever.

      (b) Facility Fee. The Company shall pay to the Administrative Agent for the account of each Bank in accordance with such Bank's Aggregate Commitment Percentage, a facility fee (the "Facility Fee") equal to the Facility Fee Percentage times the actual daily amount of the Aggregate Commitments, regardless of usage. The Facility Fee shall accrue at all times from the Closing Date until the Revolving Credit Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Credit Termination Date. The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Facility Fee Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Facility Fee Percentage separately for each period during such quarter that such Facility Fee Percentage was in effect. The Facility Fee shall accrue at all times, including at any time during which one or more of the conditions in Article V is not met.

      (c) Banks' Upfront Fee. On the Closing Date, the Company shall pay to each Bank an upfront fee in the amounts as agreed to between the Company and each Bank. Each upfront fee paid to each Bank is solely for such Bank's own account and is nonrefundable for any reason whatsoever.

      (d) Structuring Fees. The Company shall pay to (i) BofA for its account an arrangement, structuring and syndication fee in the amounts and at the times specified in the BofA Fee Letter and (ii) First Union Securities, Inc. for its account or arrangement, structuring and syndication fee in the amounts and at the times specified in the First Union Fee Letter. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

  2.12 Computation of Fees and Interest

      (a) All computations of interest payable in respect of Base Rate Loans at all times that the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest being paid than if computed on the basis of a 365-day year. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

      (b) The Administrative Agent will, with reasonable promptness, notify the Company and the Banks of each determination of a Eurodollar Rate; provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Administrative Agent. Any change in the interest rate on a Loan resulting from a change in the Applicable Margin, Eurodollar Reserve Percentage, or the Assessment Rate shall become effective as of the opening of business on the day on which such change in the Applicable Margin, Eurodollar Reserve Percentage, or the Assessment Rate becomes effective. The Administrative Agent will with reasonable promptness notify the Company and the Banks of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Administrative Agent.

      (c) Each determination of an interest rate by the Administrative Agent pursuant hereto shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

  2.13 Payments by the Company

      (a) All payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment or counterclaim; shall, except as otherwise expressly provided herein, be made to the Administrative Agent for the ratable account of the Banks at the Administrative Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 10:00 a.m. (San Francisco time) on the date specified herein. The Administrative Agent will promptly distribute to each Bank its Revolving Credit Pro Rata Share or Term Credit Pro Rata Share, as applicable, (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Administrative Agent later than 10:00 a.m. (San Francisco time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

      (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; subject to the provisions set forth in the definition of "Interest Period" herein.

      (c) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full as and when required hereunder, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company shall not have made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent on demand such amount distributed to such Bank, together with interest thereon for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate as in effect for each such day.

  2.14 Payments by the Banks to the Administrative Agent

      (a) Unless the Administrative Agent shall have received notice from a Bank on the Closing Date or, with respect to each Borrowing after the Closing Date, at least one Business Day prior to the date of any proposed Borrowing, that such Bank will not make available to the Administrative Agent as and when required hereunder for the account of the Company the amount of that Bank's Revolving Credit Commitment Percentage or Term Credit Commitment Percentage, as applicable, of the Borrowing, the Administrative Agent may assume that each Bank has made such amount available to the Administrative Agent in immediately available funds on the Borrowing date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Company such amount, that Bank shall on the next Business Day following the date of such Borrowing make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for and determined as of each day during such period. A notice of the Administrative Agent submitted to any Bank with respect to amounts owing under this subsection 2.14(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Bank's Loan on the date of such Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the next Business Day following the date of such Borrowing, the Administrative Agent shall notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

      (b) The failure of any Bank to make any Loan on any date of borrowing shall not relieve any other Bank of any obligation hereunder to make a Loan on the date of such borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Borrowing.

  2.15 Sharing of Payments, Etc.

    If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Bank shall forthwith (a) notify the Administrative Agent of such fact (and the Administrative Agent shall, promptly after receipt thereof, send a copy of such notice to the Banks), and (b) purchase from the other Banks such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations of Swingline Loans held by them, as the case may be, as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's proportionate share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.9) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.15 and will in each case notify the Banks following any such purchases or repayments.

  2.16 Loan Tranches

    The Company may, at any time and from time to time, upon at least five Business Days notice to the Administrative Agent, allocate all or a portion of Borrowings constituting Revolving Loans, including with respect to Swingline Loans and L/C Obligations, to a revolving credit facility tranche (the "Revolving Facility Tranche") or a capital expenditure tranche (the "Capital Expenditure Tranche"), or both; provided that:

      (i)  at no time shall the Effective Amount of all Revolving Loans and Swingline Loans allocated to the Revolving Facility Tranche plus the Effective Amount of all L/C Obligations exceed $50,000,000;

      (ii) at no time shall the Effective Amount of all Revolving Loans and Swingline Loans allocated to the Capital Expenditure Tranche exceed $50,000,000;

      (iii) upon allocation to the Revolving Facility Tranche or the Capital Expenditure Tranche, as case may be, Loans shall remain so allocated notwithstanding any conversion or continuation of Loans pursuant to Section 2.3;

      (iv) the Company and each of the Banks agree that the establishment of the Revolving Facility Tranche and the Capital Expenditure Tranche is intended to assist the Company in its compliance with Section 8.5 and the corresponding provisions of the applicable Senior Notes Agreements. Accordingly, neither the failure by the Company to comply in any respect with this Section 2.16 nor the failure by the Administrative Agent or any Bank to identify or remedy such noncompliance shall give rise to any liability against the Administrative Agent or any Bank or any defense to compliance by the Company with Section 8.5; and

      (v) if the Company fails to so allocate the L/C Obligations, the L/C Obligations shall be deemed allocated to the Revolving Facility Tranche.

    Such notice of allocation shall specify (i) the effective date of such allocation which shall not be a date earlier than the date of such notice, (ii) the aggregate principal amount of Loans (other than Term Loans) (identified by Type of Loan) and L/C Obligations to be allocated to the Revolving Facility Tranche, the Capital Expenditure Tranche, or both, as the case may be, and (iii) in the case of allocations to the Capital Expenditure Tranche, the Company shall represent and warrant that the proceeds of all Loans (other than Term Loans) allocated thereto have been used solely to finance capital improvements, expansions and additions to the Company's property (including Timberlands), plant and equipment. The Administrative Agent will promptly notify the Banks of such notice of allocation of Loans (other than Term Loans) and L/C Obligations.

ARTICLE III
THE LETTERS OF CREDIT

    3.1 The Letter of Credit Facility

      (a) Subject to the terms and conditions set forth herein, (i) the Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date until 30 days before the Revolving Credit Termination Date to issue Letters of Credit for the account of the Company (it being understood that such Letter of Credit may be for the benefit of any of its Subsidiaries), and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.2(c) and 3.2(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Banks severally agree to participate in Letters of Credit Issued for the account of the Company (it being understood that such Letter of Credit may be for the benefit of any of its Subsidiaries); provided, that the Issuing Bank shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") (1) the aggregate Effective Amount of all Revolving Loans, Swingline Loans, and L/C Obligations exceeds the Aggregate Revolving Credit Commitment, (2) the Effective Amount of all Revolving Loans of such Bank plus the participation of such Bank, if any, in the aggregate Effective Amount of all Swingline Loans and L/C Obligations exceeds such Bank's Revolving Credit Commitment, or (3) the Effective Amount of L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed. Upon the initial Credit Extension, all Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after such Credit Extension shall be subject to and governed by the terms and conditions hereof.

      (b) The Issuing Bank is under no obligation to Issue any Letter of Credit if:

         (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

        (ii) the Issuing Bank has received written notice from any Bank, the Administrative Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

        (iii) the expiry date of any requested Letter of Credit is (A) more than one year after the date of Issuance, unless the Majority Banks have approved such expiry date in writing, or (B) after the Revolving Credit Termination Date, unless all of the Banks have approved such expiry date in writing;

        (iv) the expiry date of any requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit, unless such Letter of

    Credit is issued in connection with worker's compensation or to secure self-insurance deductibles or certain payments required in connection with export log yards, or all of the Banks have approved such expiry date in writing;

        (v) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance reasonably acceptable to the Issuing Bank, or the Issuance of a Letter of Credit may violate any policies of the Issuing Bank applicable to customers and credits of a type similar to the Company and the transactions contemplated in this Agreement;

        (vi) any standby Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person;

       (vii) such Letter of Credit is in a face amount less than $100,000 or to be denominated in a currency other than Dollars; or

       (viii) the requested Letter of Credit provides for payment thereunder sooner than the Business Day following the presentation to the Issuing Bank of the documentation required thereunder.

    3.2 Issuance, Amendment and Renewal of Letters of Credit

      (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Administrative Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be made by an original writing or by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Bank:

         (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day);

        (ii) the face amount of the Letter of Credit;

        (iii) the expiry date of the Letter of Credit;

        (iv) the name and address of the beneficiary thereof;

        (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder;

        (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and

       (vii) such other usual and customary matters as the Issuing Bank may require.

      (b) At least three Business Days prior to the Issuance of any Letter of Credit or any amendment or renewal of a Letter of Credit, the Issuing Bank issuing such Letter of Credit will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice on or before the Business Day immediately preceding the date the Issuing Bank is to issue, amend or renew a requested Letter of Credit from the Administrative Agent (A) directing the Issuing Bank not to issue, amend or renew such Letter of Credit because such issuance amendment or renewal is not then permitted under subsection 3.1(a) as a result of the limitations set forth in clauses (1) through (3) thereof or subsection 3.1(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company (it being understood that such Letter of Credit may be for the benefit of any of its Subsidiaries) or amend or renew a Letter of Credit, as the case may be, in accordance with the Issuing Bank's usual and customary business practices.

      (c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Credit Termination Date, the Issuing Bank shall, upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Administrative Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by an original writing or by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank:

         (i) the Letter of Credit to be amended;

        (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day);

        (iii) the nature of the proposed amendment; and

        (iv) such other usual and customary matters as the Issuing Bank may require.

      The Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such letter of Credit does not accept the proposed amendment to the Letter of Credit. The Administrative Agent will promptly notify the Banks of the receipt by it of any L/C Application or L/C Amendment Application.

      (d) The Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Revolving Credit Termination Date, at the option of the Company and upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Administrative Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Bank shall be entitled to authorize the renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by an original writing or by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank:

         (i) the Letter of Credit to be renewed;

        (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day);

        (iii) the revised expiry date of the Letter of Credit; and

        (iv) such other usual and customary matters as the Issuing Bank may require.

      The Issuing Bank shall be under no obligation so to renew any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.2(d) upon the request of the Company but the Issuing Bank shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, the Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Company and the Banks hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

      (e) In connection with Letters of Credit that automatically renew or extend their expiry date, the Issuing Bank may, at its election (or as required by the Administrative Agent at the direction of the Majority Banks), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Credit Termination Date.

      (f)  This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

      (g) The Issuing Bank will also deliver to the Administrative Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

      (h) The Issuing Bank shall deliver to the Administrative Agent such reports with respect to the Letters of Credit as the Administrative Agent may reasonably request from time to time.

    3.3 Risk Participations, Drawings and Reimbursements

      (a) Immediately upon the Issuance of each Letter of Credit, each Revolving Credit Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank issuing such Letter of Credit a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Revolving Credit Commitment Percentage of such Revolving Credit Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 2.1, each Issuance of a Letter of Credit shall be deemed to utilize the Revolving Credit Commitment of each Revolving Credit Bank by an amount equal to the amount of such participation.

      (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank which issued such Letter of Credit will promptly notify the Company. The Company shall reimburse the Issuing Bank, directly or with the proceeds of a Revolving Loan, prior to 10:00 a.m. (San Francisco time), on each date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by the Issuing Bank. If the Company fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (San Francisco time) on the Honor Date, such Issuing Bank will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Revolving Credit Bank thereof, and the Company shall be deemed to have requested that Base Rate Revolving Loans be made by the Revolving Credit Banks to be disbursed on the Honor Date under such Letter of Credit, subject to the aggregate amount of the un-utilized portion of the Aggregate Revolving Credit Commitment and subject to the conditions set forth in Section 5.2. Any notice given by the Issuing Bank or the Administrative Agent pursuant to this subsection 3.3(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

      (c) Each Bank shall upon any notice pursuant to subsection 3.3(b) make available to the Administrative Agent for the account of the Issuing Bank an amount in Dollars and in immediately available funds equal to its Revolving Credit Commitment Percentage of the amount of the drawing, whereupon the participating Revolving Credit Banks shall (subject to subsection 3.3(d)) each be deemed to have made a Revolving Loan consisting of a Base Rate Revolving Loan to the Company in that amount. If any Revolving Credit Bank so notified fails to make available to the Administrative Agent for the account of the Issuing Bank the amount of such Revolving Credit Bank's Revolving Credit Commitment Percentage of the amount of the drawing by no later than 12:00 noon (San Francisco time) on the Honor Date, then interest shall accrue on such Revolving Credit Bank's obligation to make such payment, from the Honor Date to the date such Revolving Credit Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Administrative Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Administrative Agent to give any such notice on the Honor Date or in sufficient time to enable any Revolving Credit Bank to effect such payment on such date shall not relieve such Revolving Credit Bank from its obligations under this Section 3.3.

      (d) With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Revolving Loans to the Company in whole or in part, because of the Company's failure to satisfy the conditions set forth in Section 5.2 or for any other reason, the Company shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Revolving Credit Bank's payment to the Issuing Bank pursuant to subsection 3.3(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Bank in satisfaction of its participation obligation under this Section 3.3.

      (e) Each Revolving Credit Bank's obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Bank may have against the Issuing Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Bank's obligation to make Revolving Loans under this Section 3.3 is subject to the conditions set forth in Section 5.2.

    3.4 Repayment of Participations

      (a) Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Bank of immediately available funds from the Company (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Revolving Credit Bank has paid the Administrative Agent for the account of the Issuing Bank for such Revolving Credit Bank's participation in the Letter of Credit pursuant to Section 3.3 or (ii) in payment of interest thereon, the Administrative Agent will pay to each Revolving Credit Bank, in the same funds as those received by the Administrative Agent for the account of the Issuing Bank, the amount of such Revolving Credit Bank's Revolving Credit Commitment Percentage of such funds, and the Issuing Bank shall receive the amount of the Revolving Credit Commitment Percentage of such funds of any Revolving Credit Bank that did not so pay the Administrative Agent for the account of the Issuing Bank.

      (b) If the Administrative Agent or the Issuing Bank is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Administrative Agent for the account of the Issuing Bank pursuant to subsection 3.4(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Revolving Credit Bank shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent or the Issuing Bank the amount of such Revolving Credit Bank's Revolving Credit Commitment Percentage of any amounts so returned by the Administrative Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Credit Bank to the Administrative Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

    3.5 Role of the Issuing Bank

      (a) Each Revolving Credit Bank and the Company agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

      (b) No Administrative Agent-Related Person, nor any Syndication Agent, nor any Documentation Agent, nor any Arranger, nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Revolving Credit Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Majority Banks); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

      (c) The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Administrative Agent-Related Person, nor any Syndication Agent, nor any Documentation Agent, nor any Arranger, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.6; provided, however, anything in such clauses to the contrary notwithstanding, that the Company may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such Issuing Bank's willful misconduct or gross negligence or the Issuing Bank's willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

    3.6 Obligations Absolute

      The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

         (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

        (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

        (iii) the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

        (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

        (v) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

        (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

       (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

    3.7 Cash Collateral Pledge

      Upon (i) the request of the Administrative Agent, (A) if the Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (B) if, as of the Revolving Credit Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) the occurrence of the circumstances described in subsection 2.7(a) requiring the Company to Cash Collateralize Letters of Credit or (iii) the occurrence of the circumstances described in Section 9.2(c) or in the proviso in Section 9.2 (with respect to the obligation of the Company to Cash Collateralize) requiring the Company to Cash Collateralize Letters of Credit, then, the Company shall immediately Cash Collateralize the Effective Amount of all L/C Obligations in an amount equal to such Effective Amount of such L/C Obligations. The Company hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Revolving Credit Banks, a security interest in all cash and deposit account balances used to Cash Collateralize the Company's obligations hereunder.

    3.8 Letter of Credit Fees

      (a) The Company shall pay to the Administrative Agent for the account of each of the Revolving Credit Banks a letter of credit fee with respect to the Letters of Credit on the average daily maximum amount available to be drawn of the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Administrative Agent, equal to the Letter of Credit Rate. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Credit Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Credit Termination Date (or such later expiration date).

      (b) The Company shall pay to the Administrative Agent for the account of the Issuing Bank a letter of credit fronting fee per annum with respect to the outstanding Letters of Credit issued by the Issuing Bank equal to 0.125% per annum of the average daily maximum amount available to be drawn under such outstanding Letters of Credit, computed on a quarterly basis in arrears on the last day of each calendar quarter based upon Letters of Credit issued by the Issuing Bank outstanding for that quarter as calculated by the Administrative Agent. Such fronting fees shall be calculated on the basis of a 360-day year and actual days elapsed and shall be due and payable quarterly in arrears on the last day of each calendar quarter (or if such day is not a Business Day, then the immediately preceding Business Day) during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Credit Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Credit Termination Date (or such later expiration date).

      (c) The Company shall pay to the Issuing Bank from time to time on demand upon each issuance or extension of a Letter of Credit a fee in the amount of $1,500 or such greater amount as the Issuing Bank may charge account parties of the Issuing Bank generally relating to letters of credit as from time to time in effect.

    3.9 Applicability of ISP98 and UCP

    When a Letter of Credit is issued (including any such agreement applicable to Existing Letters of Credit), the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to such Letter of Credit, unless the Issuing Bank and the Company agree that the rules of the Uniform Customs and Practice for Documentary Credits ("UCP"), as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Common on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) apply to such Letter of Credit, in which case the UCP shall apply to such Letter of Credit.

ARTICLE IV
TAXES, YIELD PROTECTION AND ILLEGALITY

    4.1 Taxes

      (a) Subject to subsection 4.1(h), any and all payments by the Company to each Bank or the Administrative Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Administrative Agent's or each Bank's, as the case may be, net income by the jurisdiction under the laws of which such Bank or the Administrative Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

      (b) In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

      (c) If the Company shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Bank, the Company shall also pay to the Administrative Agent (for the account of such Bank) or to such Bank, at the time interest is paid, such additional amount that the Administrative Agent or such Bank, as the case may be, specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Bank would have received if such Taxes or Other Taxes had not been imposed.

      (d) Subject to subsection 4.1(h), the Company shall indemnify and hold harmless each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.1) paid by the Bank or the Administrative Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Bank or the Administrative Agent makes written demand therefor. Each Bank and the Administrative Agent, severally with respect to the amounts received by it from the Company as indemnification under this subsection 4.1(d), agrees upon the request of the Company and at the Company's expense, to use commercially reasonable efforts to obtain a refund of any Taxes or Other Taxes for which it received indemnification hereunder if such Taxes or Other Taxes were incorrectly or illegally asserted.

      (e) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Administrative Agent, then, subject to subsection 4.1(h):

         (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.1) such Bank or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

        (ii) the Company shall make such deductions; and

        (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

      (f)  Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to the Administrative Agent and such Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent and such Bank.

      (g) Each Bank which is not a "United States person" (as defined in the Code) hereby agrees that:

         (i) such Bank shall, no later than the Closing Date (or, in the case of a Bank which becomes a party hereto pursuant to Section 11.8 after the Closing Date, the date upon which the Bank becomes a party hereto) deliver to the Company through the Administrative Agent (two originals):

          (A) if its Lending Office is located in the United States of America, accurate and complete signed originals of Internal Revenue Service Form W-8ECI or any successor thereto ("Form W-8ECI") or other version of Internal Revenue Service Form W-8, as appropriate, or any successor thereto ("Form W-8"), and/or

          (B) if its Lending Office is located outside the United States of America, accurate and complete signed originals of Internal Revenue Service Form W-8BEN or any successor thereto ("Form W-8BEN") or other appropriate Form W-8, and, in the case of a Bank claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a certificate representing that such Bank is not a bank for purposes of Section 881(c) of the Code, is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code) ("Portfolio Interest Exemption Certificate");

  in each case indicating that such Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such Lending Office or Offices under this Agreement free from withholding of United States Federal income tax;

        (ii) if at any time such Bank makes any changes necessitating a new Form W-8ECI, W-8BEN or other appropriate Form W-8, it shall with reasonable promptness deliver to the Company through the Administrative Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two accurate and complete signed originals of Form W-8ECI, W-8BEN or other appropriate, Form W-8, as appropriate, and, if appropriate a Portfolio Interest Exemption Certificate, in each case indicating that such Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

        (iii) such Bank shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in (ii) above) requiring a change in or renewal of the most recent Form W-8ECI, W-8BEN or other appropriate Form W-8, previously delivered by such Bank, deliver to the Company through the Administrative Agent two accurate and complete original signed copies of Form W-8ECI, W-8BEN or other appropriate Form W-8 in replacement for the forms previously delivered by such Bank; and

        (iv) such Bank shall, promptly upon the Company's or the Administrative Agent's reasonable request to that effect, deliver to the Company or the Administrative Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Bank's tax status for withholding purposes.

      (h) The Company will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to subsection 4.1(a), subsection 4.1(c), subsection 4.1(d) or subsection 4.1(e) to any Bank for the account of any Lending Office of such Bank:

         (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with its obligations under subsection 4.1(g) in respect of such Lending Office;

        (ii) if such Bank shall have delivered to the Company a Form W-8ECI or other appropriate Form W-8 in respect of such Lending Office pursuant to subsection 4.1(g), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or applicable tax treaty or regulations or in the official interpretation of such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8ECI or other appropriate Form W-8; or

        (iii) if the Bank shall have delivered to the Company a Form W-8BEN or other appropriate Form W-8 in respect of such Lending Office pursuant to subsection 4.1(g), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8BEN or other appropriate Form W-8.

      (i)  If, at any time, the Company requests any Bank to deliver any forms or other documentation pursuant to subsection 4.1(g)(iv), then the Company shall, on demand of such Bank through the Administrative Agent, reimburse such Bank for any costs and expenses (including Attorney Costs) reasonably incurred by such Bank in the preparation or delivery of such forms or other documentation.

      (j)  If the Company is required to pay additional amounts to any Bank or the Administrative Agent pursuant to subsection 4.1(e), then such Bank shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.

  4.2 Illegality

      (a) If any Bank shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its Lending Office to make Eurodollar Rate Loans, then, on notice thereof by the Bank to the Company through the Administrative Agent, the obligation of that Bank to make Eurodollar Rate Loans shall be suspended until the Bank shall have notified the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.

      (b) If a Bank shall determine that it is unlawful to maintain any Eurodollar Rate Loan, the Company shall prepay in full all Eurodollar Rate Loans of that Bank then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Bank may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Eurodollar Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 4.4. If the Company is required to so prepay any Eurodollar Rate Loan, then concurrently with such prepayment, the Company may borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

      (c) If the obligation of any Bank to make or maintain Eurodollar Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Administrative Agent that all Loans which would otherwise be made by the Bank as Eurodollar Rate Loans shall be instead Base Rate Loans.

      (d) Before giving any notice to the Administrative Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Eurodollar Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

  4.3 Increased Costs and Reduction of Return

      (a) If any Bank shall determine that, due to either (i) the introduction of or any change after the date hereof (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Eurodollar Rate or in respect of the assessment rate (the "Assessment Rate") payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans or participating in Letters of Credit, or, in the case of the Issuing Bank, any increase in the cost to the Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, upon demand therefor by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

      (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation after the date hereof, (ii) any change in any Capital Adequacy Regulation after the date hereof, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof after the date hereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank, with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank (with a copy to the Administrative Agent), the Company shall upon demand pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

  4.4 Funding Losses

    The Company agrees to reimburse each Bank and to hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

      (a) the failure of the Company to make any payment or mandatory prepayment of principal of any Eurodollar Rate Loan (including payments made after any acceleration thereof);

      (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

      (c) the failure of the Company to make any prepayment of any Loan after the Company has given a notice in accordance with Section 2.6;

      (d) the prepayment (including pursuant to Section 2.6 or 2.7) of a Eurodollar Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

      (e) the conversion pursuant to Section 2.4 of any Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of the respective Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.

  4.5 Inability to Determine Rates

    If the Majority Banks shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or that the Eurodollar Rate applicable pursuant to subsection 2.9(a) for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Administrative Agent will forthwith give notice of such determination to the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Eurodollar Rate Loans, as the case may be, hereunder shall be suspended until the Administrative Agent upon the instruction of the Majority Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.

  4.6 Certificate of Bank

    Each Bank, if claiming reimbursement or compensation pursuant to this Article IV, shall deliver to the Company, a certificate setting forth in reasonable detail the amount payable to such Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

  4.7 Survival

    The covenants, agreements and obligations of the Company in this Article IV shall survive the payment of all other Obligations and the termination of this Agreement and the Commitments.

ARTICLE V
CONDITIONS PRECEDENT

  5.1 Conditions of Initial Credit Extensions

    The obligation of each Bank to make its initial Credit Extension hereunder is subject to the following conditions:

      (a) the Administrative Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Administrative Agent and, as to the items referenced in subsection 5.1(a)(xiv), the Majority Banks, and in sufficient copies for each Bank:

       (i) Credit Agreement. This Agreement executed by the Company, the Administrative Agent, each of the Syndication Agents, each of the Documentation Agents, and each of the Banks;

      (ii) Resolutions; Incumbency.

        (A) Resolutions.

          (1) Copies of the resolutions of the board of directors of the REIT, as the sole member of the General Partner, as general partner of the Company, approving and authorizing the execution, delivery and performance by such entities on behalf of the Company of this Agreement and the other Loan Documents to which the Company is a party to be delivered hereunder, and authorizing the borrowing of the Loans, certified as of the Closing Date by the Secretary or an Assistant Secretary of the REIT;

          (2) Copies of the resolutions of the board of directors of the REIT approving and authorizing the execution, delivery and performance by the REIT of the Loan Documents to which it is a party to be delivered hereunder, certified as of the Closing Date by the Secretary or Assistant Secretary of the REIT;

          (3) Copies of the resolutions of the board of directors of the REIT, as the sole member of the General Partner, as general partner of the Company, as the sole member of Plum Creek Southern approving and authorizing the execution, delivery and performance by such entities on behalf of Plum Creek Southern of the Plum Creek Southern Timber Assumption Agreement to be delivered hereunder, certified as of the Closing Date by the Secretary or Assistant Secretary of the REIT; and

          (4) Copies of the resolutions of the board of directors of the REIT, as the sole member of the General Partner, as general partner of the Company, as the sole member of Plum Creek South Central approving and authorizing the execution, delivery and performance by such entities on behalf of Plum Creek South Central of the Plum Creek South Central Assumption Agreement to be delivered hereunder, certified as of the Closing Date by the Secretary or Assistant Secretary of the REIT;

        (B) Incumbency.

          (1) A certificate of the Secretary or Assistant Secretary of the REIT certifying the names and true signatures of the duly authorized officers of the REIT, as the sole member of the General Partner, as general partner of the Company, authorized to execute, deliver and perform, as applicable, this Agreement on behalf of the Company, and all other Loan Documents to be delivered hereunder;

          (2) A certificate of the Secretary or Assistant Secretary of the REIT certifying the names and true signature of the duly authorized officers of the REIT, in its individual capacity, authorized to execute, deliver and perform the REIT Undertaking Agreement;

          (3) A certificate of the Secretary or Assistant Secretary of the REIT certifying the names and true signatures of the duly authorized officers of the REIT, as the sole member of the General Partner, as general partner of the Company, as the sole member of Plum Creek Southern authorized to execute, deliver and perform the Southern Timber Assumption Agreement to be delivered hereunder;

          (4) A certificate of the Secretary or Assistant Secretary of the REIT certifying the names and true signatures of the duly authorized officers of the REIT, as the sole member of the General Partner, as general partner of the Company, as the sole member of Plum Creek South Central authorized to execute, deliver and perform the Plum Creek South Central Assumption Agreement to be delivered hereunder;

      (iii) Articles of Incorporation; By-laws; Partnership Documents and Good Standing. Each of the following documents:

        (A) the certificate of limited partnership of the Company, the certificate of formation of the General Partner, and the certificate of incorporation of the REIT, in each case as in effect on the Closing Date, certified by the Secretary of State or similar, applicable Governmental Authority of the state of formation, organization or incorporation, as the case may be, of such Persons as of a recent date, and by the Secretary or Assistant Secretary of the REIT, and a certificate of the Secretary or Assistant Secretary of the REIT attaching copies of the Organizational Documents of each of the Company, the General Partner and the REIT and certifying that such Organizational Documents are true, correct, and complete as of the Closing Date;

        (B) the certificate of formation of Plum Creek Southern as in effect on the Closing Date, certified by the Secretary of State (or similar applicable Governmental Authority) of the state of organization of Plum Creek Southern as of a recent date, and by the Assistant Secretary or Secretary of the REIT, and a certificate of the Assistant Secretary or Secretary of the REIT attaching copies of the Organizational Documents of Plum Creek Southern and certifying that such Organizational Documents are true, correct and complete as of the Closing Date;

        (C) the certificate of formation of Plum Creek South Central as in effect on the Closing Date, certified by the Secretary of State (or similar applicable Governmental Authority) of the state of organization of Plum Creek South Central as of a recent date, and by the Assistant Secretary or Secretary of the REIT and a certificate of the Assistant Secretary or Secretary of the REIT, attaching copies of the Organizational Documents of Plum Creek South Central

    and certifying that such Organizational Documents are true, correct and complete as of the Closing Date;

        (D) a good standing certificate for each Loan Party and each Partner Entity from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation, formation or organization, as the case may be, as of a recent date;

      (iv) Legal Opinion. An opinion of James A. Kraft, Vice President, General Counsel and Secretary of the REIT and the General Partner and counsel to the Loan Parties, dated as of the Closing Date and addressed to the Administrative Agent and the Banks and substantially in the form of Exhibit C;

      (v) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

        (A) the representations and warranties contained in Article VI are true and correct on and as of such date and as of the date hereof, in each case both before and after giving effect to the Merger, the Asset Transfer Transactions and the initial Credit Extension hereunder, as though made on and as of such date;

        (B) no Default or Event of Default exists as of such date and as of the date hereof, in each case both before and after giving effect to the Merger and the Asset Transfer Transactions, or would result from the initial Credit Extension; and

        (C) except as described in the Plum Creek SEC Filings filed on or before June 21, 2001, and the Georgia-Pacific SEC Filings (in so far as they relate to the Spincos and the "Timber Group" (as defined in the Merger Agreement)) filed on or before June 21, 2001, there has occurred since December 31, 2000, no event or circumstance that has resulted or would reasonably be expected to result in a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations, properties, condition (financial otherwise) or prospects of, or information regarding, the REIT, the Company and their respective Subsidiaries (taken as whole), and the Spincos;

        (D) there exists no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that (i) could reasonably be expected to (A) have a material adverse effect on the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries, taken as a whole, (B) adversely affect the ability of any Loan Party to perform its obligations under the Loan Documents to which such Loan Party is a party or (C) adversely affect the rights and remedies of the Administrative Agent and the Banks under the Loan Documents, or (ii) materially and adversely affects any aspect of the Acquisition Transactions, or (iii) adversely affects any aspect of the transactions contemplated hereby; and

        (E) all governmental and third party consents and approvals necessary in connection with each aspect of the Acquisition Transactions and the credit facilities contemplated herein have been obtained and shall remain in effect; all applicable waiting periods shall have expired without any adverse action being taken by any competent authority; and no applicable law or regulation and no judgment, injunction, order or decree, shall, in each case, be applicable that prohibits, restrains, prevents, or imposes (i) material adverse conditions upon any aspect of the Acquisition Transactions or (ii) adverse conditions upon such credit facilities.

      (vi) Senior Notes Agreements. A certificate signed by a Responsible Officer attaching a true, correct, and complete copy of each of the Senior Notes Agreements, and certifying that such agreements are true, correct, and complete as of the Closing Date;

       (vii) Repayment of Existing Loans.

          (A) evidence satisfactory to the Administrative Agent that: all principal of and interest on the extensions of credits outstanding under, and all other amounts owing under, the Existing Credit Agreement shall have been (or shall be simultaneously) paid in full, or the Company shall have irrevocably directed the Administrative Agent to apply the proceeds from the initial Credit Extension hereunder toward such repayment in full, and that any commitments to extend credit under the Existing Credit Agreement shall have been (or shall be simultaneously) canceled or terminated and that all guarantees in respect of, and all Liens securing, such Indebtedness shall have been released (or arrangements for such release reasonably satisfactory to the Administrative Agent shall have been made); and

          (B) an irrevocable written notice from the Company directing BofA to withdraw funds out of the account of the Company maintained with BofA into which proceeds from the 2001 Notes are to be deposited and pay to BofA, as administrative agent under the NATC Credit Agreement, such funds, and an irrevocable written instruction from the Company to the Administrative Agent directing the Administrative Agent to pay to BofA, as administrative agent under the NATC Credit Agreement, a portion of the initial Credit Extension to be made hereunder, such that such funds in such account together with such portion of such initial Credit Extension will payoff in full all the principal of and interest on the extensions of credit outstanding under, and all other amounts owing under, the NATC Credit Agreement;

       (viii) Consummation of the Acquisition Transactions. A certificate signed by a Responsible Officer, dated as of the Closing Date, certifying that:

          (A) the Acquisition Transactions (other than the recording or filing of the Real Property Deeds in the recording or filing offices in the applicable jurisdictions) have been consummated and become effective in all respects in accordance with (1) the terms of the Acquisition Documents (and none of the material terms or conditions of any of the Acquisition Documents shall have been amended, modified, supplemented or waived except with the prior written consent of the Administrative Agent and all the initial Banks) and (2) all applicable Requirements of Law of any Governmental Authority;

          (B) attached to such certificate are true and correct copies of:

            (1) copies of each of the Certificates of Merger filed with, and certified by, the Secretary of State of the State of Delaware and all of which evidence that the Merger has been consummated and is effective; and

            (2) the Acquisition Documents and any other documents delivered in connection with the closing of the Acquisition Transactions pursuant to the Acquisition Documents; and

        (ix) Tax Legal Opinions. A copy of the tax legal opinions issued by the REIT's special tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP and by Georgia-Pacific's special tax counsel, McDermott, Will & Emery, in each case in connection with the Separation Transaction, the Redemption Transaction and the Merger;

        (x) REIT Undertaking Agreement. The Undertaking Agreement dated as of the Closing Date, executed by the REIT, the Administrative Agent and the Company, in the form and substance satisfactory to the Administrative Agent and the Banks (as hereafter amended, modified or supplemented from time to time, the "REIT Undertaking Agreement");

        (xi) Subsidiary Assumption Agreements.

          (A) The Plum Creek Southern Timber Assumption Agreement duly executed by Plum Creek Southern, in form and substance satisfactory to the Administrative Agent and the Banks; and

          (B) The Plum Creek South Central Assumption Agreement duly executed by Plum Creek South Central, in form and substance satisfactory to the Administrative Agent and the Banks;

       (xii) Senior Note Purchasers Letter. A certificate signed by a Responsible Officer attaching a copy of the letter from the purchasers of the 2001 Notes, in form of Exhibit I, duly executed by all the purchasers of the 2001 Notes, and certifying that such letter is a true, correct, and complete copy thereof;

       (xiii) Georgia-Pacific Certificate. A certificate of a senior officer of Georgia-Pacific certifying that each of the Redemption Transaction and the Separation Transaction has occurred and been fully consummated in accordance with the terms of the Separation Documents; and

       (xiv) Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or the Majority Banks may reasonably request.

      (b)  2001 Notes.  Gross cash proceeds of not less than $500,000,000 from the 2001 Notes will be disbursed to or at the direction of the Company at the Closing Date.

      (c)  Payment of Fees.  The Company shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, together with such additional amounts of Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred through the closing proceedings, provided that such estimate shall not thereafter preclude final settling of accounts between the Company and BofA; including any such costs, fees and expenses arising under or referenced in Sections 2.11, 4.1 and 11.4.

      (d)  Borrowing of Term Loans.  A Borrowing of the Term Loans in an amount equal to the Aggregate Term Credit Commitment shall have been requested by the Company to be made on the Closing Date.

      (e)  Notes.  If so requested by any Bank by October 4, 2001, the Company shall have delivered to such Bank the applicable Notes in respect of such Bank.

  5.2 Conditions to All Credit Extensions

    The obligation of each Bank and the Swingline Bank to make any Loans to be made by it (including its initial Loan) or to continue or convert any Loan pursuant to Section 2.4, and the obligation of the Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant date of Borrowing, Conversion/Continuation Date or Issuance Date:

      (a)  Notice, Application.  As to any Loan, the Administrative Agent shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable, or in the case of any Issuance of any Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.2;

      (b)  Continuation of Representations and Warranties.  The representations and warranties made by the Company contained in Article VI shall be true and correct on and as of such date of Borrowing or Conversion/Continuation Date with the same effect as if made on and as of such date of Borrowing or Conversion/Continuation Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct as of such earlier date); and

      (c)  No Existing Default.  No Default or Event of Default shall exist or shall result from such Credit Extension.

    Each Notice of Borrowing, Notice of Conversion/Continuation and L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice, request or application and as of the date of each Borrowing, each Conversion/Continuation Date, or Issuance Date, as applicable, that the conditions in Section 5.2 are satisfied.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

    The Company represents and warrants to the Administrative Agent and each Bank that both before and after giving effect to the Merger, the Asset Transfer Transactions and the other Transactions:

  6.1 Corporate Existence and Power

      (a) The Company, each of its Subsidiaries, and each of the Partner Entities:

         (i) is a limited partnership, limited liability company, or corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

        (ii) is duly qualified as a foreign partnership, limited liability company, or corporation, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

        (iii) is in compliance with all Requirements of Law except where failure to so comply would not reasonably be expected to have a Material Adverse Effect.

      (b) The Company, each of its Subsidiaries and each of the Partner Entities has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets and carry on its business; each Loan Party and each of the other Partner Entities has the power and authority and all governmental licenses, authorizations, consents and approvals to execute, deliver, and perform its obligations under, the Loan Documents and the Acquisition Documents to which it is a party.

  6.2 Authorization; No Contravention

    The execution, delivery and performance by each Loan Party of each of the Loan Documents to which such Person is party, and each Acquisition Document to which each of the Company, each of the Partner Entities and each of their respective Subsidiaries is a party and the consummation of the Transactions have been duly authorized by all necessary corporate, limited liability company and/or partnership action, as the case may be, by such Person, and do not and will not:

      (a) contravene the terms of the Organization Documents of any of the Company, any other Loan Party or any of the other Partner Entities;

      (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

      (c) violate any Requirement of Law.

  6.3 Governmental and Third Party Authorization

    Except as has been obtained by the Company prior to the date of this Agreement, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company, any of the Partner Entities, or any of their respective Subsidiaries of the Agreement, any other Loan Document or any Acquisition Document to which it is a party, or for the consummation of the Transactions.

  6.4 Binding Effect

    This Agreement, each other Loan Document to which any Loan Party is a party and each Acquisition Document to which any of the Company, any Partner Entity or any of their respective Subsidiaries is a party constitute the legal, valid and binding obligations of each such Person party thereto, enforceable against each such Person in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally or by equitable principles relating to enforceability.

  6.5 Litigation

    There are no actions, suits, proceedings, claims or disputes pending, or to the Company's Knowledge and the knowledge of each of the Partner Entities, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, any of the Partner Entities or any of their respective Subsidiaries or any of their respective Properties which:

      (a) purport to affect or pertain to this Agreement, any other Loan Document or any Acquisition Document, or any of the Transactions; or

      (b) have a reasonable probability of success on the merits and which, if determined adversely to the Company, any of the Partner Entities, or any of their respective Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Acquisition Document, or directing that the Transactions not be consummated as herein or therein provided.

  6.6 No Default

    No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. Neither the Company, nor any of the Partner Entities, nor any of their respective Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 9.1(e).

  6.7 ERISA Compliance

      (a) Schedule 6.7 lists all Plans as of the Closing Date and separately identifies Plans intended to be Qualified Plans and Multiemployer Plans.

      (b) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of the Plan.

      (c) Except as specifically disclosed in Schedule 6.7, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to the

  Company's Knowledge nothing has occurred which would cause the loss of such qualification or tax-exempt status.

      (d) Except as specifically disclosed in Schedule 6.7, there is no outstanding liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to any Plan maintained or sponsored by the Company or any ERISA Affiliate, nor with respect to any Plan to which the Company or any ERISA Affiliate contributes or is obligated to contribute, and which liability would reasonably be expected to have a Material Adverse Effect.

      (e) Except as specifically disclosed in Schedule 6.7, no Plan subject to Title IV of ERISA has any Unfunded Pension Liability which would reasonably be expected to have a Material Adverse Effect.

      (f)  Except as specifically disclosed in Schedule 6.7, the Company and its ERISA Affiliates have not ever represented, promised or contracted (whether in oral or written form) to any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided, at any cost to the Company or its ERISA Affiliates, with life insurance or employee welfare plan benefits (within the meaning of section 3(1) of ERISA) following retirement or termination of employment, other than benefits mandated by applicable law, including but not limited to, continuation coverage required to be provided under Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA, and which cost would reasonably be expected to have a Material Adverse Effect. To the extent that the Company or its ERISA Affiliates have made any such representation, promise or contract, they have expressly reserved the right to amend or terminate such life insurance or employee welfare plan benefits with respect to claims not yet incurred.

      (g) The Company and its ERISA Affiliates have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

      (h) Except as specifically disclosed in Schedule 6.7, no ERISA Event has occurred or, to the Company's Knowledge is reasonably expected to occur with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

      (i)  There are no pending or, to the Company's Knowledge, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Plan maintained or sponsored by the Company or its assets, (ii) the Company or its ERISA Affiliates with respect to any Qualified Plan, or (iii) any fiduciary with respect to any Plan for which the Company or its ERISA Affiliates may be directly or indirectly liable, through indemnification obligations or otherwise and which claim, action or lawsuit would reasonably be expected to have a Material Adverse Effect.

      (j)  Except as specifically disclosed in Schedule 6.7, neither the Company nor any ERISA Affiliate has incurred nor, to the Company's Knowledge, reasonably expects to incur (i) any liability (and, to the Company's knowledge, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan, and which liability would reasonably be expected to have a Material Adverse Effect.

      (k) Except as specifically disclosed in Schedule 6.7, neither the Company nor any ERISA Affiliate has transferred any Unfunded Pension Liability to a Person other than the Company or an ERISA Affiliate or otherwise engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA.

      (l)  The Company has not engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would reasonably be expected to have a Material Adverse Effect.

  6.8 Use of Proceeds; Margin Regulations

    The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 7.11, and are intended to be and shall be used in compliance with Section 8.7. Neither the Company, nor any of the Partner Entities, nor any of their respective Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

  6.9 Title to Properties

    The Company and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the Closing Date, the Property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

  6.10 Taxes

    The Company, each of the Partner Entities and each of their respective Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. There is no proposed tax assessment against the Company, any of the Partner Entities or any of their respective Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

  6.11 Financial Condition

      (a) The audited consolidated financial statements of financial condition of the Company and its Subsidiaries dated December 31, 2000, and the related consolidated statements of income and consolidated statement of cash flows for the fiscal year ended on that date:

         (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

        (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

        (iii) show all material Indebtedness and other liabilities, direct or contingent of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes and material commitments.

      (b) Since December 31, 2000, there has been no Material Adverse Effect.

      (c) The Company has delivered to the Administrative Agent a complete and correct copy of the Proxy Statement/Prospectus. The unaudited pro forma condensed consolidated financial statements of the REIT contained in the Proxy Statement/Prospectus (the "Pro Forma Statements") comply as to form in all material respects with the applicable accounting requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the published rules and regulations thereunder and the assumptions on which the pro forma adjustments reflected in the Pro Forma Statements are based provide a reasonable basis for presenting the significant effects of the transactions contemplated by the Pro Forma Statements and such pro forma adjustments give appropriate effect to such assumptions and are properly applied in the Pro Forma Statements. As of the Closing Date after giving effect to the Transactions, the Pro Forma Statements substantially reflect the pro forma position of the Company and its Subsidiaries.

  6.12 Environmental Matters

      (a) Except as specifically disclosed in Schedule 6.12, the on-going operations of the Company, each of the Partner Entities, and each of their respective Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $25,000,000 in the aggregate.

      (b) Except as specifically disclosed in Schedule 6.12, the Company, each of the Partner Entities, and each of their respective Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Company, each of the Partner Entities, and each of their respective Subsidiaries are in compliance with all terms and conditions of such Environmental Permits except where the failure to obtain, maintain in good standing or comply with such Environmental Permits would not reasonably be expected to have a Material Adverse Effect.

      (c) Except as specifically disclosed in Schedule 6.12, none of the Company, the Partner Entities, any of their respective Subsidiaries or any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material arising out of a violation or alleged violation of any Environmental Law.

      (d) Except as specifically disclosed in Schedule 6.12, there are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of the Company, each of the Partner Entities, or any of their respective Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $25,000,000 in the aggregate for any such condition, circumstance or Property. In addition, except as specifically disclosed in Schedule 6.12 (i), neither the Company nor any of the Partner Entities nor any of their respective Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Company, the Partner Entities and their respective Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

  6.13 Regulated Entities

    None of the Company, any of the Partner Entities, any Person controlling the Company or any of the Partner Entities, or any Subsidiary of the Company or any of the Partner Entities, is (a) an "Investment Company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

  6.14 No Burdensome Restrictions

    Neither the Company, nor any of the Partner Entities nor any of their respective Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

  6.15 Solvency

    The Company, the REIT, the General Partner, the Facilities Subsidiary, and the Restricted Subsidiaries are each Solvent.

  6.16 Labor Relations

    There are no strikes, lockouts or other labor disputes against the Company or any of its Subsidiaries, or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect. There are no unfair labor practice complaints pending against the Company or any of its Subsidiaries or, to the Company's Knowledge, threatened against any of them before any Governmental Authority which have a reasonable probability of success on the merits and which, if determined adversely to the Company or any of its Subsidiaries, could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

  6.17 Copyrights, Patents, Trademarks and Licenses, Etc.

    The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, other intellectual property, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the Company's Knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon any rights held by any other Person; no claim or litigation regarding any of the foregoing is pending or, to the Company's Knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the Company's Knowledge, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.

  6.18 Subsidiaries

    As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.18 and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.18. Except as disclosed in part (a) of Schedule 6.18, the Company owns 100% of the ownership interests of its Subsidiaries. The Facilities Subsidiary has issued no rights, warrants or options to acquire or instruments convertible into or exchangeable for any equity interest in the Facilities Subsidiary.

  6.19 Partnership Interest

    The only general partner of the Company is the General Partner, which as of the Closing Date will own a 1% general partnership interest in the Company.

  6.20 Insurance

    The Properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Company or such Subsidiary operates.

  6.21 Full Disclosure

    (a) None of the representations or warranties made by the Company, the REIT, the General Partner, or any of their respective Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, written statement or certificate furnished by or on behalf of the REIT, the Company, or any of their respective Subsidiaries in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

    (b) The Proxy Statement/Prospectus fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Neither this Agreement, nor any other document, certificate or statement furnished to the Administrative Agent or Banks by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company, any of the Partner Entities or any of their respective Subsidiaries which has or may have (so far as the Company can now reasonably foresee) a Material Adverse Effect and which has not been set forth in this Agreement, or in the Proxy Statement/Prospectus.

  6.22 Acquisition Documents

    Each Acquisition Document to which each of the REIT, the Company and any of their respective Subsidiaries is a party has been duly executed and delivered by such Person, and, to the Company's Knowledge, each Acquisition Document has been duly executed and delivered by the parties thereto other than the REIT, the Company and any of their respective Subsidiaries. Each Acquisition Document is in full force and effect. The representations and warranties of each of the REIT and/or the Company contained in each Acquisition Document to which each of the REIT and the Company is a party are true and correct in all material respects on the date hereof and will be true and correct in all material respects on the Closing Date, the Merger Date and the Asset Transfer Date, respectively, as if made on each of such dates, and the Administrative Agent and each Bank shall be entitled to rely upon such representations and warranties with the same force and effect as if they were incorporated in this Agreement and made to the Administrative Agent and each Bank directly as of the date hereof and of the Closing Date, the Merger Date and the Asset Transfer Date, respectively.

  6.23 Changes, etc.

    From December 31, 2000 to the Closing Date, except as disclosed in Schedule 6.23 or the Proxy Statement/Prospectus, (a) the Company and its Subsidiaries have not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business, and (b) there has not been any Restricted Payment of any kind declared, paid or made by the Company, other than regular quarterly declarations and payments to the REIT in accordance with Section 8.13 for distribution to the REIT's shareholders.

  6.24 Tax Matters Agreement; Tax Opinion Insurance Policy

      (a) Except as permitted by Section 8.20, the Company has not directly or indirectly assumed the obligations of the REIT under the Tax Matters Agreement or otherwise agreed to reimburse or indemnify the REIT for any of its obligations thereunder.

      (b) The Tax Opinion Insurance Policy is in full force and effect and is not subject to cancellation for failure to pay the applicable premium.

ARTICLE VII
AFFIRMATIVE COVENANTS

    The Company covenants and agrees that, so long as any Bank shall have any Commitment hereunder, or the Swingline Bank shall have any Swingline Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit remains outstanding, unless the Majority Banks waive compliance in writing:

  7.1 Financial Statements

    The Company shall deliver to the Administrative Agent and each Bank in form and detail satisfactory to the Administrative Agent and the Majority Banks:

      (a) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company as at the end of such year and the related consolidated statements of income and statements of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of PricewaterhouseCoopers LLP, or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Administrative Agent pursuant to a reliance agreement in favor of the Administrative Agent and Banks by such Independent Auditor in form and substance satisfactory to the Administrative Agent and the Majority Banks;

      (b) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of an audited consolidating balance sheet of the Company and each of its Subsidiaries as at the end of such fiscal year and the related consolidating statements of income and statement of cash flows for such fiscal year, all in reasonable detail certified by an appropriate Responsible Officer as having been used in connection with the preparation of the financial statements referred to in subsection (a) of this Section 7.1;

      (c) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each year, a copy of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and statement of cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by an appropriate Responsible Officer as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Company and the Subsidiaries;

      (d) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each year, a copy of the unaudited consolidating balance sheets of the Company and each of its Subsidiaries, and the related consolidating statements of income and statement of cash flows for such quarter, all certified by an appropriate Responsible Officer as having been used in connection with the preparation of the financial statements referred to in subsection (c) of this Section 7.1;

      (e) as soon as available, but not later than September 30 of each year, a business plan which shall include consolidated five year pro-forma projections of the Company's balance sheet, income statement and statement of cash flows, accompanied by appropriate assumptions on which such projections are based; and

      (f)  to the extent not delivered pursuant to any other clause of this Section 7.1, promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Company or the REIT sends to its public security holders and copies of all registration statements (without exhibits) and all reports which either the Company or the REIT files with the SEC.

  7.2 Certificates; Other Information

    The Company shall furnish to the Administrative Agent and each Bank:

      (a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a) above, a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

      (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) through (d) above, a certificate of a Responsible Officer substantially in the form of Exhibit D (i) stating that, to the best of such officer's knowledge, each of the Company and each of the other Loan Parties, during such period, has observed and performed all of its covenants and other agreements, and satisfied every term and condition contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified (by applicable subsection reference) in such certificate, (ii) stating the Applicable Margin to be in effect for the immediately following fiscal quarter, and (iii) showing in detail the calculations supporting such statement in respect of subsection 8.2(h), Section 8.3, subsection 8.4(i), Section 8.5, Section 8.13, Section 8.17, Section 8.18 and Section 8.19, and supporting the computation of the Pricing Leverage Ratio;

      (c) promptly after the same are sent, copies of all financial statements and reports which the Company sends to its limited partners (excluding the Form K-1s); and promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the REIT or the Company may make to, or file with, the SEC or any successor or similar Governmental Authority; and

      (d) promptly, such additional business, financial, corporate affairs and other information as the Administrative Agent, at the request of any Bank, may from time to time reasonably request.

      (e) Notwithstanding Sections 7.1 and 7.2 to the contrary, reports required to be delivered pursuant to Section 7.1 or Section 7.2 shall be deemed to have been delivered to the Administrative Agent and the Banks on the date on which the Company posts such reports either (i) on the Company's website on the Internet at the website address listed on Schedule 11.2 hereof or (ii) when such report is posted electronically on IntraLinks/IntraAgency or other relevant third-party commercial website (if any) on the Company's behalf; provided that (A) the Company shall deliver paper copies of such reports to the Administrative Agent and each Bank, (B) the Company shall notify by facsimile the Administrative Agent and each Bank of the posting of any such reports, and (C) in every instance the Company shall provide paper copies of the Compliance Certificate required by Section 7.2(b) to the Administrative Agent and each of the Banks. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the reports referred to above.

  7.3 Notices

    The Company shall promptly upon becoming aware thereof notify the Administrative Agent and each Bank:

      (a) (i) of the occurrence of any Default or Event of Default, (ii) of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default, and (iii) of the occurrence or existence of any event or circumstance that would cause the condition to Credit Extension set forth in subsection 5.2(b) not to be satisfied if a Credit Extension were requested on or after the date of such event or circumstance;

      (b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Company, any of the Partner Entities, or any of their respective Subsidiaries which could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company, any of the Partner Entities, or any of their respective Subsidiaries and any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect;

      (c) of the commencement of, or any material development in, any litigation or proceeding affecting the Company, any of the Partner Entities or any of their respective Subsidiaries (i) which could reasonably be expected to have a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

      (d) upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company, any of the Partner Entities or any of their respective Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws where, if adversely determined, the potential liability or expense relating thereto could exceed $25,000,000 or the potential remedy with respect thereto would otherwise reasonably be expected to have a Material Adverse Effect, (ii) all other Environmental Claims which allege liability in excess of $25,000,000 or have the possibility of remedies that would, if adversely determined, otherwise reasonably be expected to constitute a Material Adverse Effect, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company, any of the Partner Entities or any of their respective Subsidiaries that would reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws where the net book value of such property exceeds $25,000,000;

      (e) of any other litigation or proceeding affecting the Company, any of the Partner Entities or any of their respective Subsidiaries which the REIT or the Company would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

      (f)  of any of the following ERISA Events affecting the Company or any ERISA Affiliate (but in no event more than 20 days after such event or, in the case of an event relating to a Multiemployer Plan, no more than 30 days after the Company obtains knowledge of the occurrence of such an event), together with (except in the case of a Multiemployer Plan) a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

         (i) an ERISA Event which would reasonably be expected to have a Material Adverse Effect;

        (ii) the adoption of any new Qualified Plan that is subject to Title IV of ERISA or section 412 of the Code that would reasonably be expected to generate annual liabilities in excess of $10,000,000 by the Company or an ERISA Affiliate;

        (iii) the adoption of any amendment to a Qualified Plan that is subject to Title IV of ERISA or section 412 of the Code that would reasonably be expected to generate annual liabilities in excess of $10,000,000, if such amendment results in a material increase in benefits or unfunded liabilities; or

        (iv) the commencement of contributions by the Company or an ERISA Affiliate to any Plan that is subject to Title IV of ERISA or section 412 of the Code that would reasonably be expected to generate annual liabilities in excess of $10,000,000;

      (g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Company delivered to the Banks pursuant to subsection 7.1(a); and

      (h) of any material labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Company or any of its Subsidiaries.

    Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company proposes to take with respect thereto and at what time. Each notice under subsection 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

  7.4 Preservation of Partnership Existence, Etc.

    The Company shall, except as permitted by Section 8.2, and shall cause each of its Restricted Subsidiaries to:

      (a) preserve and maintain in full force and effect its partnership, limited liability company, or corporate existence and good standing under the laws of its state or jurisdiction of formation or incorporation;

      (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business;

      (c) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

      (d) preserve or renew all of its registered trademarks, trade names and service marks, and other intellectual property, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

  7.5 Maintenance of Property

    The Company shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted.

  7.6 Insurance

    The Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

  7.7 Payment of Obligations

    The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

      (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

      (b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

  7.8 Compliance with Laws

    The Company shall comply, and shall cause each of its Subsidiaries to comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act) the non-compliance with which would reasonably be expected to have a Material Adverse Effect, except such as may be contested in good faith or as to which a bona fide dispute may exist.

  7.9 Inspection of Property and Books and Records

    The Company shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiaries. The Company shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Administrative Agent or any Bank to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Administrative Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

  7.10 Environmental Laws

      (a) The Company shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its Property in compliance with all Environmental Laws, the non-compliance with which would reasonably be expected to have a Material Adverse Effect.

      (b) Upon the written request of the Administrative Agent or any Bank, the Company shall submit and cause each of its Subsidiaries to submit, to the Administrative Agent and with sufficient copies for each Bank, at the Company's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 7.3(d), that could, individually or in the aggregate, result in liability in excess of $25,000,000.

  7.11 Use of Proceeds

    The Company shall use the proceeds of the Loans solely as follows: (a) to partially finance the Acquisition Transactions, (b) to pay fees and expenses related to the Acquisition Transactions, (c) to refinance existing Indebtedness (including paying in full the Indebtedness and other amounts owing under the Existing Credit Agreement), and (d) to finance working capital, capital expenditures, and other lawful general partnership purposes, including acquisitions, not in contravention of any Requirement of Law or of any Loan Document.

  7.12 Solvency

    The Company shall at all times be, and shall cause each of its Restricted Subsidiaries to be, Solvent.

  7.13 Notices and Information Relating to Specified Tax Liabilities and Tax Claims

      (a) The Company shall promptly upon becoming aware thereof or promptly after receipt by the REIT or any of its Subsidiaries thereof, notify the Administrative Agent and each Bank if (A) the REIT receives any notice from Georgia-Pacific pursuant to Section 6(a) of the Tax Matters Agreement of a Tax Claim against Georgia-Pacific or any Member with respect to Specified Taxes, or (B) any Tax Claim is made by any Tax Authority against the REIT with respect to Specified Taxes.

      (b) If the Administrative Agent and the Banks receive notification from the Company pursuant to subsection 7.13(a), the Company shall, and shall cause the REIT to, provide the Administrative Agent and each Bank on a monthly basis after such notification has been made, or as the Administrative Agent may request from time to time, a report, in form and substance satisfactory to the Administrative Agent, setting forth in detail (A) the progress and current status of any Tax Claim described in subsection 7.13(a) in a manner consistent with the requirements of Sections 6(b) and (c) of the Tax Matters Agreement, (B) what actions Georgia-Pacific, the REIT, the Company and/or any of their respective Subsidiaries propose to take with respect to such Tax Claim, and (C) such other information as the Administrative Agent may request in connection therewith.

ARTICLE VIII
NEGATIVE COVENANTS

    The Company hereby covenants and agrees that, so long as any Bank shall have any Commitment hereunder, or the Swingline Bank shall have any Swingline Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Banks waive compliance in writing:

  8.1 Limitation on Liens

    The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

      (a) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.7;

      (b) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or unless such lien is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such accrual or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

      (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made incidental to the conduct of its business or the ownership of its Property including (i) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation, (ii) deposits to secure insurance, the performance of bids, tenders, contracts, leases, licenses, franchises and statutory obligations, each in the Ordinary Course of Business, and (iii) other obligations which were not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate materially detract from the value of its Property or materially impair the use of such Property in the operation of its business;

      (d) any attachment or judgment Lien, unless the judgment it secures shall not, within 45 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 45 days after expiration of any such stay;

      (e) easements, rights-of-way, restrictions, leases, sub-leases and other similar charges or encumbrances incurred in the Ordinary Course of Business which, in each case, and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

      (f)  Liens on Property of any Restricted Subsidiary securing obligations of such Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

      (g) any Lien existing prior to the time of acquisition upon any Property acquired by the Company or any Restricted Subsidiary after the Closing Date through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary, or placed upon Property at (or within 30 days after) the later of the time of acquisition or the completion of construction by the Company or any Restricted Subsidiary to secure all or a portion of (or to secure Indebtedness incurred to pay all or a portion of) the purchase price thereof, provided that (i) any such Lien does not encumber any other property of the Company or such Restricted Subsidiary, (ii) the Indebtedness secured by such Lien is not prohibited by the provisions of Section 8.5, (iii) the aggregate principal amount (without duplication) of the Indebtedness secured by such Lien at no time exceeds 80% of the cost to the Company and its Restricted Subsidiaries of the Property subject to such Lien, and (iv) the aggregate outstanding principal amount of the Indebtedness secured by all purchase money Liens permitted by this subsection 8.1(g) does not exceed five percent (5%) of the aggregate book value of the Tangible Assets of the Company and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter of the Company;

      (h) Liens on the accounts, rights to payment for goods sold or services rendered that are evidenced by chattel paper or instruments, and rights against persons who guarantee payment or collection of the foregoing, and on the Company's inventory and on the proceeds (as defined in the UCC in any applicable jurisdiction) thereof securing the obligations of the Company permitted by subsection 8.5(d) and any extension, renewal, refunding or refinancing thereof;

      (i)  from and after the time the Facilities Subsidiary becomes a Restricted Subsidiary, Liens on (x) the accounts, rights to payment for goods sold or services rendered that are evidenced by chattel paper or instruments (and rights against persons who guarantee payment or collection of the foregoing) of Plum Creek Manufacturing, L.P. and its Subsidiaries which are Restricted Subsidiaries, (y) the inventory of Plum Creek Manufacturing, L.P. and its Subsidiaries which are Restricted Subsidiaries and (z) the proceeds (as defined in the UCC in any applicable jurisdiction) thereof, in each case securing the obligations of Plum Creek Manufacturing, L.P. and such Restricted Subsidiaries under the Facility Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof);

      (j)  any Lien renewing, extending, refunding or refinancing any Lien permitted by subsection (i) of this Section, provided that the principal amount secured is not increased and the Lien is not extended to other Property and further provided that the maturity of the Lien is not extended beyond the maturity date of the Indebtedness which, at the time the Lien was initially placed upon the Property secured thereby, Responsible Representatives declare would have been the maturity date of Indebtedness customary for the type of Property being financed;

      (k) Liens, other than those set forth above, that secure amounts that in the aggregate do not exceed $1,000,000;

      (l)  with respect to the Spinco Assets transferred to the Company, Plum Creek Southern or Plum Creek South Central pursuant to, and in accordance with, the applicable REIT Contribution Agreement in connection with the Asset Transfer Transaction, Liens on such Spinco Assets existing at the time of the consummation of the Merger that do not materially impair the value of all the Spinco Assets and do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

      (m) Liens existing as of the Closing Date as described on Schedule 8.1; and

      (n) Liens created pursuant to the Loan Documents.

  8.2 Merger; Disposition of Assets

    The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, merge or consolidate with any Person or, directly or indirectly, sell, lease or transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except that:

      (a) any Restricted Subsidiary of the Company may merge with the Company (provided that the Company shall be the continuing or surviving corporation) or with any one or more other Restricted Subsidiaries;

      (b) any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Company; and any Restricted Subsidiary other than Plum Creek Southern and Plum Creek South Central may sell, lease, transfer or otherwise dispose of its assets to another Restricted Subsidiary;

      (c) any Restricted Subsidiary may merge or consolidate with any other entity, provided that, immediately after giving effect to such merger or consolidation (i) the continuing or surviving entity of such merger or consolidation shall constitute a Restricted Subsidiary, (ii) no Event of Default or Material Default shall exist, and (iii) the continuing or surviving entity is not engaged in any business other than a Permitted Business and, after giving effect on a pro forma basis to such merger or consolidation, the gross revenue contribution of pulp and paper manufacturing activities of the Company and its Subsidiaries on a consolidated basis for the 12 months preceding such merger or consolidation does not exceed 33% of the total revenues of the Company and its Subsidiaries on a consolidated basis;

      (d) the Company may merge or consolidate with any other entity, provided that (i) the Company shall be the continuing or surviving entity and (ii) immediately after such merger or consolidation, (A) no Event of Default or Material Event of Default shall exist, (B) the Company could incur at least $1 of additional Funded Debt pursuant to subsection 8.5(i), and (C) the Company is not engaged in any business other than a Permitted Business and, after giving effect on a pro forma basis to such merger or consolidation, the gross revenue contribution of pulp and paper manufacturing activities of the merged or consolidated entity and its Subsidiaries on a consolidated basis for the 12 months preceding such merger or consolidation does not exceed 33% of total revenues of such merged or consolidated entity and its Subsidiaries on a consolidated basis;

      (e) the Company or any Restricted Subsidiary may make dispositions of inventory in the Ordinary Course of Business;

      (f)  the Company or any Restricted Subsidiary may sell Designated Acres (or notes receivable arising from the sale of Designated Acres) for the fair value thereof as reasonably determined in good faith by Responsible Representatives;

      (g) the Company and its Restricted Subsidiaries may exchange Timberlands with other Persons in the Ordinary Course of Business, provided that (i) the fair value of the Timberlands plus any Net Proceeds received in such exchange is, in the good faith judgment of the Responsible Representatives, not less than the fair value of Timberlands exchanged plus any other consideration paid, (ii) such exchange would not materially and adversely affect the business, Property, condition or results of operations of the Company and its Restricted Subsidiaries on a consolidated basis or of the Facilities Subsidiary or impair the ability of the Company to perform its obligations hereunder and under any other Indebtedness, and (iii) any Properties shall be deemed sold to the extent of Net Proceeds received and such sales shall be allowed only to the extent otherwise permitted by this Section 8.2;

      (h) at any time after the Term Loans have been paid in full, the Company and its Restricted Subsidiaries may sell Properties for cash for not less than the fair value thereof as determined in good faith by the Responsible Representatives, provided that the aggregate Net Proceeds of such sales in any calendar year do not exceed $40,000,000;

      (i)  the Company and its Restricted Subsidiaries may otherwise sell Properties for cash in an amount not less than the fair value thereof as determined in good faith by the Responsible Representatives, if and only if: (A) immediately after giving effect to such proposed sale, no condition or event shall exist which constitutes an Event of Default or Material Default, (B) the Net Proceeds of any such sale (x) are applied, within 180 days after such sale to repayment of Qualified Debt in accordance with Section 2.7(a)(i), or (y) are applied, within 180 days after such sale, to the purchase of productive assets in the same line of business to be owned by the Company (or, if the sale is by a Restricted Subsidiary, by such Restricted Subsidiary or the Company), provided that, if any such sale constitutes a sale of more than 15% of the Company's Tangible Assets, all the unapplied Net Proceeds of such sale shall be placed immediately in escrow or cash collateral account or accounts, pursuant to an agreement or agreements in form and substance reasonably satisfactory to the holders of greater than 50% of the outstanding principal amount of Qualified Debt, for the purpose of application in accordance with clause (x) or (y) of this clause (B), and (C) immediately after giving effect to such sale (giving effect on a pro forma basis to any proposed retirement of Qualified Debt out of proceeds thereof), the Company could incur $1 of additional Funded Debt pursuant to subsection 8.5(i);

      (j)  the Company and its Restricted Subsidiaries may make the Merger-Related Contributions; and

      (k) the Company may transfer or make contributions of Designated Acres to any Facility Subsidiary to the extent permitted pursuant to Section 8.4(a).

  8.3 Harvesting Restrictions

    The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, in the fourth calendar quarter of 2001 or any year thereafter, harvest Timber (the term "harvest" and correlative terms shall include, without duplication, both the harvesting activities to be conducted by the Company and sales of Timber to other Persons for current harvesting activities being conducted by such Persons) on the Timberlands then owned directly or indirectly by the Company in excess of the amount set forth for such calendar quarter or year, as the case may be, in the following table:

PERIOD	MAXIMUM MCCF TO BE HARVESTED
fourth quarter of calendar year 2001	1,712 MCCF
calendar year 2002	6,850 MCCF
calendar year 2003 and each calendar year thereafter	8% of Standing Inventory as of January 1 of the applicable related calendar year plus, commencing with the calendar year 2002 and in each year thereafter, the lesser of (i) amount, if any, by which (a) the sum of (x) the cumulative amount set forth in the table above for the years (other than calendar year 2001) preceding such year of determination and (y) 2000 MCCF, exceeds (b) the cumulative amount actually harvested in such years preceding such year of determination or (ii) 8% of Standing Inventory as of January 1 of such calendar year;

unless the Net Proceeds from such excess harvest are either (A) applied, within 180 days after any such excess harvest to repayment of Qualified Debt in accordance with Section 2.7(a)(ii), or (B) applied, within 180 days after any such excess harvest, to purchase Timber (including Timber on Timberlands purchased) having a fair value (in the good faith judgment of the Responsible Representatives) not less than the fair value of the Timber subject to such excess harvest, provided that, if such excess harvest in any calendar year exceeds 15% of Standing Inventory as of January 1 of such calendar year (and such proceeds are not immediately applied in accordance with clause (A) or (B) above), all the Net Proceeds of such excess harvest shall be placed immediately in an escrow or cash collateral account or accounts, pursuant to an agreement or agreements in form and substance reasonably satisfactory to the holders of more than 50% of the outstanding principal amount of Qualified Debt, for the purpose of application in accordance with clause (A) or (B) above. For purposes of computing maximum harvest, Board Feet will be converted into Cunits at a ratio of 2.1 MCCF for each MMBF. For purposes of conversion of Timber in the Company's Maine timberlands, one million Tons shall equal 355 MCCF.

    "Standing Inventory" shall mean an amount of Timber (stated in MCCF) equal to the volume of merchantable Timber as of January 1 of each calendar year of the Company and its Restricted Subsidiaries, as set forth in the REIT's Annual Report on Form 10-K as filed with the SEC for the fiscal year ending on the preceding December 31 (which amount contains adjustments for growth, harvesting and changes in land base through acquisitions and divestitures up to such date).

  8.4 Loans and Investments

    The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, make or commit to make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire (or commit to own, purchase or acquire) any stock, obligations or securities of, or any other interest in (including, without limitation, the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person), or make or commit to make any capital contribution to, any Person (all of the foregoing being referred to herein as "Investments"), except that the Company or any Restricted Subsidiary may:

      (a) make Investments in the form of cash or cash equivalents or contributions of Designated Acres, in either case in the Facilities Subsidiary, provided that the Company will not make or permit any Restricted Subsidiary to make any such Investment (including any guaranty of obligations of the Facilities Subsidiary otherwise permitted by this Section 8.4) unless (i) immediately prior to and after giving effect to such Investment, no Event of Default or Default shall exist, and (ii) immediately after giving effect to such Investment, the ratio of Pro Forma Free Cash Flow to Maximum Pro Forma Annual Interest Charges is not less than 2.5 to 1.0;

      (b) own, purchase or acquire real or personal property to be used in the Ordinary Course of Business;

      (c) own, purchase or acquire investments of the type specified in, and in accordance with the requirements and limitations of, the Investment Policy;

      (d) continue to own Investments owned on the Closing Date as set forth on Schedule 8.4;

      (e) endorse negotiable instruments for collection in the Ordinary Course of Business;

      (f)  become and be obligated under the Guarantee and under the guarantees permitted by subsections 8.5(f) and (g), and acquire and own subordinated subrogation rights upon performance of such guarantees;

      (g) make advances in the Ordinary Course of Business of the Company or any Restricted Subsidiary, including deposits permitted under subsection 8.1(c), advances to employees for travel, relocation and other employment related expenses, advances to contractors performing services for the Company or such Restricted Subsidiary, advances to owners of timber or timber properties to acquire rights to harvest timber and other similar advances;

      (h) make Investments in the form of cash or cash equivalents in Restricted Subsidiaries, or any entity which immediately after such Investment will be a Restricted Subsidiary;

      (i)  make Investments not otherwise permitted by this Section 8.4 in entities engaged solely in a Permitted Business, provided that (x) the aggregate cumulative amount of such Investments, to the extent that such Investments are attributable to pulp and paper manufacturing (as proportionately attributed by multiplying the amount of an Investment by the percentage of revenues of the Person in whom such Investment is made during the 12 months preceding such Investment that are contributed by pulp and paper manufacturing), does not exceed the sum of $50,000,000 (without giving effect to any write-down of such Investments), and (y) the cumulative aggregate amount of all such Investments including those subject to clause (x) at original cost (including the principal amount of any obligations guaranteed to the extent such guarantees are not otherwise permitted by this Section 8.4) outstanding from time to time made pursuant to this subsection (i) between the closing date of the 1989 Senior Note Agreement and any date thereafter shall not exceed the greater of $30,000,000 or 60% of the average annual Pro Forma Free Cash Flow for the two fiscal years preceding such date;

      (j)  the Company and its Restricted Subsidiaries may make the Merger-Related Contributions; and

      (k) make Investments in Swap Contracts to the extent permitted pursuant to Section 8.5(l).

  8.5 Limitation on Indebtedness

    The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

      (a) Indebtedness of the Company represented by the Senior Notes and any refinancing thereof so long as such refinancing does not increase the principal amount thereof and is on terms no less favorable to the Company, and to the rights of the Administrative Agent and the Banks hereunder, than those contained on the Closing Date in the Senior Notes and the documentation relating thereto;

      (b) Funded Debt which is unsecured and is incurred by the Company to finance the making of capital improvements, expansions and additions to the Company's property (including

  Timberlands), plant and equipment, provided that the aggregate outstanding principal amount of such Funded Debt shall at no time exceed $50,000,000;

      (c) Indebtedness of any Restricted Subsidiary owing to the Company or to a Restricted Subsidiary;

      (d) Indebtedness incurred by the Company pursuant to a bank credit facility which is unsecured or is secured by Liens permitted by subsection 8.1(h), not in excess of an aggregate principal amount of $50,000,000 at any time outstanding, provided that the Company shall not suffer to exist any Indebtedness permitted by this subsection (d) on any day unless there shall have been a period of at least 45 consecutive days within the 12 months immediately preceding such day during which the Company shall have been free from all Indebtedness permitted by this subsection (d);

      (e) Indebtedness represented by the Guarantee in an amount not greater than $76,425,000 at any time, and any refinancing thereof so long as such refinancing does not increase the principal amount thereof and is on terms no less favorable to the Company, and to the rights of the Administrative Agent and the Banks hereunder, than those contained on the Closing Date in the Guarantee and the documentation relating thereto;

      (f)  the Company's guarantee of obligations incurred by the Facilities Subsidiary pursuant to the Facilities Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof permitted by clause (iv) of paragraph 6B(2) of the Mortgage Note Agreement), provided that the aggregate outstanding principal amount of such Indebtedness shall at no time exceed $20,000,000, and provided further that such guarantee shall be subordinated to the 1989 Notes by subordination provisions substantially the same as those contained in paragraph 7I of the Mortgage Note Agreement;

      (g) the Company's guarantee of Funded Debt (and related obligations not constituting Indebtedness) incurred by the Facilities Subsidiary to finance the making of capital improvements, expansions and additions to the Facilities Subsidiaries' Properties pursuant to the Facilities Subsidiary's Facility, provided that such guarantee shall be subordinated to the 1989 Notes by subordination provisions substantially the same as those contained in paragraph 7I of the Mortgage Note Agreement, and provided, further, that the aggregate outstanding principal amount of such Funded Debt shall at no time exceed $20,000,000;

      (h) Funded Debt of the Company or any Restricted Subsidiary secured by a Lien permitted by subsection 8.1(g), provided that immediately after the acquisition of the Property subject to such Lien or upon which such Lien is placed (or, if later, the incurrence of the Indebtedness secured by such Lien), the Company could incur at least $1 of additional Funded Debt pursuant to subsection (i) below;

      (i)  Funded Debt of the Company (other than Funded Debt owing to a Restricted Subsidiary) in addition to that otherwise permitted by the foregoing subsections of this Section 8.5, including guarantees of Indebtedness to the extent permitted by Section 8.4 and not otherwise permitted by the foregoing subsections of this Section 8.5, provided that, on the date the Company becomes liable with respect to any such additional Funded Debt and immediately after giving effect thereto and to the concurrent retirement of any other Funded Debt, the ratio of Pro Forma Free Cash Flow to Maximum Pro Forma Annual Interest Charges is not less than 2.25 to 1.00;

      (j)  from and after the time that the Facilities Subsidiary becomes a Restricted Subsidiary, Indebtedness incurred by the Facilities Subsidiary pursuant to the Facilities Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof, including any refunding or refinancing in an amount in excess of the principal amount then outstanding under the Facilities Subsidiary's Revolving Credit Facility) or any other Indebtedness incurred by the

  Facilities Subsidiary pursuant to a bank credit facility which is unsecured or is secured by Liens permitted by subsection 8.1(i), not in excess of an aggregate principal amount of $20,000,000 at any time outstanding, provided that to the extent that the Facilities Subsidiary is a Restricted Subsidiary, the Facilities Subsidiary shall not suffer to exist any Indebtedness permitted by this subsection (j) on any day unless there shall have been a period of at least 45 consecutive days within the 12 months immediately preceding such day during which the Facilities Subsidiary shall have been free from all Indebtedness permitted by this subsection (j);

      (k) from and after the time that the Facilities Subsidiary or any Designated Immaterial Subsidiary becomes a Restricted Subsidiary, Indebtedness of the Facilities Subsidiary or any such Designated Immaterial Subsidiary outstanding at the time the Facilities Subsidiary or such Designated Immaterial Subsidiary becomes a Restricted Subsidiary, provided that (i) immediately after the Facilities Subsidiary or any such Designated Immaterial Subsidiary becomes a Restricted Subsidiary, the Company could incur at least $1 of additional Funded Debt pursuant to subsection (i) above (the Facilities Subsidiary or any such Designated Immaterial Subsidiary shall be deemed to be a Restricted Subsidiary for the four consecutive fiscal quarters immediately prior to its becoming a Restricted Subsidiary for purposes of determining Pro Forma Free Cash Flow), and (ii) the aggregate amount (without duplication) of such Indebtedness and all other Indebtedness, in each case, secured by Liens permitted by subsection 8.1(g) does not violate subclause (iv) to the proviso to such subsection 8.1(g);

      (l)  Indebtedness of the Company representing the Swap Termination Value of Swap Contracts entered into in the ordinary course of business as bona fide hedging transactions;

      (m) Indebtedness of Plum Creek Southern evidenced by the Plum Creek Southern Timber Assumption Agreement;

      (n) Indebtedness of Plum Creek South Central evidenced by the Plum Creek South Central Assumption Agreement; and

      (o) Indebtedness represented by the NATC Credit Agreement, provided such Indebtedness is repaid in full on or before October 10, 2001.

  8.6 Transactions with Affiliates

    The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, directly or indirectly engage in any transaction (including, without limitation, the purchase, sale or exchange of assets or the rendering of any service), with any Affiliate of the Company or of any such Restricted Subsidiary, except: (i) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Company or such Restricted Subsidiary and upon fair and reasonable terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those which might be obtained in an arm's-length transaction at the time from Persons not an Affiliate of the Company or such Restricted Subsidiary; and (ii) the Company and its Restricted Subsidiaries may make the Merger-Related Contributions.

  8.7 Use of Proceeds

      (a) The Company shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the proceeds of the Loans or other Credit Extension, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

      (b) The Company shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the proceed of the Loans or other Credit Extension, directly or indirectly, (i) knowingly to purchase Ineligible Securities from a Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by a Section 20 Subsidiary, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary and issued by or for the benefit of the Company or any Affiliate of the Company. As used in this Section, "Section 20 Subsidiary" means the Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (as U.S.C. § 24, Seventh), as amended.

      (c) After the date the Company has notified the Administrative Agent that the Company intends to allocate Loans to the Capital Expenditure Tranche and to qualify such Capital Expenditure Tranche Loans as Indebtedness permitted under subsection 8.5(b), the Company shall not, and shall not suffer or permit any of its Subsidiaries to, use the proceeds of Capital Expenditure Tranche Loans for purposes other than to finance capital improvements, expansions and additions to the Company's property (including Timberlands), plant and equipment.

  8.8 Sale of Stock and Indebtedness of Subsidiaries

    The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, sell or otherwise dispose of, or part with control of, any shares of stock or Indebtedness of any Subsidiary, except to the Company or a Restricted Subsidiary, and except that all shares of stock and Indebtedness of any Subsidiary (other than the Facilities Subsidiary) at the time owned by or owed to the Company and its Restricted Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by a Responsible Officer) at the time of sale of the shares of stock and Indebtedness so sold, provided that the assets of such Subsidiary do not include any assets which could not be disposed of pursuant to the provisions of Section 8.2 unless the conditions to the sale of such assets set forth in Section 8.2 are complied with, and further provided that, at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Indebtedness of any other Subsidiary (unless all of the shares of stock and Indebtedness of such other Subsidiary owned, directly or indirectly, by the Company and its Subsidiaries are simultaneously being sold as permitted by this Section 8.8).

  8.9 Certain Contracts

    The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, enter into or be a party to:

      (a) any contract providing for the making of loans, advances or capital contributions to any Person, or for the purchase of any Property from any Person, in each case in order primarily to enable such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses; or

      (b) any contract for the purchase of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered, provided that nothing in this subsection (b) shall prevent the Company from (i) entering into take-or-pay contracts in the Ordinary Course of Business with the United States Forest Service, the Bureau of Land Management, the Bureau of

  Indian Affairs, the Washington Department of Natural Resources or similar state or federal governmental agencies, or (ii) making payments in satisfaction of contracts with such Persons which contracts are deemed by the Responsible Representatives to be disadvantageous to perform; or

      (c) any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor; or

      (d) any contract for the sale or use of materials, supplies or other property, or the rendering of services, if such contract (or any related document) requires that payment for such materials, supplies or other property, or the use thereof, or payment for such services, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services) owed or to be owed to any Person; or

      (e) any other contract which in economic effect, is substantially equivalent to a guarantee,

except as permitted by the provisions of subsection 8.4(a), (e), (f), (g), (h), (i), (j) or (k).

  8.10 Joint Ventures

    The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, enter into any Joint Venture, other than in Permitted Businesses and so long as any such Joint Venture is not entered into for the purposes of evading any covenant or restriction in any Loan Documents.

  8.11 Compliance with ERISA

    The Company shall not, and shall not suffer or permit any of its Subsidiaries to, without the consent of the Majority Banks, (i) terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (ii) permit to exist any ERISA Event with respect to any Plan other than a Multiemployer Plan, which presents the risk of a material (in the opinion of the Majority Banks) liability to the Company, (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material (in the opinion of the Majority Banks) increase in its liability with respect to such Plan, or (v) permit the present value of all nonforfeitable accrued benefits under any Qualified Plan (determined using the actuarial assumptions utilized by the Plan's actuaries for funding the Plan pursuant to Section 412 of the Code) materially (in the opinion of the Majority Banks) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

  8.12 Sale and Leaseback

    The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Company or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or any Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Company or any Restricted Subsidiary, provided that this Section 8.12 shall not apply to any property sold pursuant to subsection 8.2(h).

  8.13 Restricted Payments

    The Company shall not, and shall not permit or suffer any Subsidiary to, directly or indirectly pay, declare, order, make or set apart any sum for any Restricted Payment, except that the Company may make, pay or set apart during each calendar quarter one or more Restricted Payments if:

      (a) such Restricted Payments are in an aggregate amount not exceeding the amount by which Available Cash with respect to the immediately preceding calendar quarter exceeds any amount contributed to Available Cash with respect to such immediately preceding calendar quarter by any Subsidiary if and to the extent that the payment of such amount as a dividend or distribution to the Company has not been made and is not at the time permitted by the terms of such Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, provided that in determining Available Cash with respect to such immediately preceding calendar quarter, the Company will include in the amount of reserves established during such quarter pursuant to clause (ii)(d) of the definition of Available Cash an amount not less than (i) 50% of the aggregate amount of all interest in respect of the Other Senior Notes to be paid on the interest payment date immediately following such immediately preceding calendar quarter, (ii) 100% of the aggregate amount of all interest in respect of the Loans to be paid on the respective Interest Payment Dates for such Loans, (iii) 25% of the aggregate amount of all principal in respect of the 1989 Notes and the Series D Notes scheduled to be paid (determined in accordance with the Principal Repayment Proviso) during the 12 calendar months immediately following such immediately preceding calendar quarter, and (iv) for the final two full calendar quarters preceding the Revolving Credit Termination Date, 25% of the average Effective Amount of Revolving Loans, Swingline Loans and L/C Obligations outstanding at any time during such quarter of computation, and the Company will not reduce the amount of the reserves so included, in determining Available Cash for any calendar quarter subsequent to such immediately preceding calendar quarter pursuant to clause (i)(c) of the definition of Available Cash, unless and until (A) the amount of interest or principal in respect of which such amount has been reserved has in fact been paid and (B) in the case of clause (iv) of this subsection 8.13(a), the amount of the reserves so included exceeds fifty percent (50%) of the Effective Amount of Revolving Loans, L/C Obligations and Swingline Loans at the end of such quarter of computation; and

      (b) immediately after giving effect to any such proposed action no condition or event shall exist which constitutes an Event of Default or Material Default.

The Company will not, in any event, directly or indirectly declare, order, pay or make any Restricted Payment except in cash.

  8.14 Change in Business

    The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any business other than Permitted Businesses. In addition, the Company will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer or otherwise dispose of any of its Timberlands or Timber (collectively, "Timber Properties") to Holding or any Subsidiary of Holding (whether or not at the time they are Restricted Subsidiaries, and herein collectively called the "Manufacturing Entities") unless such transaction is a transaction permitted under clause (f) or (h) of Section 8.2, or (ii) invest in or otherwise transfer to any of the Manufacturing Entities the proceeds ("Timber Proceeds") of the sale or disposition of any such Timber Properties (unless such proceeds are derived from a transaction permitted under clause (f) or (h) of Section 8.2). Any Timber Proceeds being used to "purchase productive assets in the same line of business" under the provisions of Section 8.2(i) shall not be used for any purpose except for the acquisition of Timber Properties to be owned directly by the Company or a Restricted Subsidiary which is not one of the Manufacturing Entities. Notwithstanding the

foregoing, the Company and its Restricted Subsidiaries may sell Timber to the Manufacturing Entities in connection with, and in transactions which constitute part of, harvesting activities conducted in accordance with the requirements of Section 8.3. All acquisitions of Timber Properties by the Company and its Restricted Subsidiaries shall be made only by the Company directly or indirectly through Restricted Subsidiaries which are not Manufacturing Entities.

  8.15 Issuance of Stock by Subsidiaries

    The Company shall not permit any Subsidiary to (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) issue, sell or otherwise dispose of any shares of any class of its stock or partnership or other ownership interests (other than directors' qualifying shares) except to the Company or a Restricted Subsidiary, and except to the extent that holders of minority interests may be entitled to purchase stock by reason of preemptive rights.

  8.16 Amendments

      (a) The Company shall not, and shall not suffer or permit any of its Subsidiaries to, amend, modify, supplement or waive any provision of any agreement evidencing Funded Debt in excess of $35,000,000 which amendment, modification, supplement or waiver would reasonably be expected to impair the Administrative Agent's or the Banks' rights hereunder or the ability of the Company to perform its obligations under any Loan Document.

      (b) The Company shall not, and shall cause the REIT to not, amend, modify, supplement or waive any material term or condition of any of the Acquisition Documents without the prior consent of the Administrative Agent and the Majority Banks.

  8.17 Available Cash

    The Company shall not at any time permit Available Cash to be less than zero. For purposes of this Section 8.17, in determining Available Cash with respect to the immediately preceding calendar quarter, the Company will include in the amount of reserves established during such quarter pursuant to clause (ii)(d)(1) (with respect to principal on Indebtedness) and clause (ii)(d)(4) of the definition of "Available Cash" an amount not less than (a) 50% of the aggregate amount of all interest in respect of the Other Senior Notes to be paid on the interest payment date immediately following such immediately preceding calendar quarter, (b) 100% of the aggregate amount of all interest in respect of the Loans to be paid on the respective Interest Payment Dates for such Loans, (c) 25% of the aggregate amount of all principal in respect of the 1989 Notes and the Series D Notes scheduled to be paid (determined in accordance with the Principal Repayment Proviso) during the 12 calendar months immediately following such immediately preceding calendar quarter, and (d) for the final two full calendar quarters preceding the Revolving Credit Termination Date, 25% of the average Effective Amount of Revolving Loans, Swingline Loans and L/C Obligations outstanding at any time during such quarter of computation, and the Company will not reduce the amount of the reserves so included in determining Available Cash for any calendar quarter subsequent to such immediately preceding calendar quarter pursuant to clause (i)(c) of the definition of Available Cash, unless and until (i) the amount of interest or principal in respect of which such amount has been reserved has in fact been paid and (ii) in the case of clause (d) of this Section 8.17, the amount of the reserves so included exceeds fifty percent (50%) of the Effective Amount of Revolving Loans, L/C Obligations and Swingline Loans at the end of such quarter of computation.

  8.18 Interest Coverage Ratio

    The Company shall not permit its Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 2.75 to 1.00.

  8.19 Maximum Leverage Ratio

    The Company shall not permit the Maximum Leverage Ratio as of the end of any fiscal quarter of the Company to exceed sixty percent (60%).

    "Maximum Leverage Ratio" means, at any date of determination, a quotient, expressed as a percentage, the numerator of which shall be the total Funded Debt of the Company and its Subsidiaries on a consolidated basis as of such date and the denominator of which shall be the net worth of the Company and its Subsidiaries on a consolidated basis plus the total Funded Debt of the Company and its Subsidiaries on a consolidated basis as of such date. The Maximum Leverage Ratio shall be computed without giving effect to any write-up or write-down of the Funded Debt, or corresponding adjustments to interest expense in connection with such write-up or write-down, required under GAAP by virtue of the Merger.

  8.20 Tax Matters Agreement

    The Company shall not directly or indirectly assume the obligations of the REIT under the Tax Matters Agreement or agree to reimburse or indemnify the REIT for any of its obligations thereunder, excepting only an assumption of a specified amount of liability that is paid by the Company simultaneously with such assumption at a time when (1) no Default or Event of Default exists and (2) no Event of Default would exist under Section 8.17, 8.18, or 8.19 giving pro forma effect, as the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1, to the payment of the amount so assumed and to all Funded Debt incurred by the Company or any of its Subsidiaries since such date pursuant to subsection 8.5(i) that is not used for the concurrent retirement of other Funded Debt. For purposes of this determination of pro forma compliance with Section 8.18 (Interest Coverage Ratio), such Funded Debt incurred since the end of the period covered by those most recent financial statements shall be treated as though it had been outstanding for the four fiscal quarters then ending at the interest rate in effect at the date of determination and EBITDA shall be computed (pursuant to the procedures set forth in clause (e) of the definition thereof) giving effect to any Timber acquired since the end of that period.

ARTICLE IX
EVENTS OF DEFAULT

  9.1 Event of Default

    Any of the following shall constitute an "Event of Default":

    (a) Non-Payment. The Company or any other Loan Party fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within 5 days after the same shall become due, any interest, fee or any other amount payable hereunder or pursuant to any other Loan Document; or

    (b) Representation or Warranty. Any representation or warranty by the Company or any other Loan Party made or deemed made herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any of the Responsible Representatives, any of the Responsible Officers, any other Loan Parties, or any of the Loan Parties' respective responsible officers and/or responsible representatives, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

    (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Section 7.3 or Section 7.9 or Article VIII; or

    (d) Other Defaults. The Company or any other Loan Party fails to perform or observe any other term or covenant contained in the Loan Document to which such Loan Party is a party, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer or Responsible Representative knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Bank; or

    (e) Cross-Default. (i) the Company or any of its Subsidiaries (A) fails to make any payment in respect of any Indebtedness (other than in respect of Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or with respect to any contingent obligations, to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $5,000,000, or

    (f)  Insolvency; Voluntary Proceedings. The Company, any of its Subsidiaries, or any Partner Entity (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

    (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, any other Loan Party, the Facilities Subsidiary, any Restricted Subsidiary of the Company, or any Partner Entity, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's, any other Loan Party's, any of its Restricted Subsidiaries', any Partner Entities' or the Facilities Subsidiaries' Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company, any other Loan Party, any Partner Entity, the Facilities Subsidiary, or any of the Company's Restricted Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company, any other Loan Party, any Partner Entity, any of the Company's Restricted Subsidiaries, or the Facilities Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

    (h) ERISA. (i) The Company or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan; (ii) any member of the Controlled Group shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) in the case of an ERISA Event involving the withdrawal from a Plan of a "substantial employer" (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the

withdrawing employer's proportionate share of that Plan's Unfunded Pension Liabilities is more than $10,000,000; (iv) in the case of an ERISA Event involving the complete or partial withdrawal from a Multiemployer Plan, the withdrawing employer has incurred a withdrawal liability in an aggregate amount exceeding $10,000,000; (v) in the case of an ERISA Event not described in clause (iii) or (iv), the Unfunded Pension Liabilities of the relevant Plan or Plans exceed $10,000,000; (vi) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification, and the loss can reasonably be expected to impose on the Company or its ERISA Affiliates liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of $10,000,000 or more; (vii) the commencement or increase of contributions to, or the adoption of or the amendment of a Plan by, the Company or an ERISA Affiliate which commencement, increase or amendment shall result in a net increase in unfunded liabilities to the Company and the ERISA Affiliates in excess of $10,000,000; (viii) the Company or an ERISA Affiliate engages in or otherwise becomes liable for a non-exempt prohibited transaction and the initial tax or additional tax under section 4975 of the Code relating thereto might reasonably be expected to exceed $10,000,000; (ix) a violation of section 404 or 405 of ERISA or the exclusive benefit rule under section 401(a) of the Code if such violation might reasonably be expected to expose Company or its ERISA Affiliates to monetary liability in excess of $10,000,000; (x) any member of the Controlled Group is assessed a tax under section 4980B of the Code in excess of $10,000,000; or (xi) the occurrence of any combination of events listed in clauses (iii) through (x) that would reasonably be expected to result in a net increase to the Company and its ERISA Affiliates in aggregate Unfunded Pension Liabilities, unfunded liabilities, or any combination thereof, in excess of $10,000,000; or

    (i)  Monetary Judgments. One or more non-interlocutory judgments, orders or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not fully covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $25,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

    (j)  Non-Monetary Judgments. Any non-monetary judgment, order or decree shall be rendered against the Company or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

    (k) Auditors. The Administrative Agent or any Bank shall receive notice from the Independent Auditor that the Administrative Agent and the Banks should no longer use or rely upon any audit report or other financial data provided by the Independent Auditor; or

    (l)  Adverse Change. One of the following has occurred and the Administrative Agent, at the direction of the Majority Banks, shall so notify the Company: (i) a material adverse change in, or a material adverse effect upon, any of the operations, business, properties, or condition (financial or otherwise) of the Company or the Company and its Subsidiaries taken as a whole or as to any Restricted Subsidiary which materially impairs the ability of the Company to perform under any Loan Document and avoid any Event of Default, or (ii) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document; or

    (m) Change of Control. One of the following has occurred (i) after the Merger becomes effective in accordance with the Merger Documents, a Change of Control of the REIT; (ii) the REIT ceases for any reason to be the sole member of Plum Creek Timber I; (iii) the REIT ceases for any reason to own directly 99% of the limited partnership interests in the Company; or (iv) Plum Creek Timber I ceases for any reason to be the sole general partner of the Company; or

    (n) Impairment of Certain Documents. Except as otherwise expressly permitted in any Loan Document, any of the Loan Documents shall terminate or cease in whole or in part to be the legally valid, binding, and enforceable obligation of the relevant Loan Party, or such Loan Party or any Person acting for or on behalf of any Loan Party, contests such validity, binding effect or enforceability, or purports to revoke any Loan Document; or

    (o) Unwinding of the Acquisition Transactions. The Acquisition Transactions shall be unwound, reversed or otherwise rescinded in whole or in part for any reason.

  9.2 Remedies

    If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Banks do any one or more of the following:

    (a) declare the Commitment of each Bank and the Swingline Commitment of the Swingline Bank to make Loans and any obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon such Commitments and obligations shall forthwith be terminated;

    (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

    (c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Effective Amount thereof); and

    (d) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law or in equity;

provided, however, that upon the occurrence of any event specified in paragraph (f) or (g) of Section 9.1 (in the case of clause (i) of paragraph (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank and the Swingline Bank to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid in subsections 9.2(a) and (b) shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid in subsection 9.2(c) shall automatically become effective, in each case without further act of the Administrative Agent, the Issuing Bank, the Swingline Bank, or any Bank.

  9.3 Rights Not Exclusive

    The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X
THE ADMINISTRATIVE AGENT

  10.1 Appointment and Authorization

    (a) Each Bank and the Issuing Bank hereby irrevocably (subject to Section 10.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto, including, without limitation, to enter into Cash Collateral Account Agreements from time to time in accordance with this Agreement, and to release funds to the Company in accordance with Section 1(b) of the Cash Collateral Account Agreement and, if applicable, pursuant to an Officer's Certificate substantially in the form attached thereto as Exhibit A. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or the Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "administrative agent" in this Agreement and the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

    (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Majority Banks to act for the Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent," as used in this Article X, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

  10.2 Delegation of Duties

    The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

  10.3 Liability of Administrative Agent

    None of the Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any of the Banks or participant for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

  10.4 Reliance by Administrative Agent

    (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks or all of the Banks, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks and participants. When this Agreement expressly permits or prohibits an action unless the Majority Banks otherwise determine, the Administrative Agent shall, and, in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of any of the Banks.

    (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent or made available by the Administrative Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from the Bank prior to the initial Credit Extension specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect or the Bank shall not have made available to the Administrative Agent the Bank's ratable portion of such Credit Extension.

  10.5 Notice of Default

    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

  10.6 Credit Decision

    Each Bank expressly acknowledges that none of the Administrative Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Bank (as to any matter including whether any Administrative Agent-Related Person has disclosed information in its possession). Each Bank represents to the Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Administrative Agent-Related Persons.

  10.7 Indemnification of Administrative Agent

    Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Administrative Agent-Related Persons of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Person's gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank hereunder (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses and attorneys' fees (including reasonable Attorney Costs). The undertaking in this Section shall survive the termination of the Commitments of all the Banks, the payment of all Obligations hereunder and the resignation of the Administrative Agent.

  10.8 Each Agent in Individual Capacity

    BofA, First Union National Bank, The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, SunTrust Bank, Scotiabanc Inc., Northwest Farm Credit Services, PCA, BofA Securities, and First Union Securities, Inc., and any of their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though neither BofA, First Union National Bank, The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, SunTrust Bank, Scotiabanc Inc., Northwest Farm Credit Services, PCA, BofA Securities, nor First Union Securities, Inc. was the Administrative Agent, the Syndication Agent, the Documentation Agent and the Arranger, respectively, the Swingline Bank or the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA, BofA Securities or their respective Affiliates may receive information regarding the Company or the Company's Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans and participation in Letters of Credit, each of BofA, First Union National Bank, The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, SunTrust Bank, Scotiabanc Inc., Northwest Farm Credit Services, PCA, BofA Securities, and First Union Securities, Inc. shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent, the Syndication Agent, the Documentation Agent or the Arranger, as the case may be, and the terms "Bank" and "Banks" shall include each of BofA, First Union National Bank, The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, SunTrust Bank, Scotiabanc Inc., Northwest Farm Credit Services, PCA, BofA Securities, and First Union Securities, Inc. in their individual capacities.

  10.9 Successor Administrative Agent

    The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Banks; provided, that any such resignation by BofA shall also constitute its resignation as the Issuing Bank and the Swingline Bank. If the Administrative Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor administrative agent for the Banks. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and the Company, a successor administrative agent from among the Banks. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, the Issuing Bank and the Swingline Bank and the respective terms "Administrative Agent", "Issuing Bank", and "Swingline Bank" shall mean such successor administrative agent, Letter of Credit issuer and swingline bank, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Bank's and Swingline Bank's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Bank and Swingline Bank or any other Bank, other than the obligation of the successor Issuing Bank to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.4 and 11.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Banks appoint a successor administrative agent as provided for above.

  10.10 Syndication Agents, Documentation Agents and Arrangers

    None of the Banks identified on the facing page or signature pages of this Agreement as a "syndication agent", "documentation agent" or "arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any Bank so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XI
MISCELLANEOUS

  11.1 Amendments and Waivers

    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any other Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks, the Company and acknowledged by the Administrative Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks, the Company and acknowledged by the Administrative Agent, do any of the following:

      (a) increase or extend the Commitment of any Bank or the Swingline Commitment of the Swingline Bank or the L/C Commitment of the Issuing Bank (or reinstate any such Commitment terminated pursuant to subsection 9.2(a)), including, without limitation, any amendment to or waiver of subsection 2.7(b) or any other provision providing for a mandatory commitment reduction, or subject any Bank to any additional obligations;

      (b) postpone or delay any date fixed for any payment or mandatory prepayments of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

      (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (iii) below) the amount of any fees or other amounts payable hereunder or under any other Loan Document, or amend the definition of Pricing Leverage Ratio or any defined term used therein to the extent such amendment would have the effect of reducing the Applicable Margin; provided, however, that only the consent of the Majority Banks shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Company to pay interest at the Default Rate;

      (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Banks or any of them to take any action hereunder;

      (e) amend the definition "Majority Banks";

      (f)  amend this Section 11.1, Section 2.15, Section 3.1(b)(iii)(B) or Section 11.7, or any provision providing for consent or other action by all Banks; or

      (g) amend Section 11.5 if such amendment will impair or otherwise limit any Bank's rights under such Section 11.5;

and, provided further that (i) no amendment, waiver or consent shall, unless in writing signed by the Issuing Bank in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Bank in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Swingline Bank under this Agreement or any other Loan Document, (iv) the BofA Fee Letter may be amended, or rights and privileges thereunder waived, in a writing executed by the parties thereto, and (v) the First Union Fee Letter may be amended, or rights and privileges thereunder waived, in a writing executed by the parties thereto.

  11.2 Notices

      (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.2, and (ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.2; or, as directed to the Company or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.

      (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that, notwithstanding the foregoing, notices pursuant to Article III to the Issuing Bank shall not be effective until actually received by the Issuing Bank at the address specified for the "Issuing Bank" on Schedule 11.2, and notices to the Company or the Administrative Agent shall not be effective until actually received by the Company or the Administrative Agent, respectively.

      (c) The Company acknowledges and agrees that any agreement of the Administrative Agent, the Issuing Bank, and the Banks at Article II and Article III herein to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Company. The Administrative Agent, the Issuing Bank, and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Administrative Agent, the Issuing Bank and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Administrative Agent, the Issuing Bank, and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Banks of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank, and the Banks to be contained in the telephonic or facsimile notice.

  11.3 No Waiver; Cumulative Remedies

    No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

  11.4 Costs and Expenses

    The Company shall, whether or not the transactions contemplated hereby shall be consummated:

      (a) pay or reimburse BofA (including in its capacity as Administrative Agent) within five Business Days after demand (subject to subsection 5.1(e)) for all reasonable costs and expenses incurred by BofA (including in its capacity as Administrative Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, the initial assignments by BofA of its Loans and Commitments hereunder, and the consummation of the transactions contemplated hereby and thereby, including expenses of outside experts, printing costs, and the reasonable Attorney Costs incurred by BofA (including in its capacity as Administrative Agent) with respect thereto; provided, however, that this subsection (a) shall not apply to any such costs and expenses incurred by BofA after any date that BofA is no longer the Administrative Agent hereunder and after any such date any references in this subsection (a) to BofA shall be deemed a reference to the successor Administrative Agent; and

      (b) pay or reimburse each Bank, the Administrative Agent, and the Arrangers within five Business Days after demand (subject to subsection 5.1(e)) for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs and appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), and search and filing costs, fees and expenses, incurred by the Administrative Agent, the Arrangers and any Bank.

      (c) The agreements in this Section 11.4 shall survive the resignation of the Administrative Agent, the replacement of any Bank, the termination of the Commitments, and the repayment, satisfaction or discharge of all the other Obligations.

  11.5 Indemnity

    Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, indemnify, and hold harmless each Administrative Agent-Related Person, each Bank, the Administrative Agent, and each of their respective Affiliates, officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") from and against any and all liabilities, obligations, losses, damages, penalties, actions, claims, demands, judgments, suits, costs, charges, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature which may at any time be imposed on, incurred by or asserted against any Indemnified Person in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any of the Acquisition Transactions or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Company shall have no obligation under this Section 11.5 to an

Indemnified Person to the extent that any of such costs are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnified Person or (ii) the breach by a Bank of its commitment to make loans hereunder pursuant to the terms of this Agreement. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Bank, the termination of the Commitments, and the repayment, satisfaction or discharge of all the other Obligations.

  11.6 Marshalling; Payments Set Aside

    Neither the Administrative Agent nor the Banks shall be under any obligation to marshal any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Administrative Agent or the Banks, or the Administrative Agent or the Banks enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its ratable share of the total amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

  11.7 Successors and Assigns

    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Company without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnified Person) any legal or equitable right, remedy or claim under or by reason of this Agreement.

  11.8 Assignments, Participations, Etc.

      (a) Any Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (a), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank's Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or principal outstanding balance of the Term Loan of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent, shall not be less than $10,000,000 in the case of any assignment of a Revolving Credit Commitment and a Dollar amount based on a corresponding percentage, in the case of any assignment of a Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank's rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, except that this clause (ii) shall not apply to rights in respect of outstanding Swingline Loans, (iii) an assignment shall be null and void unless such assignment includes an assignment of each of such Bank's Term Loans, Revolving Loans and Revolving Credit Commitment on an equal pro rata basis; and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (b) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.7, 11.4 and 11.5). Upon request, the Company (at its expense) shall execute and deliver new or replacement Notes evidencing Loans hereunder, if any, to the assigning Bank and the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (c) of this Section 11.8.

      (b) The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent's office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

      (c) Any Bank may, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Bank's rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Bank's participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to subsection 11.8(d), the Company agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.3, 4.4 and 11.5 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (a) of this

  Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.10 as though it were a Bank, provided such Participant agrees to be subject to Section 2.15 as though it were a Bank.

      (d) A Participant shall not be entitled to receive any greater payment under Section 4.1, 4.3 or 4.4 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 4.1 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 4.1(g) as though it were a Bank.

      (e) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes evidencing the Loans, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank or Farm Credit Bank; provided that no such pledge or assignment shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto. The Administrative Agent shall have no obligation nor shall it be required to acknowledge or execute any document evidencing any pledge or assignment by a Bank pursuant to this Section 11.8(e).

      (f)  If the consent of the Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 11.8), the Company shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Bank (through the Administrative Agent) unless such consent is expressly refused by the Company prior to such fifth Business Day.

      (g) As used herein, the following terms have the following meanings:

        "Eligible Assignee" means (a) a Bank; (b) an Affiliate of a Bank; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by (i) the Administrative Agent, (ii) the Issuing Bank, (iii) the Swingline Bank and (iv) unless an Event of Default has occurred and is continuing, the Company (each such approval referred to in clauses (i) through (iv) not to be unreasonably withheld or delayed).

        "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        "Approved Fund" means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

      (h) Notwithstanding anything to the contrary contained herein, if at any time BofA assigns all of its Commitments and Loans pursuant to subsection 11.8(a), BofA may, (i) upon 30 days' notice to the Company and the Banks, resign as Issuing Bank and/or (ii) upon five Business Days' notice to the Company, terminate the Swingline Commitment. In the event of any such resignation as Issuing Bank or termination of the Swingline Commitment, the Company shall be entitled to appoint from among the Banks a successor Issuing Bank or Swingline Bank hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of BofA as Issuing Bank or the termination of the Swingline Commitment, as the case may be. BofA shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Banks to make Base Rate

  Loans or fund participations in unreimbursed amounts pursuant to Section 3.3(b)). If BofA terminates the Swingline, it shall retain all the rights of the Swingline Bank provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such termination, including the right to require the Banks to make Base Rate Loans or fund participations in outstanding Swingline Loans pursuant to Section 2.10(c).

  11.9 Confidentiality

    Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" by the Company and provided to it by the Company or any Subsidiary of the Company, or by the Administrative Agent on such Company's or Subsidiary's behalf, in connection with this Agreement or any Loan Document, and neither it nor (if such Bank exercises its rights to disclose such information pursuant to clause (I) below) any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; provided, however, that any Bank may disclose such information (A) to the extent that such information was or becomes generally available to the public other than as a result of a disclosure by the Bank; (B) to the extent such information was or becomes available to such Bank to whom it was furnished on a non-confidential basis; (C) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (D) pursuant to subpoena or other court process; (E) when required to do so in accordance with the provisions of any applicable Requirement of Law; (F) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Bank or their respective Affiliates may be party; (G) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (H) to such Bank's independent auditors and other professional advisors; and (I) to such Bank's Affiliates. Notwithstanding the foregoing, the Company authorizes each Bank to disclose to any Participant or assignee Bank (each, a "Transferee") and to any prospective Transferee, such financial and other information in such Bank's possession concerning the Company or its Subsidiaries which has been delivered to the Administrative Agent or the Banks pursuant to this Agreement or which has been delivered to the Administrative Agent or the Banks by the Company in connection with the Banks' credit evaluation of the Company prior to entering into this Agreement; provided that, unless otherwise agreed by the Company, such Transferee agrees in writing to such Bank to keep such information confidential to the same extent required of the Banks hereunder.

  11.10 Set-off

    In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Bank and any of its Affiliates to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 11.10 are subject to Section 2.15 and are in addition to the other rights and remedies (including other rights of set-off) which the Bank may have.

  11.11 Automatic Debits of Fees

    With respect to any commitment fee, Facility Fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Administrative Agent, the Issuing Bank, the Swingline Bank or BofA under the Loan Documents, the Company hereby irrevocably authorizes BofA to debit any deposit account of the Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 11.11 shall be deemed a setoff.

  11.12 Notification of Addresses, Lending Offices, Etc.

    Each Bank shall notify the Administrative Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of its Eurodollar Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

  11.13 Counterparts

    This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

  11.14 Severability

    The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

  11.15 No Third Parties Benefited

    This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Issuing Bank, the Swingline Bank, the Syndication Agents, the Documentation Agents, the Arrangers, and the Administrative Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Administrative Agent, the Syndication Agents, the Documentation Agents, the Arrangers, the Swingline Bank, the Issuing Bank nor any Bank shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

  11.16 Survival of Representations and Warranties

    All representations and warranties made by the Company in this Agreement and by each Loan Party in each other Loan Document shall survive the execution and delivery of this Agreement and such other Loan Documents.

  11.17 Governing Law and Jurisdiction

      (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

      (b) ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS (INCLUDING THE SWINGLINE BANK AND THE ISSUING BANK) CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS (INCLUDING THE SWINGLINE BANK AND THE ISSUING BANK) EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY LOAN DOCUMENT RELATED HERETO OR THERETO. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY BANK (INCLUDING THE SWINGLINE BANK AND THE ISSUING BANK) TO COMMENCE PROCEEDINGS OR BRING ANY ACTION OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY COURT OF ANY OTHER JURISDICTION.

  11.18 Service of Process

    The Company agrees that service of all process in any action or proceeding referred to in Section 11.17 may be made by the mailing by registered or certified mail, postage prepaid, to the Company at its address provided in accordance with Section 11.2. Nothing herein shall affect the right of the Administrative Agent or any Bank (including the Swingline Bank and the Issuing Bank) to serve process in any other manner permitted by law.

  11.19 Waiver of Jury Trial

    THE COMPANY, THE BANKS (INCLUDING THE SWINGLINE BANK AND THE ISSUING BANK) AND THE ADMINISTRATIVE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY ADMINISTRATIVE AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS (INCLUDING THE SWINGLINE BANK AND THE ISSUING BANK) AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

  11.20 Entire Agreement

    This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks, the Swingline Bank, the Issuing Bank, the Syndication Agents, the Documentation Agents, the Arrangers and the Administrative Agent, and supersedes all prior or contemporaneous Agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof, except that (a) the BofA Fee Letter and the First Union Fee Letter referenced in this Agreement and (b) any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Banks, shall, in each case, survive the execution and delivery of this Agreement.

[Signature pages follow]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PLUM CREEK TIMBERLANDS, L.P.
By:	Plum Creek Timber I, L.L.C., its General Partner
	By:	Plum Creek Timber Company, Inc., its Managing Member
By:
Name:
Title:
BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Bank, as the Swingline Bank and as the Issuing Bank

By:
Name:
Title:

[Signature page to Credit Agreement]

FIRST UNION NATIONAL BANK, as a Syndication Agent and as a Bank

By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI, LTD., PORTLAND BRANCH, as a Syndication Agent and as a Bank

By:
Name:
Title:

NORTHWEST FARM CREDIT SERVICES, PCA, as a Documentation Agent and as a Bank

By:
Name:
Title:

SUNTRUST BANK, as a Documentation Agent and as a Bank

By:
Name:
Title:

AGSTAR FINANCIAL SERVICES PCA D/B/A FCS COMMERCIAL FINANCIAL GROUP, as a Bank

By:
Name:
Title:

BNP PARIBAS, as a Bank

By:
Name:
Title:
By:
Name:
Title:

COBANK, ACB, as a Bank

By:
Name:
Title:

CREDIT LYONNAIS NEW YORK BRANCH, as a Bank

By:
Name:
Title:

FARM CREDIT SERVICES OF MID-AMERICA, PCA, as a Bank

By:
Name:
Title:

GREENSTONE FARM CREDIT SERVICES, FLCA, as a Bank

By:
Name:
Title:

KBC BANK, N.V., as a Bank

By:
Name:
Title:
By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION, as a Bank

By:
Name:
Title:

SCOTIABANC INC., as a Documentation Agent and as a Bank

By:
Name:
Title:

SOVEREIGN BANK, as a Bank

By:
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION, as a Bank

By:
Name:
Title:

THE BANK OF NEW YORK, as a Bank

By:
Name:
Title:

THE DAI-ICHI KANGYO BANK, LTD., as a Bank

By:
Name:
Title:

US BANCORP N.A., as a Bank

By:
Name:
Title:

WASHINGTON MUTUAL BANK, as a Bank

By:
Name:
Title:

WELLS FARGO BANK, N.A., as a Bank

By:
Name:
Title:

SCHEDULE 1.1

Corporate Investment Policy

Plum Creek Timber Company, L.P.
Corporate Investment Policy

Dated April 5, 1993

I. OBJECTIVE

  This policy provides guidelines for the management of the Company's cash. It is essential that these assets be invested in a high quality portfolio which:

  •
  preserves principal

  •
  meets liquidity needs

  •
  allows for appropriate diversification of investments

  •
  delivers good yield in relationship to the guidelines and market conditions

  The Company is adverse to incurring market risk or credit risk, and will generally sacrifice yield in the interest of safety. Care must always be taken to insure that the Company's reported financial statements are never materially affected by decreases in the market value of securities held.

II. MATURITY OR PUT

  Within the constraints provided throughout this document, or by addendum to this document, the maximum maturity or put or any investment instrument will be within two years from the purchase settlement date; however, the total portfolio must have an average maturity of less than 12 months.

III. PERMISSIBLE INVESTMENTS

  A.
  Investments will be made in U.S. Dollars only.

  B.
  The Company may own, purchase or acquire marketable direct obligations in the following:

  1.
  Obligations (fixed and floating rate) issued by, or unconditionally guaranteed by the U.S. Treasury, or any agency thereof, or issued by any political subdivision of any state or public agency thereof.

  2.
  Commercial paper rated as A-1 or better by Standard & Poor's, and P-1 or better by Moody's (or equivalent).

  3.
  Floating rate and fixed rate obligations of corporations, banks and agencies including: medium term notes and bonds, deposit notes, and euro dollar/yankee notes and bonds.

  4.
  Certificates of deposit, bankers acceptances and time deposits of commercial banks, domestic or foreign, whose short term credit ratings are A-1/P-1 (or equivalent).

  5.
  Repurchase agreements collateralized by U.S. Treasury Contracts, or similar obligations.

  6.
  Insurance company Funding Agreements, Investment Contracts, or similar obligations.

  7.
  Asset backed and mortgage backed securities.

  8.
  Master Notes.

  9.
  Taxable money market preferreds.

  10.
  Tax exempt securities including municipal bonds/notes, money market preferreds, and variable rate demand notes.

  C.
  Issuing institutions shall be Corporations, Trusts, Partnerships, and Banks domiciled in the U.S., Canada, Japan and Western Europe, or Insurance Companies domiciled in the U.S.

IV. CREDIT REQUIREMENTS

  Safety shall always be a primary consideration in structuring the Company's investment portfolio. Credit ratings should be tied to duration as prescribed below in order to combine safety, liquidity and acceptable market performance.

MINIMUM CREDIT RATING
DURATION
	S&P	Moody's
6 months or less	A-	A3
6 - 18 months	AA	Aa2
18 months or more	AAA	Aaa

  Original issue securities allowable under this policy with less than twelve months to maturity may substitute the issuers short term credit rating if that rating is A-1/P-1 or better.

V. DIVERSIFICATION

  To diversify risk, no more that $2 million OR 10%of the portfolio can be invested with any one issuer. Exceptions are issues of the U.S. Treasury or agency securities, insured or government collateralized issues and daily money market funds.

SCHEDULE 1.2

EXISTING LETTERS OF CREDIT

One existing Letter of Credit as follows:

Account Party:	Plum Creek Marketing Inc.
Issuer:	Bank of America, N.A.
Amount:	$93,000
Beneficiaries:
Lumbermens Mutual Casualty Company;
American Motorists Insurance Company;
American Manufacturers Mutual Insurance Company;
American Protection Insurance Company;
NATLSCO, Inc.; and
National Loss Control Service Corporation.

SCHEDULE 2.1

COMMITMENTS

BANK	REVOLVING CREDIT COMMITMENT	REVOLVING CREDIT COMMITMENT PERCENTAGE	TERM CREDIT COMMITMENT	TERM CREDIT COMMITMENT PERCENTAGE
BANK OF AMERICA, N.A.	$47,142,857.14	7.86%	$7,857,142.86	7.86%
FIRST UNION NATIONAL BANK	$47,142,857.14	7.86%	$7,857,142.86	7.86%
THE BANK OF TOYKO—MITSUBISHI, LTD., PORTLAND BRANCH	$42,857,142.86	7.14%	$7,142,857.14	7.14%
NORTHWEST FARM CREDIT SERVICES, PCA	$42,857,142.86	7.14%	$7,142,857.14	7.14%
SUNTRUST BANK	$42,857,142.86	7.14%	$7,142,857.14	7.14%
SCOTIABANC INC.	$42,857,142.86	7.14%	$7,142,857.14	7.14%
WASHINGTON MUTUAL BANK	$36,857,142.86	6.14%	$6,142,857.14	6.14%
SUMITOMO MITSUI BANKING CORPORATION	$36,857,142.86	6.14%	$6,142,857.14	6.14%
CREDIT LYONNAIS NEW YORK BRANCH	$36,857,142.86	6.14%	$6,142,857.14	6.14%
US BANCORP N.A.	$30,000,000.00	5.00%	$5,000,000.00	5.00%
FARM CREDIT SERVICES OF MID-AMERICA, PCA	$21,428,571.43	3.57%	$3,571,428.57	3.57%
KEYBANK NATIONAL ASSOCIATION	$18,000,000.00	3.00%	$3,000,000.00	3.00%
COBANK, ACB	$18,000,000.00	3.00%	$3,000,000.00	3.00%
WELLS FARGO BANK, N.A.	$18,000,000.00	3.00%	$3,000,000.00	3.00%
KBC BANK, N.V.	$18,000,000.00	3.00%	$3,000,000.00	3.00%
BNP PARIBAS	$18,000,000.00	3.00%	$3,000,000.00	3.00%
THE BANK OF NEW YORK	$18,000,000.00	3.00%	$3,000,000.00	3.00%
THE DAI-ICHI KANGYO BANK, LTD.	$18,000,000.00	3.00%	$3,000,000.00	3.00%
SOVEREIGN BANK	$18,000,000.00	3.00%	$3,000,000.00	3.00%
AGSTAR FINANCIAL SERVICES, PCA D/B/A FCS COMMERCIAL FINANCE GROUP	$15,428,571.43	2.57%	$2,571,428.57	2.57%
GREENSTONE FARM CREDIT SERVICES, FLCA	$12,857,142.86	2.14%	$2,142,857.14	2.14%

	$600,000,000.00	100%	$100,000,000.00	100%

SCHEDULE 6.7

Plans

QUALIFIED PLANS

Plum Creek Pension Plan

Plum Creek Thrift and Profit Sharing Plan

Plum Creek Welfare Plan

  •
  Includes the following Component Documents:

  Plum Creek Health Care Program
  Plum Creek FlexPlan
  Plum Creek HealthFund
  Plum Creek Dependent Care Reimbursement Plan
  Plum Creek Retiree Medical Expense Plan
  Plum Creek Severance Plan
  ReliaStar Contract #GL-21096 (Life Insurance)
  ReliaStar Contract #GL-21097-8 (Long Term Disability)
  Administrative Services Contract between Premera Blue Cross and Plum Creek Timberlands, L.P. Life Insurance Company of North America #ABL656296 (Travel Accident)
  Vydas Resources Inc. (employee assistance)
  Mail Service Provider (mail order prescription drug)

    Severance Pay Plan for Salaries Employees (new plan for employees of The Timber Company)

NON-QUALIFIED BENEFIT PLANS

Plum Creek Supplemental Benefits Plan—Pension (for Executives)

Plum Creek Timber Company, L.P. Key Employee Supplemental Pension Plan

NON-QUALIFIED COMPENSATION PLANS

Plum Creek Timber Company, Inc. 2000 Stock Incentive Plan

Plum Creek Management Company, L.P. Executive and Key Employee Salary and Incentive Compensation Deferral Plan

PC Advisory Corp I Deferred Compensation Plan for Directors

Plum Creek Director Unit Ownership and Deferral Plan

Plum Creek Management Company, L.P. Key Employee Unit Award Plan (Terminated January, 1994—payout status)

Plum Creek Management Company, L.P. Key Employee Long-Term Incentive Plan (Performance Period reached—payout status)

Plum Creek Management Company, L.P. Long-Term Incentive Plan (Performance Period reached—payout status)

Plum Creek Management Company, L.P. Management Incentive Plan (Performance Period reached—payout status)

SCHEDULE 6.12

Environmental Matters

1.
As part of its environmental compliance program, in the summer of 2000 the Company undertook a historical review of capital improvement projects in its manufacturing facilities to evaluate compliance with New Source Review ("NSR") and Prevention of Significant Deterioration ("PSD") rules under the Clean Air Act. Upon discovering possible violations related to four projects that occurred at the Company's MDF facility and at its Evergreen Sawmill between 1988 and 1992, the Company voluntarily disclosed this information to the Montana Department of Environmental Quality ("DEQ") under the Montana Voluntary Disclosure Act ("Act"). The Act provides for a reduction of penalty fines for self-disclosure of violations. The Company is presently in discussions with the DEQ regarding the applicability of the Act to the potential violations. The Company believes that it has fully met the requirements of the Act and therefore qualifies for a reduction or elimination of penalty fines. In addition, for three of the four projects, the Company's subsequent actions have addressed the potential violations by securing permits or installing pollution control devices for more recent projects. The Company believes that there is a low likelihood that DEQ will levy fines or require additional pollution control equipment for these three projects. DEQ may require that pollution control equipment costing between $500,000 and $1 million be installed for the fourth project. The Company cannot with certainty predict the outcome of the enforcement case.

2.
Following the Merger, the Company and its Subsidiaries will maintain several underground storage tanks. Each storage tank is properly permitted and, to the Knowledge of the Company, none is currently leaking or disposing of Hazardous Materials off-site.

SCHEDULE 6.18

Subsidiaries

(a)
Plum Creek Timber II, L.L.C.
Plum Creek Maine Timberlands, L.L.C.
Plum Creek Southern Timber, L.L.C.
Plum Creek South Central Timberlands, L.L.C.
Plum Creek Manufacturing, L.P.
Plum Creek Manufacturing Holding Company, Inc.
Plum Creek Northwest Lumber, Inc.
Plum Creek Northwest Plywood, Inc.
Plum Creek MDF, Inc.
Plum Creek Southern Lumber, Inc.
Plum Creek Marketing, Inc.
Plum Creek Investment Company
Plum Creek Land Company
Plum Creek Maine Marketing, Inc.
Highland Resources Inc.

(b)
The Company owns 566 shares of common stock and 2,130 shares of preferred stock in IFA Nurseries, Inc. ("IFA"), a co-operative of forest nurseries. The Company received these shares of capital stock in IFA upon conversion of outstanding loans made by the Company to IFA to provide financial support. At the time of conversion, the aggregate outstanding principal amount of the loans was $129,938.

SCHEDULE 6.23

Changes, Etc.

1.
The Merger Agreement and each of the transactions contemplated thereby, including any and all ancillary agreements entered into by any of the REIT, the Company or any Subsidiary of the REIT or the Company in connection with the Merger.

2.
The sale of approximately 44,350 Timberlands in Southwest Washington to Pope Resources in March, 2001.

3.
2001 Senior Note Agreement.

SCHEDULE 8.1

Permitted Liens

Mortgage, Security Agreement and Fixture Filings dated July 1, 1999 recorded in the counties of Flathead, Lake and Lincoln in the state of Montana pursuant to the Mortgage Note Agreement.

SCHEDULE 8.4

Permitted Investments

1.
Plum Creek Timber II, L.L.C. (sole member)

2.
Plum Creek Maine Timberlands, L.L.C. (sole member)

3.
Plum Creek Southern Timber, L.L.C. (sole member)

4.
Plum Creek South Central Timberlands, L.L.C. (sole member)

5.
Plum Creek Manufacturing, L.P. (100% interest, 98% direct and 2% indirect)

6.
The Company owns 566 shares of common stock and 2,130 shares of preferred stock in IFA Nurseries, Inc. ("IFA"), a co-operative of forest nurseries. The Company received these shares of capital stock in IFA upon conversion of outstanding loans made by the Company to IFA to provide financial support. At the time of conversion, the aggregate outstanding principal amount of the loans was $129,938.

7.
The Company made a loan to one of its independent contractors in the approximate principal amount of $18,000, representing approximately one-half of the purchase price of certain logging equipment used by the independent contractor. As of September 24, 2001, the remaining balance of the loan was $14,906.56.

8.
The Company made a loan to Progressive Forestry Systems ("Progressive") in consideration of the purchase price for certain equipment sold by the Company to Progressive. The loan is evidenced by a promissory note in the principal amount of $300,000. The current outstanding principal balance on the loan is $251,731. The loan is scheduled to be paid in full on April 1, 2003.

SCHEDULE 11.2

    ADDRESSES FOR NOTICES,
DOMESTIC AND EURODOLLAR LENDING OFFICES

PLUM CREEK TIMBERLANDS, L.P.

Address for Notices:	999 Third Avenue, Suite 2300 Seattle, WA 98104 Attn: Chief Financial Officer Facsimile: (206) 467-3797 Tel: (206) 467-3600 www.plumcreek.com
BANK OF AMERICA, N.A., as Administrative Agent
Address for Funding Notices:	1850 Gateway Blvd. Concord, CA 94520 Agency Administrative Services #5596
	Mark Garcia	Fax: (888) 969-2297
Tel: (925) 675-8416
Address for All Other Notices:	1455 Market Street, 5th Floor San Francisco, CA 94103 Agency Management Mail Code: CA5-705-12-12
	Carl Fye	Fax: (415) 503-5059
Tel: (415) 436-2616
Address for Payments:	Bank of America, N.A. 1850 Gateway Boulevard Concord, CA 94520
ABA #: 111000012 For Acct #: 3750836479 Att: Agency Administrative Services #5596 Ref: Plum Creek Timberlands

1

BANK OF AMERICA, N.A., as a Bank, as the Swingline Bank and as the Issuing Bank
Address for Notices (BofA as a Bank):	555 California Street, 12th Floor Paper and Forest Products Portfolio Management San Francisco, CA 94104-1503
	Att: Michael Balok	Fax: (415) 622-4585
Tel: (415) 622-2018
Address for Payments:	Bank of America, N.A. 1850 Gateway Boulevard Concord, CA 94520
ABA #: 111000012 Acct #: 3750836479 Att: Agency Administrative Services #5596 Ref: Plum Creek Timberlands
Domestic and Eurodollar Lending Office:	Same as notice address above.
Address for Notices (BofA as the Issuing Bank):	Trade Operations Center (#2264) CA9-703-19-23 333 South Beaudry Avenue, 19th Floor Los Angeles, CA 90017
	Sandra Leon	Fax: (213) 345-6694
Tel: (213) 345-5231

2

AGSTAR FINANCIAL SERVICES, PCA D/B/A FCS COMMERCIAL FINANCE GROUP, as a Bank
Addresses for Notices:
Funding Notices:	Interchange Tower Suite 1520 600 S. Highway 169 Minneapolis, MN 55426
Attn: Jamey Grafing Fax: (952) 513-9956 Tel: (952) 513-0326, ext. 23
All Other Notices:	1921 Premier Drive P.O. Box 4249 Mankato, MN 56002-4249
Attn: Karen Doyen Fax: (507) 344-5081 Tel: (507) 345-5626
Address for Payments:	Agribank St. Paul, MN
ABA: 096 0169 72 Ref: Plum Creek/Timberlands, L.P.
Domestic and Eurodollar Lending Office:	Same as Funding Notices address above.

3

BNP PARIBAS, as a Bank
Addresses for Notices:
Funding Notices:	180 Montgomery St. San Francisco, CA 94104
Att: Don Hart Fax: (415) 989-9041 Tel: (415) 722-1370
All Other Notices:	725 S. Figueroa St. Suite 2090 Los Angeles, CA 90017
Att: Clive Bettles Fax: (213) 488-9602 Tel: (213) 688-6423
Address for Payments:	Federal Reserve Bank of New York ABA #: 026007689 Acct #: 14334000176 Account Name: BNP Paribas/BNP/BNP Paribas San Francisco
Domestic and Eurodollar Lending Office:	Same as All Other Notices address above.

4

COBANK, ACB, as a Bank
Address for Notices:
Funding Notices:	5500 South Quebec St. Greenwood Village, CO 80111
Att: Brian Klatt Fax: (303) 694-5830 Tel: (303) 740-6511
Att: Anthony Bahr Fax: (303) 740-4301 Tel: (303) 694-5830
All Other Notices:	5500 South Quebec St. Greenwood Village, CO 80111
Att: Darla Moran Fax: (303) 740-4021 Tel: (303) 740-4033
Att: Betty Marshall Fax: (303) 740-4021 Tel: (303) 740-4016
Address for Payments:	CoBank, ACB Dept 167 Greenwood Village, CO 80291-0167
ABA #: 307088754 Account Name: Plum Creek Timberlands, L.P.
Domestic and Eurodollar Lending Office:	Same as Funding Notices address above.

5

CREDIT LYONNAIS NEW YORK BRANCH,
as a Bank

Addresses for Notices:
Funding Notices:	1301 Avenue of the Americas New York, NY 10019
Att: Scott R. Chappelka Fax: (212) 459-3179 Tel: (212) 261-7316
All Other Notices:	1301 Avenue of the Americas New York, NY 10019
Att: Agnes Castillo Fax: (212) 261-7696 Tel: (212) 261-7669
Address for Payments:	Federal Reserve Bank ABA #: 026-008-073 For Account of Credit Lyonnais NY Branch Att: Loan Servicing Ref: Plum Creek
Domestic and Eurodollar Lending Office:	Same as Funding Notices address above.

6

FARM CREDIT SERVICES OF MID-AMERICA, PCA, as a Bank
Addresses for Notices:
Funding Notices:	P. O. Box 34390 501 4th Avenue Suite 700 (40202) Louisville, KY 40232-4390
Sheila Kelly Fax: (502) 566-3764 Tel: (502) 566-3891
All Other Notices:	P.O. Box 34390 501 4th Avenue Suite 700 (40202) Louisville, KY 40232-4390
Steve Kluemper Fax: (502) 588-3776 Tel: (502) 566-3776
Address for payments:	Agri Bank St. Paul, MN
ABA #: 096016972 Acct. #: Mid-America Account Name: Plum Creek Timberlands
Domestic and Eurodollar Lending Office:	Same as Funding Notices address above.

7

FIRST UNION NATIONAL BANK, as a Syndication Agent and as a Bank
Addreses for Notices:
Funding Notices:	201 South College Street CP-17 Charlotte Plaza Charlotte, NC 28288-0760
Att: Sherry Richards Fax: (704) 383-7999 Tel: (704) 715-1459
All Other Notices:	301 South College Street 5th Floor Charlotte, NC 28288-0760
Att: Andy Phelps Fax: (704) 374-6319 Tel: (704) 383-7239
Address for Payments:	First Union National Bank of North Carolina Charlotte, NC
ABA #: 053000219 Acct #: 145916 8103011 Account Name: Building and Forest Products Attn: Sherry Richards
Domestic Lending Office:	Same as Funding Notices address above.
Eurodollar Lending Office:	First Union London 3 Bishop's Gate London, UK EC2N3AB

8

GREENSTONE FARM CREDIT SERVICES, FLCA, as a Bank
Addreses for Notices:
Funding Notices:	1760 Abbey Road Suite 200 East Lansing, MI 48823
Att: Al Compton Fax: (517) 318-1240 Tel: (517) 318-4128
Att: R.A. Schroeder Fax: (517) 318-1240 Tel: (517) 318-4106
All Other Notices:	1760 Abbey Road Suite 200 East Lansing, MI 48823
Att: Thomas Moskal Fax: (517) 318-1240 Tel: 318-4122
Att: Kelly Wilkes Fax: (517) 318-1240 Tel: (517) 318-4119
Letter of Credit Notices	Same as Funding Notices address above.
Address for Payments:	Agribank FCB St. Paul, MN
ABA #: 0960 1697 2 Account Name: GreenStone FCS Ref: Plum Creek.
Domestic and Eurodollar Lending Office:	Same as Funding Notices address above.

9

KBC BANK, N.V., as a Bank
Addreses for Notices:
Funding Notices:	Los Angeles Representative Office 515 S. Figueroa Street Suite 1920 Los Angeles, CA 90071
Attn: Tom Jackson Fax: (213) 629-5801 Tel: (213) 624-0401
New York Branch 125 West 55th Street 10th Floor New York, NY 10019
Attn: Robert Snauffer Fax: 956-5580 Tel: (212) 541-0700
All Other Notices:	125 West 55th Street 10th Floor New York, NY 10019
Attn: Rose Pagan Fax: (212) 956-5580 Tel: (212) 541-0657
Attn: Robert Pacifici Fax: (212) 956-5580/5581 Tel: (212) 541-0671

10

Address for payments:	KBC Bank N.V., New York Branch 125 West 55th Street 10th Floor New York, NY 10019
ABA #: 026008248 Ref: Plum Creek Att.: Loan Administration
Note: Please state whether principal, interest or fees.
Domestic and Eurodollar Lending Office:	Same as Funding Notices address above.

11

KEYBANK NATIONAL ASSOCIATION, as a Bank

Addresses for Notices:
Funding Notices:	601 108th Avenue 5th Floor Bellevue, WA 98004
Att: Keven D. Smith Fax: (425) 709-4587 Tel: (425) 709-4579
All Other Notices:	431 E. Parkcenter Blvd. Boise, ID 83706
Att: Specialty Services Team Fax: (800) 297-5518 Tel: (800) 297-5495
Address for Payments:	Keybank National Association ABA: 125000574 Account Name: Western Loan Services Acct. #: 3072 Att: Specialty Services Team Ref: Plum CreekTimberlands, L.P.
Domestic and Eurodollar Lending Office:	Same as Funding Notices address above.

12

NORTHWEST FARM CREDIT SERVICES, PCA, a Documentation Agent and as a Bank
Address for Notices:
Funding Notices:	11700 South Assembly St. Spokane, WA 99224
Att: Jim D. Allen Fax: (509) 340-5503 Tel: (509) 340-5555
All Other Notices:	1700 South Assembly St. Spokane, WA 99224
Att: Technical Accounting Fax: (509) 340-5364 Tel: 1 (800) 216-4535
Address for Payments:	AgAmerica, FCB Sacramento, CA ABA #: 125108298 Acct Name: AgAmer FCB Spok Acct #: 1810220009879090 Att: HQ Part Plum Creek
Domestic and Eurodollar Lending Office:	Same as Funding Notices address above.

13

SCOTIABANC INC., as a Documentation Agent and as a Bank
Address for Notices:
Funding Notices:	Scotia Capital, Portland Branch 888 SW 5th Avenue Suite 750 Portland, OR 97204-2708
Att: Patrik (Pat) Norris Fax: (503) 222-5502 Tel: (503) 222-3148
All Other Notices:	600 Peachtree St. NE Suite 2700 Atlanta, GA 30308
Att: Donna Gardner Fax: (404) 888-8998 Tel: (404) 877-1559
Att: Cleve Bushey Fax: (404) 888-8998 Tel: (404) 877-1555
Address for Payments:	The Bank of Nova Scotia, New York Agency ABA #: 026002532 Acct #: 0735639, For credit to Scotiabanc, Inc. Re: Plum Creek Timberlands L.P.
Domestic and Eurodollar Lending Office:	Scotiabanc Inc 600 Peachtree St. NE Suite 2700 Atlanta, GA 30308

14

SOVEREIGN BANK, as a Bank
Addresses for Notices:
Funding Notices:	75 State Street MA 1 SST 04 11 Boston, MA 02109
Att: Katherine Felpel Fax: (617) 757-5653 Tel: (617) 757-3418
All Other Notices:	Commercial Loan Special Services P. O. Box 84100 MA 1 MB2 03-03 Boston, MA 02284
Att: Edward Girvan Fax: (617) 533-1936 Tel: (617) 533-1606
Address for Payments:	Sovereign Bank ABA #: 011075150 Acct #: 8507-191500 Ref: Plum Creek Timberland LP
Domestic and Eurodollar Lending Office:	Same as Funding Notices address above.

15

SUMITOMO MITSUI BANKING CORPORATION, as a Bank
Addresses for Notices:
Funding Notices:	SMBC Group Seattle Branch 1201 Third Avenue Suite 5320 Seattle, WA 98101
Att: Gary Perkins Fax: (206) 623-8551 Tel: (206) 223-4048
All Other Notices:	277 Park Avenue New York, New York 10172
Attn: Noel Swift Fax: (212) 224-5197 Tel: (212) 224-4328
Address for Payments:	Citibank, N.A. New York ABA #: 021000089 Acct Name: SMBC Group Acct. #: 36023837 Att: Loan Operations Ref: Plum Creek Timberlands LP
if Via Chips: SMBC Group ABA: 967 Flo Loans (UID 279368) Ref: Plum Creek Timberlands LP
Domestic and Eurodollar Lending Office:	Same as Funding Notices address above.

16

SUNTRUST BANK,
as a Documentation Agent and as a Bank

Addresses for Notices:
Funding Notices:	303 Peachtree St., N.E.
Mail Code 1941
Atlanta, GA 30309
Att: Robert Hickman
Fax: (404) 230-1940
Tel: (404) 581-1601
All Other Notices:	303 Peachtree St., N.E.
Mail Code 1921
Atlanta, GA 30309
Att: Scott Deviney
Fax: (404) 588-8833
Tel: (404) 658-4919
Address for Payments:	SunTrust Bank
Atlanta, GA
	ABA #:	061000104
	Acct #:	9088000112
	Att:	Corporate Banking Support
	Re:	Plum Creek Timberlands LP
Domestic and Eurodollar Lending Office:	Same as Funding Notices address above.

17

THE BANK OF NEW YORK,
as a Bank

Addresses for Notices:
Funding Notices:	The Bank of New York
One Wall Street
22nd Floor
New York, NY 10005
Att: Dawn Hertling
Fax: (212) 635-6399/6877
Tel: (212) 635-6742
All Other Notices:	The Bank of New York
10990 Wilshire Blvd.
Suite 1125
Los Angeles, CA 90024
Att: Elizabeth Ying
Fax: (310) 996-8667
Tel: (310) 996-8661
Address for Payments:	The Bank of New York
	ABA #:	021000018
	Acct #:	GLA111556
	Ref:	Plum Creek Timberlands, L.P.
	Att:	Lorna Alleyne
Domestic and Eurodollar Lending Office:	Same as Funding Notices address above.

18

THE BANK OF TOKYO-MITSUBISHI, LTD
PORTLAND BRANCH,
as a Syndication Agent and as a Bank

Address for Notices:
Funding Notices:	1201 Third Avenue
Suite 1100
Seattle, WA 98101
Att: Mr. Kosuke Takahashi
Fax: (206) 382-6067
Tel: (206) 382-6027
Att: Mr. Eddy Chen
Fax: (206) 382-6067
Tel: (206) 382-6027
All Other Notices:	2300 Pacwest Center
1211 SW 5th Avenue
Portland, OR 97204
Att: Ms. Penny Crisman
Fax: (503) 227-5372
Tel: (503) 222-3750
Att: Ms. Christine Fountain
Fax: (503) 227-5372
Tel: (503) 222-3750
Address for Payments:	The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch
Portland, OR
	ABA #:	1230-0171-1
	Acct #:	0097771589
	Ref.:	Plum Creek
Domestic and Eurodollar Lending Office:	Same as Funding Notices address above.

19

THE DAI-ICHI KANGYO BANK, LTD.,
as a Bank

Addresses for Notices:
Funding Notices:	95 Christopher Columbus Drive
18th Floor
Jersey City, NJ 07302
Att: Crystal Lin
Fax: (201) 200-6065
Tel: (201) 200-6067
All Other Notices:	95 Christopher Columbus Drive
18th Floor
Jersey City, NJ 07302
Att: Ally Yang
Fax: (212) 282-4486
Tel: (347) 693-0948
Address for Payments:	The Dai-Ichi Kangyo Bank, New York
New York, New York
	ABA #:	026004307
	Acct #:	H10-740-014132
	Account Name:	Loan Operations Dept.
	Ref:	Plum Creek Timberlands, LP
Domestic and Eurodollar Lending Office:	Same as Funding Notices address above.

20

US BANCORP N.A., as a Bank

Addresses for Notices:
Funding Notices:	555 SW Oak St. PL0631 Portland, OR 97204
Att: Craig Barron Fax: (503) 275-8181 Tel: (503) 275-3632
All Other Notices:	1420 5th Avenue 11th Floor Mail Stop: PD-WAT11C Seattle, WA 98101
Att: Gerald Sorenson Fax: (206) 344-2332 Tel: (306) 344-3772
Address for Payments:	US Bank ABA #: 123000220 Acct #: 00340012160600 Att: US Bank, PL-7, Commercial Loan Servicing West
Domestic and Eurodollar Lending Office	Same as Funding Notices address above.

21

WASHINGTON MUTUAL BANK, as a Bank
Addresses for Notices:
Funding Notices:	1201 Third Avenue Suite 1445 Seattle, WA 98101
Att: Bruce Kendrex Fax: (206) 377-3812 Tel: (206) 377-3888
All Other Notices:	1201 Third Avenue Suite 1445 Seattle, WA 98101
Att: Toni Dale Fax: (206) 377-5214 Tel: (206) 377-3812
Address for Payments:	Western Bank Seattle, WA ABA #: 123-204-550 Acct. #830131830 Acct. Name: Suspense Liabilities-Syndicated Finance Ref: Plum Creek Timberlands, L.P. Att: Toni Dale
Domestic and Eurodollar Lending Office:	Same as Funding Notices address above.

22

WELLS FARGO BANK, N.A., as a Bank
Addresses for Notices:
Funding Notices:	201 Third Street MAC A0187-081 San Francisco, CA 94103
Att: Ginnie Padget Fax: (415) 512-1943/(415) 979-0675 Tel: (415) 477-5374
All Other Notices:	999 Third Avenue 11th Floor MAC P6540-11E Seattle, WA 98104
Att: Deborah Speer Watson Fax: (206) 292-3595 Tel: (206) 292-3668
Address for Payments:	Wells Fargo Bank, N.A. San Francisco, CA 94103 ABA #: 121-000-248 Acct #: 271-2507201 Credit To: MEMSYN Ref.: Plum Creek Timberlands, L.P.
Domestic and Eurodollar Lending Office:	Same as All Other Notices address above.

23

EXHIBIT A

NOTICE OF BORROWING

    Date:

To:	Bank of America, N.A., as Administrative Agent for the Banks parties to the Credit Agreement, dated as of October 3, 2001 (as amended, the "Credit Agreement"), among Plum Creek Timberlands, L.P. (the "Company"), the Banks referred to therein, First Union National Bank and The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, as Syndication Agents, SunTrust Bank, Scotiabanc Inc. and Northwest Farm Credit Services, PCA, as Documentation Agents, and Bank of America, N.A., as Administrative Agent.

      [If applicable] With a copy to Bank of America, N.A., as the Swingline Bank.

Ladies and Gentlemen:

    The undersigned, Plum Creek Timberlands, L.P. (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section [2.3(a)] [2.10(b)] of the Credit Agreement, of the Borrowing specified herein:

  1.
  The proposed Borrowing comprises [Term Loans][Revolving Loans] [a Swingline Loan].(1)

(1)
Borrowing of Term Loan may only be made on the Closing Date.

2.
The aggregate amount of the proposed Borrowing is $            , representing:

      [$            of Term Loans]
      [$            of Revolving Loans]
      [$            of Swingline Loans]

  3.
  The Business Day of the proposed Borrowing is            , 20  .

  4.
  [If not a Swingline Loan:] The Borrowing is to comprise $      of [Eurodollar Rate] [Base Rate] Loans.

  5.
  [If applicable] The duration of the Interest Period for the Eurodollar Rate Loans included in the Borrowing shall be [one week] [            months].

  6.
  [If applicable] The Borrowing shall be allocated to the [Revolving Facility Tranche] [Capital Expenditure Tranche].(2)

(2)
Paragraph 6 does not apply to Borrowing of Term Loans.

    The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

      (a) the representations and warranties of the Company contained in Article VI of the Credit Agreement are true and correct as though made on and as of such date, both before and after giving effect to the Merger, the Asset Transfer Transaction and the other Transactions (except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date);

      (b) no Default or Event of Default exists; and

      (c) the proposed Borrowing [if Revolving Loans or a Swingline Loan:] will not cause the Effective Amount of all Revolving Loans, Swingline Loans, and L/C Obligations to exceed the

A–1

  Aggregate Revolving Credit Commitment; [and] [if a Swingline Loan:] and will not cause the Effective Amount of all Swingline Loans to exceed the Swingline Commitment.

PLUM CREEK TIMBERLANDS, L.P.
By:	Plum Creek Timber I, L.L.C., its General Partner
	By:	Plum Creek Timber Company, Inc., its Managing Member
By:

Name:
Title:

A–2

EXHIBIT B

NOTICE OF CONVERSION/CONTINUATION

    Date:

To:	Bank of America, N.A., as Administrative Agent for the Banks parties to the Credit Agreement, dated as of October 3, 2001 (as amended, the "Credit Agreement"), among Plum Creek Timberlands, L.P. (the "Company"), the Banks referred to therein, First Union National Bank and The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, as Syndication Agents, SunTrust Bank, Scotiabanc Inc. and Northwest Farm Credit Services, PCA, as Documentation Agents, and Bank of America, N.A., as Administrative Agent.

Ladies and Gentlemen:

    The undersigned, Plum Creek Timberlands, L.P. (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.4 of the Credit Agreement, of the [conversion][continuation] of the Loans specified herein, that:

  1.
  The date of the [conversion] [continuation] is                  , 20      .

  2.
  The aggregate amount of the Loans [converted] [continued] is $            .

  3.
  The Loans are to be [converted into] [continued as] [Eurodollar Rate] [Base Rate] Loans.

  4.
  [If applicable] The duration of the Interest Period for the Loans included in the [conversion] [continuation] shall be [one week] [            months].

    The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

  (a)
  the representations and warranties of the Company contained in Article VI of the Credit Agreement are true and correct as though made on and as of such date, both before and after giving effect to the Merger, the Asset Transfer Transaction and the other Transactions (except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date); and

  (b)
  no Default or Event of Default exists.

PLUM CREEK TIMBERLANDS, L.P.
By:	Plum Creek Timber I, L.L.C., its General Partner
	By:	Plum Creek Timber Company, Inc., its Managing Member
By:

Name:
Title:

B–1

EXHIBIT C

LEGAL OPINION OF COUNSEL FOR THE COMPANY

    [Unless otherwise defined herein, capitalized terms used in this Exhibit C have the meanings assigned to them in the Agreement except that the following terms have the following meanings:

    "Loan Parties" means, collectively, the Company, the General Partner, the REIT, Plum Creek Southern and Plum Creek South Central; and each, a "Loan Party".

    "Transaction Documents" means, collectively, the Loan Documents and the Asset Transfer Documents; and each a "Transaction Document".]

  (a)
  The Company is a limited partnership duly formed under the laws of the State of Delaware, with a stated term beyond the term of the Loan Documents (in those cases where the Loan Documents have a fixed term), and is duly qualified and in good standing in each state in which the failure to so qualify would have a Material Adverse Effect.

  (b)
  The REIT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in each state in which the failure to so qualify would have a Material Adverse Effect.

  (c)
  The General Partner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with a stated maturity beyond the term of the Loan Documents (in those cases where the Loan Documents have a fixed term), and is duly qualified and in good standing in each state in which the failure to so qualify would have a Material Adverse Effect.

  (d)
  Plum Creek Southern is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with a stated maturity beyond the term of the Loan Documents (in those cases where the Loan Documents have a fixed term), and is duly qualified and in good standing in each state in which the failure to so qualify would have a Material Adverse Effect.

  (e)
  Plum Creek South Central is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with a stated maturity beyond the term of the Loan Documents (in those cases where the Loan Documents have a fixed term) and is duly qualified and in good standing in each state in which the failure to so qualify would have a Material Adverse Effect.

  (f)
  Each Loan Party has the power and authority to execute and deliver, and to perform and observe the provisions of, each of the Transaction Documents to which it is a party.

  (g)
  The execution, delivery and performance by each Loan Party of each of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate, limited liability company and/or partnership action, as the case may be.

  (h)
  Each Transaction Document has been duly executed and delivered to the Administrative Agent and the Banks by each Loan Party that is a party thereto.

  (i)
  Each Transaction Document constitutes the valid and binding obligation of each Loan Party that is a party thereto enforceable against such Loan Party in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

C–1

  (j)
  Each Loan Party and each of its Subsidiaries has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets and carry on its business, except for such governmental licenses, authorizations, consents and approvals, the lack thereof would not have a Material Adverse Effect.

  (k)
  No registration with, consent or approval of, notice to, or other action by, any Governmental Authority is required on the part of any Loan Party or any of its Subsidiaries for the execution, delivery or performance by each Loan Party of the Transaction Documents to which such Loan Party is a party, or if required, such registration has been made, such consent or approval has been obtained, such notice has been given or such other appropriate action has been taken.

  (l)
  The execution, delivery and performance by each Loan Party of the Transaction Documents to which such Loan Party is a party are not in violation of the Organizational Documents of such Loan Party.

  (m)
  The execution, delivery and performance by each Loan Party of the Transaction Documents to which such Loan Party is a party will not violate or result in a breach of any of the terms of or constitute a default under or result in a creation of any Lien on any property or assets of any Loan Party, pursuant to the terms of any indenture, mortgage, deed of trust or other agreement to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject.

  (n)
  The execution, delivery and performance by each Loan Party of the Transaction Documents to which such Loan Party is a party will not conflict with or contravene any of Regulations T, U and X promulgated by the Federal Reserve Board.

  (o)
  None of the Loan Parties nor or any Person controlling any Loan Party or any Subsidiary of any Loan Party is an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended, or subject to regulation under the Public Utility Holding Company Act of 1935, as amended.

  (p)
  There are no actions, suits, proceedings, claims or disputes pending or, to the best of my knowledge, threatened against any Loan Party or any of its Subsidiaries or any of its properties before any court, regulatory body, administrative agency, at law, in equity, in arbitration or before any Governmental Authority which (i) purport to affect or pertain to the Transaction Documents, or any of the transactions contemplated thereby, or (ii) have a reasonable probability of success on the merits and which, if determined adversely to any Loan Party or its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

  (q)
  The Merger has been consummated in accordance with the terms of the Merger Documents and such Merger is effective in accordance with Section 251 of the General Corporation Law of the State of Delaware.

C–2

EXHIBIT D

PLUM CREEK TIMBERLANDS, L.P.

COMPLIANCE CERTIFICATE

    Date:

    Reference is made to that certain Credit Agreement, dated as of October 3, 2001 (as amended, the "Credit Agreement"), among Plum Creek Timberlands, L.P. (the "Company"), the Banks referred to therein, First Union National Bank and The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, as Syndication Agents, SunTrust Bank, Scotiabanc Inc. and Northwest Farm Credit Services, PCA, as Documentation Agents, and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

    The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the            of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Banks and the Administrative Agent on the behalf of the Company and its Subsidiaries and not as an individual, and that:

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection 7.1(a) of the Credit Agreement.]

  1.
  Attached as Schedule 1 hereto are (a) a true and correct copy of the audited consolidated balance sheet of the Company as at the end of the fiscal year ended December 31,      and (b) the related consolidated statements of income and statement of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of PricewaterhouseCoopers LLP or another nationally-recognized certified independent public accounting firm. Such opinion is not qualified or limited because of a restricted or limited examination by such accountant of any material portion of the Company's or any Subsidiary's records and is delivered to the Administrative Agent pursuant to a reliance agreement between the Administrative Agent and Banks and such accounting firm which you have advised us is in form and substance satisfactory to the Administrative Agent and the Majority Banks;

or

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection 7.1(b) of the Credit Agreement.]

    Attached as Schedule 1 hereto are (a) a true and correct copy of the audited consolidating balance sheets of the Company and each of its Subsidiaries as at the end of the fiscal year ended December 31,      and (b) the related consolidating statements of income and statement of cash flows for such fiscal year, which financial statements were used in connection with the preparation of the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of income and statement of cash flows for such fiscal year.

or

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsections 7.1(c) and (d) of the Credit Agreement.]

        (a) Attached as Schedule 1A hereto is (i) a true and correct copy of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of the fiscal quarter ended            ,      and (ii) the related consolidated statements of

D–1

    income and statement of cash flows of the Company and its consolidated Subsidiaries for the period commencing on the first day and ending on the last day of such quarter, setting forth in each case in comparative form the figures for the previous year (subject to normal year-end audit adjustments).

        (b) Attach as Schedule 1B hereto is (i) a true and correct copy of the unaudited consolidating balance sheets of the Company and each of its Subsidiaries as of the end of the fiscal quarter ended            ,      and (ii) the related consolidating statements of income and statement of cash flows for such quarter, which financial statements were used in connection with the preparation of the financial statements referred to in paragraph 1(a) above of this Certificate.

  2.
  The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

  3.
  The attached financial statements are complete and correct, and have been prepared in accordance with GAAP on a basis consistent with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

  4.
  The attached financial statements are certified by a Responsible Officer and fairly state the financial position and results of operations of the Company and its consolidated Subsidiaries.

  5.
  To the best of the undersigned's knowledge, the Company, during such period, has observed, performed or satisfied all of its covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by the Company, and the undersigned has no knowledge of any Default or Event of Default.

  6.
  The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

  7.
  For the fiscal quarter commencing            , the Applicable Margin is (i)             % in the case of Eurodollar Rate Loans, and (ii)       % in the case of Base Rate Loans.

    IN WITNESS WHEREOF, the undersigned has executed this Certificate as of            , 20  .

PLUM CREEK TIMBERLANDS, L.P.
By:	Plum Creek Timber I, L.L.C., its General Partner
	By:	Plum Creek Timber Company, Inc., its Managing Member
By:

Name:
Title:

D–2

SCHEDULE 1

TO THE COMPLIANCE CERTIFICATE

[FINANCIALS]

D–3

SCHEDULE 2

TO THE COMPLIANCE CERTIFICATE

($ IN 000'S)

Plum Creek Timberlands, L.P.
Schedule 2
Compliance Certificate Computation Statement
      ($ in Thousands)

1.	INTEREST COVERAGE RATIO
	I.	EBITDA
		A.	Net Income or Loss

		B.	DD&A

		C.	Interest Expense

		D.	Cost Basis for Designated Acres disposed of to the extent such aggregate cost basis, when added to the net income for such period arising from the sale of Designated Acres, does not exceed $80,000,000

		E.	Accrued Income Taxes

		F.	Adjustments to A through E based upon Timber acquisition (detailed certificate attached)

		G.	Sum of A through F

	II.	Interest Expense		-
		A.	4 Qtrs. Combined Interest Expense

		B.	Additions to A based upon Indebtedness Incurred to acquire Timber (detailed certificate attached)

		C.	Sum of A and B

	III.	Interest Coverage Ratio
		A.	Required ratio not to be less than 2.75 to 1.00
		B.	I.G divided by II.C to 1.00	to 1.00
2.	PRICING LEVERAGE RATIO
	I.	Funded Debt

		A.	Funded Debt as of

		B.	All Cash balances and cash equivalents as of

		C.	Amount, if any, by which B exceeds $75,000

D–4

		D.	A minus C
	II.	EBITDA

		A.	Net Income or Loss

		B.	DD&A

		C.	Interest Expense

		D.	Cost Basis for Designated Acres disposed of to the extent such aggregate cost basis, when added to the net income for such period arising from the sale of Designated Acres, does not exceed $80,000,000

		E.	Accrued Income Taxes

		F.	Adjustments to A through E based upon Timber acquisition (detailed certificate attached)

		G.	Sum of A through F

	III.	Pricing Leverage Ratio
I.D. divided by II.G

3.	MAXIMUM LEVERAGE RATIO
	I.	Funded Debt
		A.	Funded Debt as of

	II.	Net Worth
		A.	Net Worth as of

		B.	Funded Debt as of

		C.	Sum of A and B
	III.	Maximum Leverage Ratio
		A.	Required: not to exceed 60%
		B.	Expressed as a percentage, I.A. divided by II.C	%
4.	NEGATIVE COVENANTS
	I.	Section 8.2(f): Sale of Designated Acres
		A.	Designated Acres	400,000
		B.	Aggregate Sales as of

	II.	Section 8.2(h): Asset Sales
		A.	Maximum Allowed	$40,000
		B.	Sales as of

	III.	Section 8.3: Harvesting Restrictions (MCCF):

D–5

A.	Maximum Allowable Harvest:
	1. Fourth quarter of calendar year 2001		1,712 MCCF
	2. Calendar year 2002		6,850 MCCF
3. Calendar years 2003-2006
		(i) Maximum allowed is no more than 8% of Standing Inventory as of January 1, 20	MCCF
		(ii) Standing Inventory as of January 1, 20	MCCF
		(iii) 8% of the amount in clause 3(ii) above	MCCF
Add: Lesser of B.5 and C.2			MCCF
B.	Prior Years:
	1.	Cumulative amount set forth in table (Section 8.3) for years preceding year of determination	MCCF
	2.	2000 MCCF	MCCF
	3.	Sum of B.1 and B.2	MCCF
	4.	Cumulative amount actually harvested in such years preceding year of determination	MCCF
	5.	Amount, if any, by which B.3 exceeds B.4	MCCF
C.	Standing Inventory
	1.	Standing Inventory as of January 1, 20	MCCF
	2.	8% of the amount of C.1	MCCF
IV. Section 8.4(i): Investments Not Otherwise Permitted
A.	Maximum Pulp and Paper Investments		$50,000
B.	Actual Cumulative Pulp and Paper Investments through

C.	60% of the average annual Pro Forma Free Cash Flow for preceding two fiscal years

D.	Greater of $30 million or IV.C.

E.	Outstanding 8.4(i) Investments
1. Cumulative Investments through

D–6

2. Repayment of Principal of such Investments through

3. IV.E.1 minus IV.E.2

V.	Section 8.5(b): Funded Debt Incurred to Finance Capital Improvements
	A.	Maximum Allowed	$50,000
	B.	Outstanding at
VI.	Section 8.5(d): Indebtedness Pursuant to a Bank Credit Facility
	A.	Maximum Allowed	$50,000
	B.	Outstanding at

VII. Section 8.5(f): Guarantee of Facilities Subsidiary Revolving Credit Facility
	A.	Maximum Allowed	$20,000
	B.	Outstanding at

VIII. Section 8.5(g): Guarantee of Facility Subsidiary Capital Improvement Funded Debt
	A.	Maximum Allowed	$20,000
	B.	Outstanding at

IX. Section 8.5(h): Aggregate Principal Amount of Indebtedness Secured by Purchase Money Liens
	A.	Book value of Tangible Assets of Company and its Restricted Subsidiaries as of

	B.	5% of amount of A

	C.	Outstanding as of

	D.	Greater of B or C (Required: not to exceed the amount in B)

X.	Section 8.5(i): Additional Funded Debt
Pro Forma Free Cash Flow to Maximum Pro Forma Annual Interest Charges

Ratio: (Not to be less than 2.25 to 1:00)

XI.	Section 8.13(a): Restricted Payments

D–7

Available Cash (i)(a) Net Income or Loss (a) Excluding Gain on sale of any Capital Assets
Plus:
(b)	DD&A

(b)	Other non-cash charges

(c)	Reduction in reserves of the types referred to in clause (ii)(d) below, Interest Principal
(d)	Proceeds received from the sale of Designated Acres

(e)	Cash from Capital Transactions used to refinance or refund Indebtedness
(f)	with respect to the fiscal quarter ending September 30, 2001 only	$140,000
Less (ii) the sum of:
(a)	All payments of principal on Indebtedness

(b)	Capital expenditures

(c)	Capital expenditures made in prior quarter, anticipated to financed, but have not been refinanced

(d)	Reserve for future principal payments (per Section 8.13)

(d)	Reserve for future capital expenditures

(d)	Reserve for additional working capital

(d)	Reserve for future distributions

(d)	Reserve for future interest payments (per Section 8.13)

(e)	Other noncash credits

(f)	The amount of any Investments

(g)	Any Investments made in prior quarter anticipated to be financed, but have not been refinanced

Available Cash
Total Distribution

D–8

EXHIBIT E

FORM OF CASH COLLATERAL ACCOUNT AGREEMENT

    This CASH COLLATERAL ACCOUNT AGREEMENT ("Agreement") is dated as of      , 200      , and entered into by and between Plum Creek Timberlands, L.P., a Delaware limited partnership (the "Company"), and BANK OF AMERICA, N.A., as administrative agent (solely in such capacity, "Administrative Agent") for the financial institutions from time to time parties to the Credit Agreement referred to below (such entities, together with their respective successors and assigns, being collectively referred to as the "Banks").

R E C I T A L S

    A.  The Company is party to that certain Credit Agreement dated as of October 3, 2001 (as amended, the "Credit Agreement"), among the Company, the Banks referred to therein, First Union National Bank and The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, as Syndication Agents, SunTrust Bank, Scotiabanc Inc. and Northwest Farm Credit Services, PCA, as Documentation Agents, and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

    B.  [Pursuant to Section 3.7 or subsection 2.7(a)(iv) of the Credit Agreement, the Company is required to immediately Cash Collateralize all or a portion of the L/C Obligations as provided in that Section or subsection in a cash collateral account at Bank of America, N.A. ("BofA")].

or

    [In accordance with subsection 2.7(c) of the Credit Agreement, the Company is required to prepay or Cash Collateralize Eurodollar Rate Loans in an amount equal to $            in a cash collateral account at Bank of America, N.A. ("BofA"). The Company has elected to Cash Collateralize such Loans which cash collateral amount shall be applied to repay Eurodollar Rate Loans at maturity thereof.]

or

    [In accordance with subsection 2.7(c) of the Credit Agreement, the Swingline Bank has required the Company to Cash Collateralize Swingline Loans in an amount equal to $            in a cash collateral account at Bank of America, N.A. ("BofA"), which cash collateral amount shall be applied to repay Swingline Loans at maturity thereof.]

    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Company and Administrative Agent hereby agree as follows:

    1.  Cash Collateral Account.

      (a)  Cash Collateral Account.  For purposes of [Section 3.7] [subsection 2.7(a)(iv)] [subsection 2.7(c)] of the Credit Agreement, the Company has established with BofA, for the benefit of Administrative Agent on behalf of itself [IF WITH RESPECT TO SUBSECTION 2.7(c) AND NOT RELATING TO SWINGLINE LOANS: and the Banks] [IF WITH RESPECT TO SUBSECTION 2.7(c) RELATING TO SWINGLINE LOANS: the Swingline Bank and the Banks] [IF WITH RESPECT TO SECTION 3.7 OR SUBSECTION 2.7(a)(iv): the Issuing Bank and the Revolving Credit Banks], a special purpose restricted deposit account in the name of the Company, deposit account #            (together with any successor account(s) that may be established from time to time in replacement thereof, the "Cash Collateral Account"). All parties agree that the Cash Collateral Account is a "deposit account" within the meaning of Article 9 of the Uniform Commercial Code of the State of New York as in effect from time to time in the State of New York (the "NYUCC"). BofA has not and will not agree with any third party to comply with instructions or other directions concerning the Cash Collateral Account or the disposition of funds in the cash

E–1

  Collateral Account originated by such third party without the prior written consent of Administrative Agent and the Company. BofA will comply with instructions originated by Administrative Agent directing disposition of the funds in the Cash Collateral Account without further consent by the Company. Administrative Agent shall have exclusive control over the Cash Collateral Account and the sole right of withdrawal therefrom, except as expressly provided in Section 1(b) below. The Company agrees that the Cash Collateral Account shall be a blocked account, and upon the deposit of funds into the Cash Collateral Account by or at the direction of the Company, such deposit shall become (except as expressly provided in such Section 1(b) hereof) irrevocable and the Company shall have no right to withdraw, or direct the disposition of, amounts contained therein or interest accrued thereon except as provided in Section 1(b) hereof or upon the indefeasible payment in full of the Obligations; and until such indefeasible payment in full of the Obligations the Company waives (i) the right to make withdrawals from the Cash Collateral Account and (ii) the right to instruct BofA to honor drafts drawn against the Cash Collateral Account, except in each case as expressly provided in Section 1(b) hereof.

[IF WITH RESPECT TO SECTION 3.7 AND SUBSECTION 2.7(a)(iv)]

      (b)  Application to Letters of Credit.  Subject to the prior application by Administrative Agent of amounts held hereunder pursuant to Section 2, on the Honor Date of a Letter of Credit, Administrative Agent shall promptly apply any amounts remaining in the Cash Collateral Account to reimburse the Issuing Bank which issued such Letter of Credit, for the drawing on such Letter of Credit, and the Company irrevocably directs Administrative Agent to apply such funds at such time to reimburse such Issuing Bank in accordance with subsection 3.3(c) of the Credit Agreement. At any time that there are no outstanding L/C Obligations and so long as no Default or Event of Default shall then exist, Administrative Agent shall release and transfer to the Company any amounts remaining in the Cash Collateral Account.]

[IF WITH RESPECT TO SUBSECTION 2.7(c) AND NOT RELATING TO SWINGLINE LOANS]

      Application to Loans. Subject to the prior application by Administrative Agent of amounts held hereunder pursuant to Section 2, on the maturity date of any Interest Period with respect to a Eurodollar Rate Loan, Administrative Agent shall apply any amounts remaining in the Cash Collateral Account to repay such Eurodollar Rate Loan, and the Company irrevocably directs Administrative Agent to apply such funds at such time to repay Eurodollar Rate Loans.

[IF WITH RESPECT TO SUBSECTION 2.7(c) RELATING TO SWINGLINE LOANS]

      Application to Swingline Loans. Subject to the prior application by Administrative Agent of amounts held hereunder pursuant to Section 2, on the maturity date of any Swingline Loan or on any Clean-Up Day, Administrative Agent shall apply any amounts remaining in the Cash Collateral Account to repay such Swingline Loans and the Company irrevocably directs Administrative Agent to apply such funds at such time to repay Swingline Loans.

    2.  Lien.

      (a) The Cash Collateral Account, all funds and investments contained therein, all interest accrued thereon, and all proceeds thereof shall be held by BofA for the benefit of Administrative Agent on behalf of itself [IF RESPECT TO SUBSECTION 2.7(c) AND NOT RELATING TO SWINGLINE LOANS: and the Banks] [IF WITH RESPECT TO SUBSECTION 2.7(c) RELATING TO SWINGLINE LOANS: the Swingline Bank and the Banks] [IF WITH RESPECT TO SECTION 3.7 OR SUBSECTION 2.7(a)(iv): the Issuing Bank and the Revolving Credit Banks] as cash collateral to secure the Company's Obligations. As security for the payment and performance of all obligations of the Company hereunder and under the Credit Agreement, the Company hereby grants to Administrative Agent on behalf of itself [IF WITH RESPECT TO SUBSECTION 2.7(c) AND NOT RELATING TO SWINGLINE LOANS: and the Banks] [IF WITH RESPECT TO SUBSECTION 2.7(c)

E–2

  RELATING TO SWINGLINE LOANS: the Swingline Bank and the Banks] [IF WITH RESPECT TO SECTION 3.7 OR SUBSECTION 2.7(a)(iv): the Issuing Bank and the Revolving Credit Banks] a first priority perfected security interest in all of its rights, title and interest now existing or hereafter arising in and to the Cash Collateral Account and any proceeds or products thereof. Administrative Agent and the Company hereby notify BofA of the foregoing lien, and BofA, by its signature below, acknowledges receipt of such notice.

      (b) The Company shall be deemed in default under this Agreement upon the occurrence of an Event of Default, as that term is defined in the Credit Agreement. Upon the occurrence of any such Event of Default, Administrative Agent may, at its option, and without notice to or demand on the Company and in addition to all rights and remedies available to Administrative Agent under the Credit Agreement, do any one or more of the following: (a) foreclose or otherwise enforce Administrative Agent's security interest in any manner permitted by law, or provided for in this Agreement; (b) dispose of the Cash Collateral Account on such terms and in such manner as Administrative Agent may determine; and (c) recover from the Company all costs and expenses, including, without limitation, Attorneys Costs, incurred or paid by Administrative Agent in exercising any right, power or remedy provided by this Agreement, the Loan Documents, or by law.

    3.  Investments.  Upon the Company's written instructions as provided in Section 4 below, if no Default or Event of Default exists, Administrative Agent shall invest the funds on deposit in the Cash Collateral Account in any of the permitted investments described in the Investment Policy attached as Schedule 1.1 to the Credit Agreement; provided that with respect to any instruction to invest funds in any investment that does not constitute a "deposit account" (as defined in the NYUCC) maintained with BofA, Administrative Agent shall take no action to effect such instructions to invest funds unless and until the Company has duly executed and delivered such documents and instruments and caused to be delivered such opinions of counsel as the Majority Banks may reasonably deem necessary or appropriate to perfect or to confirm the perfection and first priority status of Administrative Agent's security interest in such investments.

    4.  Investment Direction.  With respect to the investment of funds on deposit in the Cash Collateral Account pursuant to Section 3 above, Administrative Agent shall be entitled to rely upon the written instructions of those individuals whose signatures appear in the spaces provided in Schedule 2 attached hereto, or such other individuals as may hereafter be designated in writing by the Company.

    5.  Compensation.  BofA shall be entitled to compensation from the Company for the maintenance of and investment of funds contained in the Cash Collateral Account in accordance with its standard fees for such services in effect from time to time. Such compensation shall be payable upon demand.

    6.  Notices, Etc.  Any notice or other communication herein required or permitted to be given shall be in writing and may be delivered in person, with receipt acknowledged, or sent by facsimile or by United States mail, registered or certified, return receipt requested, postage prepaid and addressed as set forth on Schedule I to this Agreement or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. All such notices and communications shall be effective upon receipt. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

    7.  Termination.  This Agreement shall terminate when transfers of amounts in the Cash Collateral Account pursuant to Section 1 hereof shall have reduced the balance of the Cash Collateral Account to zero.

E–3

    8.  Successors and Assigns; Governing Law.

      (a)  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company, Administrative Agent and the Banks and their respective successors and assigns, except that the Company shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of Administrative Agent and each Bank.

      (b)  Governing Law.  Except as otherwise expressly provided herein or in any of the other Loan Documents, in all respects, including all matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without regard to the principles thereof regarding conflict of laws (other than Sections 5.1401 and 5.1402 of the General Obligations Law of the State of New York), and any applicable laws of the United States of America. The parties agree that New York is BofA's "bank's jurisdiction" for purposes of the NYUCC.

    9.  Entire Agreement; Construction; Amendments and Waivers.

      (a)  Entire Agreement.  This Agreement, the Credit Agreement and the other Loan Documents, taken together, constitute and contain the entire agreement among the parties and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

      (b)  Construction.  This Agreement is the result of negotiations between and has been reviewed by each of the Company, Administrative Agent and the Banks and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against the Company, Administrative Agent or the Banks. The Company, Administrative Agent and the Banks agree that they intend the literal words of this Agreement and that no parole evidence shall be necessary or appropriate to establish the Company's, Administrative Agent's or any Bank's actual intentions.

      (c)  Interpretation.  The terms of this Agreement shall be interpreted in accordance with the provisions of Article I of the Credit Agreement, provided, however, that (a) any reference to a "Section" shall refer to the relevant Section to this Agreement, unless specifically indicated to the contrary and (b) the words "herein," "hereof" and "hereunder" and other words of similar import (including, without limitation, in Article I of the Credit Agreement) shall refer to this Agreement as a whole, as the same may from time to time be amended, amended and restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

      (d)  Amendments; Waivers.  No amendment, modification, discharge or waiver of, or consent to any departure by the Company from, any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Administrative Agent with the written consent of the Majority Banks [and the Swingline Bank] [and the Issusing Bank], and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

    10.  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid, legal and enforceable under the applicable law of any jurisdiction. Without limiting the generality of the foregoing sentence, in case any provision of this Agreement shall be invalid, illegal or unenforceable under the applicable law of any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

    11.  Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

E–4

    12.  No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Company, Administrative Agent, the Banks, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with this Agreement. Neither Administrative Agent nor any Bank shall have any obligation to any Person not a party to this Agreement.

    13.  Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Signature page follows]

E–5

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PLUM CREEK TIMBERLANDS, L.P.
	By:	Plum Creek Timber I, L.L.C., its General Partner
		By:	Plum Creek Timber Company, Inc., its Managing Member
By:
Name:
Title:
BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:
Acknowledged and Received by:
BANK OF AMERICA, N.A., as depository bank
By:
Name:
Title:

[Signature page to Cash Collateral Agreement]

E–6

CASH COLLATERAL ACCOUNT AGREEMENT
SCHEDULE I
NOTICE ADDRESSES

Notice to be sent to:

PLUM CREEK TIMBERLANDS, L.P.
999 Third Avenue, Suite 2300 Seattle, WA 98104 Attn: Chief Financial Officer
Facsimile:	(206) 467-3797
Tel:	(206) 467-3600
BANK OF AMERICA, N.A., as Administrative Agent
1850 Gateway Blvd. Concord, CA 94520 Attn: Agency Administrative Services #5596
Facsimile:	(888) 969-2297
Tel:	(925) 675-8416
Attention:	Mark Garcia
BANK OF AMERICA, N.A., as Depository
1850 Gateway Blvd. Concord, CA 94520 Attn: Agency Administrative Services #5596
Facsimile:	(888) 969-2297
Tel:	(925) 675-8416
Attention:	Mark Garcia

E–7

CASH COLLATERAL ACCOUNT AGREEMENT
SCHEDULE 2
AUTHORIZED REPRESENTATIVES OF THE COMPANY
(FOR PURPOSES OF SECTION 4)

[Names of authorized officers and their signatures]

E–8

EXHIBIT F

ASSIGNMENT AND ASSUMPTION AGREEMENT

    This Assignment and Assumption Agreement (this "Assignment") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

    For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit and Swingline Loans) (the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:	[and is an Affiliate/Approved Fund(1)]
3.	Company:
4.	Administrative Agent:	, as the administrative agent under the Credit Agreement
5.
Credit Agreement: The Credit Agreement, dated as of October 3, 2001, among the Banks parties thereto, First Union National Bank and The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, as Syndication Agents, SunTrust Bank, Scotiabanc Inc. and Northwest Farm Credit Services, PCA, as Documentation Agents, and Bank of America, N.A., as Administrative Agent, as amended.

(1)
Select as applicable.

F–1

6.
Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Banks	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)
(3)	$	$		%
	$	$		%
	$	$		%

Effective Date:                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
		By:	Name: Title:
ASSIGNEE
[NAME OF ASSIGNEE]
		By:	Name: Title:
[Consented to and](4) Accepted: BANK OF AMERICA, N.A., as Administrative Agent
By:	Name: Title:
[Consented to:](5)
By:	Name: Title:

(2)
Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.

(3)
Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Loans", "Term Loans", "Revolving Credit Commitment", "Term Credit Commitment", etc.).

(4)
To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(5)
To be added only if the consent of the Company and/or other parties (e.g. Swingline Bank, Issuing Bank) is required by the terms of the Credit Agreement.

F–2

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

    Credit Agreement: The Credit Agreement, dated as of October 3, 2001, among the Banks parties thereto, First Union National Bank and The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, as Syndication Agents, SunTrust Bank, Scotiabanc Inc. and Northwest Farm Credit Services, PCA, as Documentation Agents, and Bank of America, N.A., as Administrative Agent, as amended.

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

    1.  Representations and Warranties.

    1.1.  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (as each may be amended from time to time, herein collectively, the "Credit Documents"), or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

    1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section  thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Foreign Bank, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.

    1.3  Assignee's Address for Notices, etc.  Attached hereto as Schedule 1 is all contact information, address, account and other administrative information relating to the Assignee.

    2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

F–3

    3.  General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or facsimile shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of law provision thereof (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

F–4

SCHEDULE 1
TO
ASSIGNMENT AND ASSUMPTION AGREEMENT

ADMINISTRATIVE DETAILS

    (Assignee to list names of credit contacts, addresses, phone and facsimile numbers, electronic mail addresses and account and payment information)

F–5

EXHIBIT G

FORM OF TERM CREDIT PROMISSORY NOTE

    [$            ]                                                                                                                                                    New York, New York
[            ], 200[ ]

    FOR VALUE RECEIVED, the undersigned, PLUM CREEK TIMBERLANDS, L.P. (the "Company"), hereby unconditionally promises to pay to the order of              (the "Bank") at the office of BANK OF AMERICA, N.A., as Administrative Agent under the Credit Agreement referred to below (the "Administrative Agent"), specified in the Credit Agreement, in lawful money of the United States of America and in immediately available funds, the principal sum of [            ] Dollars ($      ) or, if less, the aggregate unpaid principal amount of the Term Loans made to the Company by the Bank pursuant to Section 2.1 of the Credit Agreement, at such times as are specified in, and in accordance with, the provisions of the Credit Agreement.

    The Company also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

    This Term Credit Promissory Note is one of the Term Credit Promissory Notes referred to in, and was executed and delivered pursuant to, the Credit Agreement, dated as of October 3, 2001 (as amended, the "Credit Agreement"), among the Company, the Banks referred to therein, First Union National Bank and The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, as Syndication Agents, SunTrust Bank, Scotiabanc Inc. and Northwest Farm Credit Services, PCA, as Documentation Agents, and the Administrative Agent. This Term Credit Promissory Note is entitled to the benefits of the Credit Agreement. Capitalized terms used but not otherwise defined herein are used in this Term Credit Promissory Note as defined in the Credit Agreement. The Credit Agreement, among other things, (i) provides the terms and conditions under which the loan evidenced hereby is made, on which the Company is permitted and required to make prepayments and repayments of principal of each Term Loan outstanding and on which the Term Loans may be declared to be or shall automatically become immediately due and payable and (ii) provides for a statement of the Bank's remedies upon the occurrence of an Event of Default.

    The Term Loans owing to the Bank by the Company, and all payments made on account of principal thereof, shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto or any continuation thereof, which is part of this Term Credit Promissory Note; provided, however, that the failure of the Bank to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any other Loan Document.

    This Term Credit Promissory Note may only be assigned as provided in the Credit Agreement.

    The Company promises to pay all costs of collection, including reasonable attorneys' fees, incurred in the collection of this Term Credit Promissory Note.

    The Company hereby waives demand, presentment and protest and notice of demand, presentment, protest and nonpayment.

    THIS TERM CREDIT PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                      PLUM CREEK TIMBERLANDS, L.P.

                      By:  Plum Creek Timber I, L.L.C.,
                      its General Partner

G–1

                      By:  Plum Creek Timber Company, Inc.,
                      its Managing Member

                      By:
                      Name:
                      Title:

G–2

TERM CREDIT COMMITMENT AND PAYMENTS OF PRINCIPAL

Date	Amount of Term Credit Commitment	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made by

G–3

EXHIBIT H

FORM OF REVOLVING CREDIT PROMISSORY NOTE

[$ ]	New York, New York [ ], 200[ ]

    FOR VALUE RECEIVED, the undersigned, PLUM CREEK TIMBERLANDS, L.P. (the "Company"), hereby unconditionally promises to pay to the order of            (the "Bank") at the office of BANK OF AMERICA, N.A., as Administrative Agent under the Credit Agreement referred to below (the "Administrative Agent"), specified in the Credit Agreement, in lawful money of the United States of America and in immediately available funds, the principal sum of [            ] Dollars ($      ) or, if less, the aggregate unpaid principal amount of the Revolving Loans made to the Company by the Bank pursuant to Section 2.1 of the Credit Agreement, at such times as are specified in, and in accordance with, the provisions of the Credit Agreement.

    The Company also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

    This Revolving Credit Promissory Note is one of the Revolving Credit Promissory Notes referred to in, and was executed and delivered pursuant to, the Credit Agreement, dated as of October 3, 2001 (as amended, the "Credit Agreement"), among the Company, the Banks referred to therein, First Union National Bank and The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, as Syndication Agents, SunTrust Bank, Scotiabanc Inc. and Northwest Farm Credit Services, PCA, as Documentation Agents, and the Administrative Agent. This Revolving Credit Promissory Note is entitled to the benefits of the Credit Agreement. Capitalized terms used but not otherwise defined herein are used in this Revolving Credit Promissory Note as defined in the Credit Agreement. The Credit Agreement, among other things, (i) provides the terms and conditions under which the loan evidenced hereby is made, on which the Company is permitted and required to make prepayments and repayments of principal of each Revolving Loan outstanding and on which the Revolving Loans may be declared to be or shall automatically become immediately due and payable and (ii) provides for a statement of the Bank's remedies upon the occurrence of an Event of Default.

    The Revolving Loans owing to the Bank by the Company, and all payments made on account of principal thereof, shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto or any continuation thereof, which is part of this Revolving Credit Promissory Note; provided, however, that the failure of the Bank to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any other Loan Document.

    This Revolving Credit Promissory Note may only be assigned as provided in the Credit Agreement.

    The Company promises to pay all costs of collection, including reasonable attorneys' fees, incurred in the collection of this Revolving Credit Promissory Note.

    The Company hereby waives demand, presentment and protest and notice of demand, presentment, protest and nonpayment.

H–1

    THIS REVOLVING CREDIT PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

PLUM CREEK TIMBERLANDS, L.P.
By:	Plum Creek Timber I, L.L.C., its General Partner
	By:	Plum Creek Timber Company, Inc., its Managing Member
By:
Name: Title:

H–2

REVOLVING CREDIT COMMITMENT AND PAYMENTS OF PRINCIPAL

Date	Amount of Revolving Credit Commitment	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made by

H–3

EXHIBIT I

CONDITIONS PRECEDENT LETTER

I–1

EXHIBIT I

Dated: October 5, 2001

To:	Plum Creek Timberlands, L.P. 999 Third Avenue Suite 2300 Seattle, WA 98104
Re:	Conditions Precedent under the Senior Notes (defined below).

Ladies and Gentlemen:

    Reference is hereby made to the Senior Note Agreement, to be dated as of October 9, 2001 (the "Senior Note Agreement"), by Plum Creek Timberlands, L.P., a Delaware limited partnership (the "Company"), pursuant to which senior promissory notes (the "Senior Notes") in the aggregate principal amount of $500,000,000 (the "Purchase Price") will be issued and sold to the undersigned, as purchasers thereof (collectively, the "Purchasers"). Capitalized terms used herein shall have the meanings given such terms as set forth in Schedule I attached hereto.

    It is our understanding that: (a) the lenders under the NATC Credit Agreement have consented to the consummation of the Acquisition Transactions; (b) the Company and the other parties thereto have entered into the New Credit Agreement pursuant to which the lenders thereunder will extend credit to the Company on the terms and conditions specified therein to refinance in full the amounts outstanding under the Existing Credit Agreement and to repay in part the amounts outstanding under the NATC Credit Agreement; (c) this letter is a condition precedent to the consent to the consummation of the Acquisition Transactions by the lenders under the NATC Credit Agreement; and (d) this letter is a condition precedent to the lenders under the New Credit Agreement to extend credit to the Company.

    By signing below, each Purchaser agrees (a) that such Purchaser has received an irrevocable written notice from the Company requesting the payment by such Purchaser of the allocated Purchase Price for the Senior Notes set forth opposite its name on Schedule 1 of the Senior Note Agreement and directing that such allocated Purchase Price be paid into the Deposit Account in accordance with the terms of the Senior Note Agreement; (b) that, other than the effectiveness of, and the accuracy of the statements contained in, certain instruments, agreements and other closing documents that have been delivered by the Company pursuant to the Senior Note Agreement in connection with the closing thereof (it being understood that such instruments, agreements and other documents are required to be effective, and the statements therein are required to be accurate, as of October 9, 2001), the payment of fees and expenses to be paid from the Purchase Price, and the condition precedent that the Company shall have sold the entire aggregate principal amount of the Senior Notes scheduled to be sold on the closing date pursuant to the Senior Note Agreement (collectively, the "Conditions Precedent"), the only conditions precedent remaining under the Senior Note Agreement to the payment of such allocated Purchase Price by such Purchaser are the receipt by such Purchaser of the following: (i) a copy of an officer's certificate, in the form of Exhibit A hereto, duly executed by an authorized executive officer of Georgia-Pacific Corporation, a Georgia corporation ("Georgia-Pacific"), and (ii) copies of each of the six Certificates of Merger, in forms of Exhibit B hereto, filed with, and certified by, the Secretary of State of the State of Delaware evidencing that the Merger has been consummated and is effective; and (c) that, upon receipt of the certificates described above and satisfaction of the Conditions Precedent, such Purchaser agrees to authorize its bank to initiate the wire transfer for the payment of its portion of the Purchase Price to the Deposit Account as instructed by the Company.

    This letter may be executed by one or more of the parties to this letter in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

    The sale of the Senior Notes to the Purchasers pursuant to the Senior Note Agreement are separate and several sales. The obligations of each Purchaser under the Senior Note Agreement and this letter shall be several and not joint, and no Purchaser shall be liable or responsible for the acts or defaults of any other Purchaser under the Senior Note Agreement or this letter.

    This letter is irrevocable and shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature page follows]

2

    IN WITNESS WHEREOF, the undersigned have caused this letter to be executed and delivered by their respective duly authorized officers as of October   , 2001.

[Name of each Purchaser]
By:

Name:
Title:

3

SCHEDULE I
To Letter

DEFINITIONS

    Capitalized terms used in this letter shall have (unless otherwise provided elsewhere therein) the following respective meanings:

    "Acquisition Transactions" means, collectively, the Redemption Transaction, the Separation Transaction and the Merger.

    "Deposit Account" means the deposit account of Plum Creek Timberlands, L.P. maintained at Bank of America, N.A., Account #3751634625, into which the Purchase Price shall be paid.

    "Existing Credit Agreement" means the Amended and Restated Revolving Credit Agreement dated as of December 13, 1996, among the Plum Creek Acquisition Partners, L.P. (successor to Plum Creek Timber Company, L.P.), the financial institutions from time to time party thereto, ABN AMRO Bank N.V. and U.S. Bank National Association, as senior co-agents, and Bank of America National Trust and Savings Association, as a letter of credit issuing bank and as agent, as amended by the Consent and First Amendment To Amended and Restated Revolving Credit Agreement dated as of April 2, 1999.

    "Merger" means, collectively, the merger of each Spinco with and into the REIT as provided in the Merger Agreement.

    "Merger Agreement" means the Agreement and Plan of Merger dated as of July 18, 2000, among Georgia-Pacific, each of the Spincos, and Plum Creek Timber Company, Inc., a Delaware corporation, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 12, 2001.

    "NATC Credit Agreement" means the Credit Agreement (Timber Disposition Bridge Facility), dated as of November 3, 2000, among North American Timber Corp., the lenders party thereto, Bank of America, N.A., as agent, and Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding Inc., as co-syndication agents, as amended by (a) the First Amendment To Credit Agreement dated as of May 25, 2001, and (b) the Second Amendment To Credit Agreement dated as of October 1, 2001.

    "New Credit Agreement" means the Credit Agreement, dated as of October 3, 2001, among the Company, the other financial institutions party thereto, First Union National Bank and The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, as Syndication Agents, SunTrust Bank, Scotiabanc Inc. and Northwest Farm Credit Services, PCA, as Documentation Agents, and Bank of America, N.A., as Administrative Agent.

    "Notice of Redemption" means the Notice of Redemption sent by Georgia-Pacific on or about August 15, 2001, to the holders of the "Timber Group Common Stock" (as defined in the Merger Agreement) regarding the Redemption Transaction, as supplemented by the Supplement to Notice of Redemption dated September 19, 2001.

    "Redemption Transaction" means the redemption of the "Timber Group Common Stock" (as defined in the Merger Agreement) in exchange for units representing interests in the common stock of each of the Spincos as provided in the Separation Agreement and the Notice of Redemption.

    "Separation Agreement" means the Amended and Restated Separation Agreement, dated as of July 18, 2000, as amended and restated on June 12, 2001, among Georgia-Pacific and the Spincos.

    "Separation Transaction" means the "Separation" (as defined in the Merger Agreement) as provided in the Separation Agreement.

I–1

    "Spincos" has the meaning specified in the Merger Agreement.

I–2

EXHIBIT A
To Letter

FORM OF
Georgia-Pacific Corporation
Officer's Certificate

TO: The Persons Identified on Schedule I Attached Hereto

    I, the undersigned,            , hereby certify that I am the duly elected and acting            of Georgia-Pacific Corporation, a Georgia corporation. For purposes of this Certificate, capitalized terms used in this Certificate shall have the meanings ascribed to them in Schedule II attached hereto.

    I hereby further certify that as of the date of this Certificate each of the Redemption Transaction and the Separation Transaction has occurred and been fully consummated in accordance with the terms and conditions of the Separation Agreement and the Notice of Redemption.

    IN WITNESS WHEREOF, the undersigned has executed this Certificate as of October  , 2001.

GEORGIA-PACIFIC CORPORATION
By:	Name: Title:

A–1

SCHEDULE I
to
Officer's Certificate

    Bank of America, N.A., as Administrative Agent, under the Credit Agreement (defined below)

    Each financial institution party to the Credit Agreement (defined below)

    Each of the purchasers of the Senior Notes (defined below)

A–2

SCHEDULE II
to
Officer's Certificate

Definitions

    Capitalized terms used in this Officer's Certificate shall have the following respective meanings:

    "Credit Agreement" means the Credit Agreement, dated as of October 3, 2001, among Plum Creek Timberlands, L.P., a Delaware limited partnership, the other financial institutions party thereto, First Union National Bank and The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, as Syndication Agents, SunTrust Bank, Scotiabanc Inc. and Northwest Farm Credit Services, PCA, as Documentation Agents, and Bank of America, N.A., as Administrative Agent.

    "Merger Agreement" means the Agreement and Plan of Merger, dated as of July 18, 2000, among Georgia-Pacific Corporation, a Georgia corporation, each of the Spincos and Plum Creek Timber Company, Inc., a Delaware corporation, as amended by Amendment No. 1 dated as of June 12, 2001.

    "Notice of Redemption" means the Notice of Redemption sent by Georgia-Pacific Corporation, a Georgia corporation, on or about August 15, 2001, to the holders of the "Timber Group Common Stock" (as defined in the Merger Agreement) regarding the Redemption Transaction, as supplemented by the Supplement to Notice of Redemption dated September 19, 2001.

    "Redemption Transaction" means the redemption of the "Timber Group Common Stock" (as defined in the Merger Agreement) in exchange for units representing interests in the common stock of each of the Spincos as provided in the Separation Agreement and the Notice of Redemption.

    "Senior Notes" means the senior promissory notes to be issued and sold by Plum Creek Timberlands, L.P., a Delaware limited partnership, pursuant to the Senior Note Agreement, dated as of October 9, 2001, made by Plum Creek Timberlands, L.P.

    "Separation Agreement" means the Amended and Restated Separation Agreement, dated as of July 18, 2000, as amended and restated on June 12, 2001, among Georgia-Pacific Corporation, a Georgia corporation, and the Spincos.

    "Separation Transaction" means the "Separation" (as defined in the Merger Agreement) as provided in the Separation Agreement.

    "Spincos" has the meaning specified in the Merger Agreement.

A–3

EXHIBIT B
To Letter

Certificate Of Merger

See attached

B–1

QuickLinks

EXHIBIT 4.2
TABLE OF CONTENTS
TABLE OF SCHEDULES AND EXHIBITS
CREDIT AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II THE CREDITS
ARTICLE III THE LETTERS OF CREDIT
ARTICLE IV TAXES, YIELD PROTECTION AND ILLEGALITY
ARTICLE V CONDITIONS PRECEDENT
ARTICLE VI REPRESENTATIONS AND WARRANTIES
ARTICLE VII AFFIRMATIVE COVENANTS
ARTICLE VIII NEGATIVE COVENANTS
ARTICLE IX EVENTS OF DEFAULT
ARTICLE X THE ADMINISTRATIVE AGENT
ARTICLE XI MISCELLANEOUS
SCHEDULE 1.1
SCHEDULE 1.2
SCHEDULE 2.1 COMMITMENTS
SCHEDULE 6.7 Plans
SCHEDULE 6.12 Environmental Matters
SCHEDULE 6.18 Subsidiaries
SCHEDULE 6.23 Changes, Etc.
SCHEDULE 8.1 Permitted Liens
SCHEDULE 8.4 Permitted Investments
SCHEDULE 11.2
EXHIBIT A NOTICE OF BORROWING
EXHIBIT B NOTICE OF CONVERSION/CONTINUATION
EXHIBIT C LEGAL OPINION OF COUNSEL FOR THE COMPANY
EXHIBIT D PLUM CREEK TIMBERLANDS, L.P. COMPLIANCE CERTIFICATE
SCHEDULE 1 TO THE COMPLIANCE CERTIFICATE [FINANCIALS]
SCHEDULE 2 TO THE COMPLIANCE CERTIFICATE ($ IN 000'S)
EXHIBIT E FORM OF CASH COLLATERAL ACCOUNT AGREEMENT
CASH COLLATERAL ACCOUNT AGREEMENT SCHEDULE I NOTICE ADDRESSES
CASH COLLATERAL ACCOUNT AGREEMENT SCHEDULE 2 AUTHORIZED REPRESENTATIVES OF THE COMPANY (FOR PURPOSES OF SECTION 4)
EXHIBIT F ASSIGNMENT AND ASSUMPTION AGREEMENT
ANNEX 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT
SCHEDULE 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT
ADMINISTRATIVE DETAILS
EXHIBIT G FORM OF TERM CREDIT PROMISSORY NOTE
TERM CREDIT COMMITMENT AND PAYMENTS OF PRINCIPAL
EXHIBIT H FORM OF REVOLVING CREDIT PROMISSORY NOTE
REVOLVING CREDIT COMMITMENT AND PAYMENTS OF PRINCIPAL
EXHIBIT I
SCHEDULE I To Letter
DEFINITIONS
EXHIBIT A To Letter
FORM OF Georgia-Pacific Corporation Officer's Certificate
SCHEDULE I to Officer's Certificate
SCHEDULE II to Officer's Certificate
Definitions
Certificate Of Merger